   As filed with the Securities and Exchange Commission on January 25, 1994
                                                           Registration No.  33
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                             ---------------------

                              NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)
           Delaware                          6711               41-0449260
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1000
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             ---------------------

             Stanley S. Stroup
Executive Vice President and General Counsel              Copy to:
            Norwest Corporation                      Mary E. Schaffner
               Norwest Center                       Norwest Corporation
            Sixth and Marquette                        Norwest Center
     Minneapolis, Minnesota  55479-1026             Sixth and Marquette
                612-667-8858                 Minneapolis, Minnesota  55479-1026
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
Title of Securities                   Amount      Proposed Maximum    Proposed Maximum      Amount of
       to Be                          to Be        Offering Price        Aggregate        Registration
     Registered                     Registered        Per Share        Offering Price          Fee
- ------------------------------------------------------------------------------------------------------
          Common Stock               340,000             N/A           $3,650,540 (3)       $1,258.81
(par value $1 2/3 per share) (1)    Shares (2)
======================================================================================================

(1) Each share of the registrant's common stock includes one preferred stock purchase right.
(2) Based upon an assumed maximum number of shares that may be issued in the transaction described herein.
(3) Estimated solely for purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value, computed as of September 30, 1993, the most recent practicable date, of all shares of capital stock to be acquired by the registrant in the transaction described herein.

                             ---------------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                              NORWEST CORPORATION

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)

    Form S-4 Item                               Prospectus Heading
    -------------                               ------------------
1.  Forepart of Registration Statement          Outside Front Cover Page
    and Outside Front Cover Page of
    Prospectus

2.  Inside Front and Outside Back Cover         Available Information;
    Pages of Prospectus                         Incorporation of Certain
                                                Documents by Reference;
                                                Table of Contents

3.  Risk Factors, Ratio of Earnings to Fixed    Summary Information
    Charges, and Other Information

4.  Terms of the Transaction                    The Transaction

5.  Pro Forma Financial Information             *

6.  Material Contacts with the Company          The Transaction
    Being Acquired

7.  Additional Information Required for         *
    Reoffering by Persons and Parties
    Deemed to be Underwriters

8.  Interests of Named Experts and Counsel      Legal Opinion

9.  Disclosure of Commission Position on        *
    Indemnification for Securities Act
    Liabilities

10. Information with Respect to S-3             Summary; The Merger;
    Registrants                                 Recent Operating Results of
                                                Norwest; Certain Regulatory
                                                Considerations

11. Incorporation of Certain Information        Incorporation of Certain
    by Reference                                Documents by Reference;
                                                Management and Additional
                                                Information

12. Information with Respect to S-2 or          *
    S-3 Registrants

                              NORWEST CORPORATION

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)

    Form S-4 Item                           Prospectus Heading
    -------------                           ------------------
13. Incorporation of Certain Information    *
    by Reference

14. Information with Respect to             *
    Registrants Other Than S-2 or S-3
    Registrants

15. Information with Respect to S-3         *
    Companies

16. Information with Respect to             *
    S-2 or S-3 Companies

17. Information with Respect to Companies   Summary--Selected Financial
    Other Than S-2 or S-3 Companies         Data; Summary--Comparative
                                            Unaudited Per Share Data;
                                            Information About Bancshares
                                            and the Bank

18. Information If Proxies, Consents,       Meeting Information;
    or Authorizations Are to Be Solicited   The Transaction--Dissenters'
                                            Rights

19. Information If Proxies, Consents, or    *
    Authorizations Are Not to Be Solicited
    in an Exchange Offer

- ------------------------
*Item is omitted because answer is negative or item is inapplicable.

                            D. L. BANCSHARES, INC.
                            211 WEST HOLMES STREET
                            DETROIT LAKES, MN 56501


                                       February __, 1994

Dear Shareholder:

  You are cordially invited to attend a special meeting of shareholders
(the "Special Meeting") of D. L. Bancshares, Inc. ("Bancshares") to be held at
3300 Norwest Center, Minneapolis, Minnesota 55402 on March __, 1994, at 10:00 a.m., local time. At the Special Meeting you will be asked to consider and vote upon the Agreement and Plan of Reorganization, dated as of September 22, 1993, as amended, among Bancshares, First National Bank of Detroit Lakes (the
"Bank"), and Norwest Corporation ("Norwest"), and the related Agreement and Plan of Merger (together, the "Merger Agreement"), providing for (a) the merger of Bancshares (the "Merger") with a wholly-owned subsidiary of Norwest and (b) subsequent to the Merger, the consolidation of the Bank with a wholly owned banking subsidiary of Norwest.

  Under the terms of the Merger Agreement, the Merger will result in the conversion of each share of Bancshares Class A Voting Common Stock and each share of Bancshares Class B Non-Voting Common Stock outstanding immediately prior to the time the Merger becomes effective into a number of shares of Norwest common stock (par value $1-2/3 per share) determined in accordance with the provisions of the Merger Agreement, which are described in the accompanying
Proxy Statement-Prospectus for the Special Meeting.

  The enclosed Proxy Statement-Prospectus contains a more complete description of the terms of the Merger. You are urged to read the Proxy
Statement-Prospectus carefully.

  The Board of Directors has approved the Merger Agreement as being in the best interest of Bancshares's shareholders and recommends that you vote in favor of the Merger. In making this recommendation, the Board of Directors has considered numerous factors including the consideration offered by Norwest and the structure of the proposed Merger, which allows shareholders of Bancshares to participate in the future of the combined organization and which is intended to qualify as a tax-free reorganization for federal income tax purposes. See
"THE TRANSACTION--Certain Federal Income Tax Consequences" in the Proxy
Statement-Prospectus.

  In order to ensure that your vote is represented at the Special Meeting, PLEASE DATE, SIGN, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.



                                     /s/ Robert A. Harris
                                     --------------------
                                     Robert A. Harris
                                     Chairman of the Board and President

                             D. L. BANCSHARES, INC.
                             211 WEST HOLMES STREET
                         DETROIT LAKES, MINNESOTA 56501
                         ------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               ON MARCH __, 1994
                         ------------------------------

  A special meeting of shareholders (the "Special Meeting") of D. L.
Bancshares, Inc. ("Bancshares), a Minnesota corporation, will be held at 3300
Norwest Center, Minneapolis, Minnesota 55402, on _______________, March __,
1994, at 10:00 a.m., local time, for the following purposes:

      1. To consider and vote upon the Agreement and Plan of Reorganization, dated as of September 22, 1993, as amended, (including the Agreement and Plan of Merger attached thereto) by and among Bancshares, First National
    Bank of Detroit Lakes (the "Bank"), a national banking association, and Norwest Corporation ("Norwest"), a Delaware corporation, a copy of which is included in the accompanying Proxy Statement-Prospectus as Appendix A, under the terms of which (a) a wholly-owned subsidiary of Norwest would be merged with Bancshares (the "Merger"), with Bancshares as the surviving corporation, and each outstanding share of (i) Class A Common Stock (the
    "Class A Common Stock"), par value $.01 per share and (ii) Class B Non-
    Voting Common Stock, par value $.01 per share (the "Class B Common Stock")
    (collectively, the "Bancshares Common Stock"), of Bancshares would be converted into shares of common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), and (b) subsequent to the consummation of the Merger, the Bank would be consolidated with a wholly-owned national banking subsidiary of Norwest; and to authorize such further action by the Board of Directors and proper officers of Bancshares as may be necessary or appropriate to carry out the intent and purposes of the Merger.

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only holders of record of Bancshares Class A Common Stock on the books of Bancshares at the close of business on February 15, 1994, will be entitled to vote at the Special Meeting or any adjournment thereof.

  Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                     By Order of the Board of Directors

                                     /s/ Raymond J. Schirmer
                                     Secretary and Treasurer
February __, 1994

HOLDERS OF BANCSHARES COMMON STOCK ARE URGED TO COMPLETE, SIGN, DATE, AND MAIL
THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.  NO POSTAGE IS
REQUIRED IF MAILED IN THE UNITED STATES.  IF YOU ATTEND THE SPECIAL MEETING,
YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON.  THE PROXY MAY BE
REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROXY
STATEMENT-PROSPECTUS.

                      FIRST NATIONAL BANK OF DETROIT LAKES
                             211 WEST HOLMES STREET
                         DETROIT LAKES, MINNESOTA 56501


                                    February __, 1994

Dear Stockholder:

  You are cordially invited to attend a special meeting of stockholders (the
"Special Meeting") of First National Bank of Detroit Lakes (the "Bank") to be held at the main office of the Bank, 211 West Holmes Street, Detroit Lakes, Minnesota 56501, on _________, March __, 1994, at 11:00 a.m., local time. At the Special Meeting you will be asked to consider and vote upon the consolidation (the "Bank Consolidation") of the Bank with Norwest Bank Detroit
Lakes, National Association ("Norwest Bank"), a wholly owned subsidiary of Norwest Corporation ("Norwest"), pursuant to the terms of the Agreement and Plan of Consolidation (the "Bank Consolidation Agreement"), to be entered into by the Bank and Norwest Bank and the related Agreement and Plan of Reorganization dated as of September 22, 1993, as amended, among D. L.
Bancshares, Inc., the Bank, and Norwest (the "Merger Agreement").

  Pursuant to the terms of the Merger Agreement and the Bank Consolidation
Agreement, in the Bank Consolidation, each share of common stock of the Bank
("Bank Common Stock") outstanding prior to the Bank Consolidation, other than shares owned by Norwest, will be converted into and exchanged for a number of shares of Norwest common stock (par value $1-2/3) ("Norwest Common Stock") determined in accordance with the provisions of the Merger Agreement, which are described in the enclosed Proxy Statement-Prospectus.

  Please read the enclosed Proxy Statement-Prospectus for further information concerning the Bank Merger and related transactions, and the parties involved.

  Approval of the Bank Consolidation requires the affirmative vote of a majority of the outstanding shares of Bank Common Stock. Your Board of Directors believes that the terms of the proposed transaction are fair and in the best interests of Bank stockholders, and therefore recommends approval of the Bank Merger.

                                    /s/ Robert A. Harris
                                    President

                      FIRST NATIONAL BANK OF DETROIT LAKES
                             211 WEST HOLMES STREET
                         DETROIT LAKES, MINNESOTA 56501
                        --------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               ON MARCH __, 1994
                        --------------------------------

  A special meeting of stockholders (the "Special Meeting"), of First
National Bank of Detroit Lakes (the "Bank"), a national banking association, will be held at the main office of the Bank, 211 West Holmes Street, Detroit
Lakes, Minnesota 56501 on _________, March __, 1994, at 11:00 a.m., local time, for the following purposes:

      1. To consider and vote upon whether the proposed consolidation (the
    "Consolidation") of First National Bank of Detroit Lakes with Norwest Bank
    Detroit Lakes, National Association ("Norwest Bank"), an interim national banking association to be formed as a wholly-owned subsidiary of Norwest
    Corporation, a Delaware corporation, pursuant to the terms of the Agreement and Plan of Consolidation (the "Bank Consolidation Agreement"), to be entered into by the Bank and Norwest Bank (the form of which is attached as Appendix B to the accompanying Proxy Statement-Prospectus), under the laws of the United States, shall be ratified and confirmed; and to vote upon any other matters incidental to the Consolidation.

      2. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only stockholders of record on the books of the Bank at the close of business on February 15, 1994, will be entitled to vote at the Special Meeting or any adjournment thereof.

  Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                     By Order of the Board of Directors


                                     /s/ Raymond J. Schirmer
                                     Executive Vice President & Cashier

 February __, 1994


                 HOLDERS OF BANK COMMON STOCK ARE URGED TO READ
                    THE ENCLOSED PROXY STATEMENT-PROSPECTUS
                           CAREFULLY AND COMPLETELY.

                     THE BANK IS NOT ASKING YOU FOR A PROXY
             AND YOU ARE REQUESTED NOT TO SEND A PROXY TO THE BANK.



                              PROXY STATEMENT OF
                             D. L. BANCSHARES, INC.
                     FOR A SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH __, 1994
                             ---------------------
                            INFORMATION STATEMENT OF
                      FIRST NATIONAL BANK OF DETROIT LAKES
                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH __, 1994
                                  ____________

                                   PROSPECTUS
                                       OF
                              NORWEST CORPORATION
                                  COMMON STOCK

      This Prospectus of Norwest Corporation ("Norwest") relates to the issuance of up to 450,000 shares of the common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock") issuable to (i) the shareholders of D. L.
 Bancshares, Inc. ("Bancshares") upon consummation of the proposed merger (the
 "Merger") of a wholly-owned subsidiary of Norwest, Norwest Acquisition Co.
 ("Merger Co.") with and into Bancshares, with Bancshares as the surviving corporation, pursuant to the terms of an Agreement and Plan of Reorganization, dated as of September 22, 1993, as amended, by and among Bancshares, First
 National Bank of Detroit Lakes (the "Bank"), and Norwest (together with the
 Agreement and Plan of Merger attached thereto, the "Merger Agreement"), and
 (ii) the stockholders, other than Bancshares, of the Bank upon consummation of the proposed consolidation (the "Bank Consolidation") of the Bank with Norwest
 Bank Detroit Lakes, National Association ("Norwest Interim Bank"), an interim national banking association to be formed as a wholly owned subsidiary of Norwest, pursuant to the terms of an Agreement and Plan of Consolidation to be entered into by the Bank and Norwest Interim Bank (the "Bank Consolidation
 Agreement"). The Merger and the Bank Consolidation are sometimes hereinafter collectively referred to as the "Reorganizations." The Merger Agreement and the form of the Bank Consolidation Agreement (collectively, the "Reorganization
 Documents") are set forth in Appendix A and Appendix B, respectively, to this Proxy Statement-Prospectus and are incorporated by reference herein.

      This Prospectus also serves as the Proxy Statement of Bancshares for a special meeting of its shareholders to be held on _________ March __, 1994 (the
 "Bancshares Special Meeting"), and the Information Statement of the Bank for a special meeting of its shareholders to be held on March __, 1994 (the "Bank
 Special Meeting").

      Except as described herein, upon consummation of the Reorganizations, each outstanding share of (i) the Class A Voting Common Stock (the "Class A Common
 Stock") and (ii) the Class B Non-Voting Common Stock (the "Class B Common
 Stock") of Bancshares (collectively, the "Bancshares Common Stock") and each outstanding share of common stock of the Bank ("Bank Common Stock"), other than shares of Bank Common Stock owned by Bancshares, will be converted into shares of Norwest Common Stock. The actual number of shares of Norwest Common Stock to be issued upon consummation of the Reorganizations will be based on the equity of the Bank (as defined in the Merger Agreement), on the net assets
 (liabilities) of Bancshares (other than its shares in the Bank), and on the market price of Norwest Common Stock determined during a measurement period provided for in the Reorganization Agreements.

      For a more complete description of the Merger Agreement and the Bank
 Consolidation Agreement and the terms of the Merger and the Bank Consolidation, see "THE TRANSACTION."

      This Proxy Statement-Prospectus and the form of proxy for the special meeting of Bancshares shareholders are first being mailed to shareholders of
 Bancshares and to shareholders of the Bank on or about January __, 1994.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROXY STATEMENT-PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
        The date of this Proxy Statement-Prospectus is January __, 1994.





                             AVAILABLE INFORMATION

      Norwest is subject to the informational requirements of the Securities
 Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Norwest files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission").

      Reports, proxy statements, and other information concerning Norwest can be inspected and copied at the public reference facilities of the Commission, Room
 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New
 York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago,
 Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street,
 N.W., Washington, D.C. 20549. Reports, proxy statements, and other information filed by Norwest with the New York Stock Exchange and the Chicago Stock
 Exchange may be inspected at the offices of the New York Stock Exchange at 20
 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock
 Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois
 60605.

      This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the
 "Registration Statement") covering the securities offered hereby that Norwest has filed with the Commission. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission.
 Reference is hereby made to such omitted portions for further information with respect to Norwest, Bancshares, and the securities offered hereby.

                                       2

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH
 ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH.  DOCUMENTS RELATING TO NORWEST,
 EXCLUDING EXHIBITS, UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE
 WITHOUT CHARGE UPON REQUEST TO LAUREL A. HOLSCHUH, SECRETARY, NORWEST
 CORPORATION, NORWEST CENTER, SIXTH AND MARQUETTE, MINNEAPOLIS, MINNESOTA
 55479-1026, TELEPHONE (612) 667-8655.  IN ORDER TO ENSURE TIMELY DELIVERY OF
 THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY __, 1993.

      The following documents filed by Norwest with the Commission are incorporated by reference in, and made a part of, this Proxy Statement-
 Prospectus:  (i) Annual Report on Form 10-K for the year ended December 31,
 1992, as amended by Amendment No. 1 on Form 8 dated March 3, 1993; (ii)
 Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30,
 1993 and September 30, 1993; (iii) Current Reports on Form 8-K dated February
 8, 1993, March 12, 1993, June 28, 1993, August 10, 1993, August 31, 1993,
 September 15, 1993, September 27, 1993, October 25, 1993 and December 29, 1993;
 and (iv) the description of Norwest Common Stock, 10.24% Cumulative Preferred
 Stock, Cumulative Convertible Preferred Stock, Series B, and Series A Junior
 Participating Preferred Stock Purchase Rights contained in the Registration
 Statements filed pursuant to Section 12 of the Securities Exchange Act, as amended, (the "Exchange Act") and any amendment or report filed for the purpose of updating any such description.

      All documents filed by Norwest with the Commission pursuant to Sections
 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                                       3

                               TABLE OF CONTENTS



                                                                            Page
                                                                            ----
 AVAILABLE INFORMATION......................................................  2
 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  3

 SUMMARY....................................................................  6
    The Companies...........................................................  6
    Terms of the Transaction................................................  7
    Special Meetings and Vote Required......................................  8
    Reasons for the Reorganizations; Recommendations of the Boards of
     Directors..............................................................  9
    Effective Dates of the Reorganizations..................................  9
    Regulatory Approvals...................................................  10
    Management and Operations After the Reorganizations....................  10
    Interests of Certain Persons in the Transaction........................  10
    Rights of Dissenting Shareholders......................................  10
    Certain Federal Income Tax Consequences................................  10
    Markets and Market Prices..............................................  11
    Certain Differences in Rights of Shareholders..........................  11
    Comparative Unaudited Per Share Data...................................  11
    Selected Financial Data................................................  14

 MEETING INFORMATION.......................................................  17
    General................................................................  17
    Date, Place, and Time..................................................  17
    Record Date; Vote Required.............................................  17
    Principal Shareholders and Security Ownership of Management of
     Bancshares............................................................  18
    Principal Stockholders and Security Ownership of Management of
     the Bank..............................................................  20
    Voting and Revocation of Proxies for the Bancshares Special Meeting....  21
    Solicitation of Proxies for the Bancshares Special Meeting.............  21

 THE TRANSACTION...........................................................  22
    Reasons for the Merger.................................................  22
    Reasons for the Bank Consolidation.....................................  22
    Terms of the Reorganization............................................  23
    Effective Dates of the Reorganizations.................................  25
    Surrender of Certificates..............................................  26
    Other Terms and Conditions to the Reorganizations......................  27
    Regulatory Approvals...................................................  28
    Business Pending the Reorganizations...................................  29
    Waiver, Amendment, and Termination.....................................  31
    Management and Operations After the Reorganizations....................  31
    Interest of Certain Persons in the Transaction.........................  32
    Certain Differences in Rights of Shareholders..........................  33
    Dissenter's Rights of Bancshares Shareholders..........................  38
    Appraisal Rights of Dissenting Bank Shareholders.......................  40
    Certain Federal Income Tax Consequences................................  41
    Resale of Norwest Common Stock.........................................  42
    Dividend Reinvestment and Optional Cash Payment Plan...................  43
    Accounting Treatment...................................................  43
    Expenses...............................................................  43


                                       4

 INFORMATION ABOUT BANCSHARES AND THE BANK..................................  45
    General.................................................................  45
    The Bank................................................................  45
    Competition.............................................................  45
    Employees...............................................................  45
    Market Prices and Dividends.............................................  45
    Regulation..............................................................  46
    Management's Discussion and Analysis of Financial Condition and Results
      of Operations.........................................................  46

 RECENT OPERATING RESULTS OF NORWEST........................................ 102

 CERTAIN REGULATORY CONSIDERATIONS.......................................... 104
    General................................................................. 104
    Dividend Restrictions................................................... 104
    Holding Company Structure............................................... 104
    Capital Requirements.................................................... 105
    Federal Deposit Insurance Corporation Improvement Act of 1991........... 106
    FDIC Insurance.......................................................... 108

 EXPERTS.................................................................... 109

 LEGAL OPINION.............................................................. 109

 MANAGEMENT AND ADDITIONAL INFORMATION...................................... 109

 INDEX TO FINANCIAL STATEMENTS.............................................  F-1



 APPENDIX A  AGREEMENT AND PLAN OF REORGANIZATION, AND AGREEMENT
             AND PLAN OF MERGER (THE MERGER AGREEMENT)

 APPENDIX B  AGREEMENT AND PLAN OF CONSOLIDATION
             (THE BANK CONSOLIDATION AGREEMENT)

 APPENDIX C  MINNESOTA STATUTE SECTIONS 302A.471 and 302A.473

 APPENDIX D  UNITED STATES CODE, TITLE 12, SECTION 215

 APPENDIX E  BANKING CIRCULAR 259

                               -----------------

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
 REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN
 OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING
 BEEN AUTHORIZED.  THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER
 TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE NORWEST COMMON STOCK
 OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN
 ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO
 MAKE SUCH OFFER OR SOLICITATION.  NEITHER THE DELIVERY OF THIS PROXY STATEMENT-
 PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY
 CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
 AFFAIRS OF NORWEST OR BANCSHARES SINCE THE DATE OF THIS PROXY STATEMENT-
 PROSPECTUS.

                                       5


                                    SUMMARY

       The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-
 Prospectus, the Appendices hereto, and the documents incorporated by reference herein. When used in this Proxy Statement-Prospectus, the terms "Norwest", "Bancshares", and "Bank" refer to Norwest Corporation, D.L. Bancshares, Inc., and First National Bank of Detroit Lakes, respectively, and where the context requires, such entities and their respective subsidiaries. All information concerning Norwest included in this Proxy Statement-Prospectus has been furnished by Norwest, and all information concerning Bancshares and the Bank included in this Proxy Statement-Prospectus has been furnished by Bancshares and the Bank to Norwest for incorporation herein. ON APRIL 27, 1993, THE BOARD
 OF DIRECTORS OF NORWEST DECLARED A 2-FOR-1 STOCK SPLIT IN THE FORM OF A 100%
 STOCK DIVIDEND ON NORWEST COMMON STOCK, WHICH WAS DISTRIBUTED ON JUNE 28, 1993,
 TO HOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON JUNE 4, 1993.  THE INFORMATION
 IN THIS PROXY STATEMENT-PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO THE
 STOCK SPLIT.

 THE COMPANIES

       NORWEST CORPORATION

       Norwest Corporation is a regional bank holding company organized under the laws of Delaware in 1929 and registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As a diversified financial services organization, Norwest operates through subsidiaries engaged in banking and in related businesses. Norwest provides retail, commercial, and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, North Dakota, Ohio, South Dakota,
 Wisconsin, and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance, computer and data processing services, trust services, and venture capital investments.

       At September 30, 1993, Norwest had consolidated total assets of $50.4 billion, total deposits of $31.6 billion, and total stockholders' equity of $3.4 billion. Based on total assets at September 30, 1993, Norwest was the 13th largest commercial banking organization in the United States. Norwest recently completed, through its subsidiary GST Co., the acquisition of First
 United Bank Group, Inc. ("First United"), a bank holding company headquartered in Albuquerque, New Mexico, in exchange for 17,785,447 shares (excluding shares reserved for stock options) of Norwest Common Stock. First United owned and operated banks in New Mexico and Texas as well as other subsidiaries engaged in related businesses, and had $3.5 billion in assets at September 30, 1993.

       Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. Generally, management of Norwest does not make a public announcement about an acquisition until a definitive agreement has been signed. Norwest has also entered into definitive agreements for the acquisition of various other financial institutions having aggregate total assets at September 30, 1993, of $1.3 billion. Certain of these acquisitions have received regulatory approval and are expected to be completed in the first or second quarter of 1994. The remaining acquisitions are subject to the approval of regulatory authorities and are also expected to be completed in the second quarter of 1994. None of these

                                       6


 acquisitions are significant for the financial statements of Norwest, either individually or in the aggregate.

       Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is 612-667-1234.

       Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "INCORPORATION OF CERTAIN
 DOCUMENTS BY REFERENCE."

       D. L. BANCSHARES, INC. AND FIRST NATIONAL BANK OF DETROIT LAKES

       Bancshares is a one-bank holding company organized under the laws of Minnesota in 1982 and registered under the BHC Act. It owns 95.24% of the stock of its sole subsidiary, First National Bank of Detroit Lakes, Detroit
 Lakes, Minnesota. As of September 30, 1993, Bancshares had total consolidated assets of $77.7 million, and total stockholders' equity of $3.4 million.

       The Bank was incorporated in 1927 as a national bank.  As of September
 30, 1993, the Bank reported total assets of $76.9 million, total deposits of $68.1 million, and net loans outstanding of $45.9 million.

       The principal executive offices of Bancshares and the Bank are located at 211 West Holmes Street, Detroit Lakes, Minnesota 56501. The telephone number of Bancshares and the Bank is 218-847-1361.

 TERMS OF THE TRANSACTION

      The Merger Agreement provides for the merger of Merger Co. with and into Bancshares, with Bancshares as the surviving corporation. Upon consummation of the Merger, the outstanding shares of Bancshares Common Stock (other than shares as to which statutory dissenters' rights have been exercised and not forfeited) will be converted into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Merger Agreement. The exact number of shares of Norwest Common Stock into which each outstanding share of Bancshares Common Stock will be converted will be determined by a conversion factor (the "Merger Conversion Factor") based on the equity of the Bank as determined in accordance with generally accepted accounting principles
 (excluding certain adjustments for investments available for sale and marketable equity securities), the average of the closing prices of Norwest
 Common Stock during a specified period, and the number of shares of Bancshares
 Common Stock outstanding immediately prior to the Effective Time of the Merger.

      The Merger Agreement, and the Bank Consolidation Agreement also provide for the consolidation of the Bank with Norwest Interim Bank under the charter of the Bank (the "Bank Consolidation") following the Effective Time of the Merger. Upon consummation of the Bank Consolidation, the outstanding shares of Bank Common Stock (other than shares owned by Bancshares and shares as to which statutory dissenters' rights of appraisal have been exercised and not forfeited) will be converted into shares of Norwest Common Stock in accordance with the provisions of the Bank Consolidation Agreement. The exact number of shares of Norwest Common Stock into which each outstanding share of Bank Common
 Stock will be converted will be determined by a conversion factor (the "Bank
 Conversion Factor") based on the net assets (liabilities) of Bancshares (other than its shares in the

                                       7


 Bank), the average of the closing prices of Norwest Common Stock during a specified period, and the number of shares of Bank Common Stock owned by shareholders other than Bancshares immediately prior to the Effective Time of the Bank Consolidation (as defined below). See "THE TRANSACTION--Terms of the
 Reorganizations."

 SPECIAL MEETINGS AND VOTE REQUIRED

      BANCSHARES SPECIAL MEETING

      The special meeting of Bancshares shareholders (the "Bancshares Special
 Meeting") to consider and vote on the Merger will be held on _________ March
 __, 1994, at 10:00 a.m., local time, at 3300 Norwest Center, Minneapolis,
 Minnesota 55402. Only holders of record of Bancshares Class A Common Stock at the close of business on February 15, 1994, will be entitled to vote on the Merger at the Bancshares Special Meeting. At such date, there were 9,245 shares of Bancshares Class A Common Stock outstanding. Each share of
 Bancshares Class A Common Stock is entitled to one vote. For additional information relating to the Bancshares Special Meeting, see "MEETING
 INFORMATION."

      Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Bancshares Class A Common
 Stock.  AS OF THE RECORD DATE FOR THE BANCSHARES SPECIAL MEETING, THREE MEMBERS
 OF THE FINGERHUT FAMILY AND A RELATED FAMILY TRUST (THE "FINGERHUT
 SHAREHOLDERS") OWNED OR CONTROLLED THE VOTING OF 9,215 SHARES, OR 99.68% OF THE
 OUTSTANDING SHARES OF BANCSHARES CLASS A COMMON STOCK, THE SOLE CLASS OF
 BANCSHARES COMMON STOCK WITH THE RIGHT TO VOTE ON THE MERGER. ACCORDINGLY,
 WITHOUT THE VOTE OF THE REMAINING BANCSHARES SHAREHOLDERS, THE FINGERHUT
 SHAREHOLDERS WILL HAVE THE ABILITY TO EFFECT THE MERGER.  The Fingerhut
 Shareholders have informed Bancshares that they intend to vote all of their shares in favor of the Merger Agreement. The remaining outstanding shares of Bancshares Common Stock are held by the directors of Bancshares, certain of whom may also be deemed to be affiliates of the Fingerhut Shareholders. At the record date, directors and executive officers of Norwest did not own beneficially any shares of Bancshares Common Stock. See "MEETING
 INFORMATION--Record Date; Vote Required" and "MEETING INFORMATION--Principal
 Shareholders and Security Ownership of Management of Bancshares."

      BANK SPECIAL MEETING

      The special meeting of Bank stockholders (the "Bank Special Meeting") to consider and vote on the Bank Consolidation will be held on _________ March __, 1994, at 11:00 a.m., local time, at the main office of the Bank, 211 West
 Holmes Street, Detroit Lakes, Minnesota 56501.  Only holders of record of Bank
 Common Stock at the close of business on February 15 1994, will be entitled to vote at the Bank Special Meeting. At such date, there were 9,245 shares of Bank Common Stock outstanding. Each share of Bank Common Stock is entitled to one vote. For additional information relating to the Bank Special Meeting, see
 "MEETING INFORMATION."

      Approval of the Bank Consolidation Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Bank Common Stock.
 AS OF THE RECORD DATE FOR THE BANK SPECIAL MEETING, BANCSHARES HELD 8,805, OR
 95.24%, OF THE OUTSTANDING SHARES OF BANK COMMON STOCK.  ACCORDINGLY, WITHOUT
 THE VOTE OF THE REMAINING BANK SHAREHOLDERS, BANCSHARES WILL HAVE THE ABILITY
 TO EFFECTUATE THE BANK CONSOLIDATION.  In

                                       8


 addition, directors of the Bank beneficially own all of the remaining 440 shares of the Bank Common Stock. Management of Bancshares and such directors have informed the Bank that they intend to vote all of their shares in favor of the Bank Consolidation Agreement. At the record date, directors and executive officers of Norwest did not own beneficially any shares of the Bank Common
 Stock.  See "MEETING INFORMATION--Record Date; Vote Required" and "MEETING
 INFORMATION--Principal Shareholders and Security Ownership of Management of the
 Bank."

 REASONS FOR THE REORGANIZATIONS; RECOMMENDATION OF THE BOARDS OF DIRECTORS

      The Board of Directors of Bancshares carefully considered and approved the terms of the Merger unanimously as being in the best interests of Bancshares and its shareholders and recommends that Bancshares shareholders vote FOR the proposal to approve the Merger Agreement.

      The Board of Directors of the Bank carefully considered and approved the terms of the Bank Consolidation unanimously as being in the best interests of the Bank and its stockholders and recommends that Bank stockholders vote FOR the proposal to approve the Bank Consolidation Agreement. See "THE
 TRANSACTION--Reasons for the Reorganizations."

      The recommendations of Bancshares's Board of Directors and of the Bank's
 Board of Directors is based upon a number of factors, including the financial terms of the Merger Agreement and the Bank Consolidation Agreement, the opportunity for the shareholders of Bancshares and the Bank, respectively, to diversify their investment into Norwest, a company with substantially greater financial strength, management depth, and capital resources than Bancshares or the Bank, the tax-free nature of the transaction, and the active and liquid trading market of Norwest's Common Stock on the NYSE.

 EFFECTIVE DATES OF THE REORGANIZATIONS

      Subject to the terms and conditions of the Merger Agreement, the Merger will be effective at 11:59 p.m., Minneapolis, Minnesota time (the "Effective
 Time of the Merger") on the date on which the appropriate filings are made with the Secretaries of State of the States of Minnesota and Delaware (the
 "Effective Date of the Merger").  Such filings will be made on the "Closing
 Date" (as defined below).  Subject to the terms and conditions of the Bank
 Consolidation Agreement, the Bank Consolidation will be effective at 12:01 a.m., Minneapolis, Minnesota time (the "Effective Time of the Consolidation") on the date specified in the certificate of approval issued by the Office of the Comptroller of the Currency with respect to such Bank Consolidation (the
 "Effective Date of the Consolidation"), which date shall be the first business day after the Effective Time of the Merger. The Effective Date of the Merger and the Effective Date of the Bank Consolidation are sometimes hereinafter referred to collectively as the "Effective Dates of the Reorganizations." The date of the closing of the Reorganizations (the "Closing Date") will occur on the third business day after the last day of the calendar month in which all conditions to the Merger contained in the Merger Agreement have occurred or on such other date upon which the parties may agree. The parties expect the closing of the Reorganizations to occur as soon as possible following shareholder approval of the Reorganizations. See "THE TRANSACTION--Effective
 Dates of the Reorganizations" and "THE TRANSACTION--Conditions to the Reorganizations."

                                       9

 REGULATORY APPROVALS

      The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Bank
 Consolidation is also subject to the prior approval of the Office of the Comptroller of the Currency ("OCC"). The Merger was approved by the Federal
 Reserve Board on December 21, 1993.  As of the date of this Proxy Statement-
 Prospectus, the OCC has not yet approved the Bank Consolidation.  See "THE
 TRANSACTION--Regulatory Approvals."

 MANAGEMENT AND OPERATIONS AFTER THE REORGANIZATIONS

      Following the Reorganizations, Norwest intends to operate at the Bank's present locations and to offer products and services offered by Norwest affiliates. See "THE TRANSACTION--Management and Operations After the
 Reorganizations."

 INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

       Certain directors and executive officers of, respectively, Bancshares and the Bank, may be deemed to have certain interests in the Merger and the Bank
 Consolidation that are in addition to their interest (if any) as shareholders of Bancshares and the Bank. These include provisions in an employment agreement with Robert A. Harris, who is, respectively, chairman and president of Bancshares and president of the Bank, for cash payments under a phantom stock plan and certain cash consideration to be paid to Ray Schirmer, and to Daniel T. Kronlund, who are executive officers of the Bank, upon consummation of the Reorganizations. In addition, at the closing of the Reorganizations, Norwest has agreed to pay or cause to be paid in full, certain loans from specified entities controlled by the Fingerhut Shareholders to Bancshares. The
 Bancshares Board of Directors and the Bank Board of Directors were both aware of these interests and considered them, among other things, in unanimously approving the Merger Agreement and the Bank Consolidation Agreement and the Transaction contemplated thereby. See "THE TRANSACTION--Interests of Certain
 Persons in the Transaction."

 RIGHTS OF DISSENTING SHAREHOLDERS

      Under Minnesota law, Bancshares shareholders who dissent from the Merger are entitled to obtain payment of the fair value of their shares instead of receiving Norwest Common Stock in the Merger. Under federal law, dissenting
 Bank shareholders who comply with the requisite statutory procedures will be entitled to receive an appraisal value of their shares instead of receiving
 Norwest Common Stock in the Consolidation. The value so determined could be more than, the same as, or less than the value of the consideration to be received by Bancshares shareholders pursuant to the Merger Agreement or by Bank shareholders pursuant to the Consolidation Agreement, who do not dissent. With respect to both shareholders of Bancshares and Bank, failure to comply with statutory procedures in the exercise of dissenters' rights may nullify such rights. See --"THE TRANSACTION--Rights of Dissenting Bancshares Shareholders;
 and "--"Rights of Dissenting Bank Shareholders."

 CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The Merger and the Bank Consolidation are each expected to qualify for federal income tax purposes as a tax-free reorganization, and it is a condition to consummation of the Reorganizations that Bancshares receive an opinion of its counsel that the Reorganizations will so qualify. Such opinion will not be binding on the Internal Revenue Service.

                                       10


      If the Merger and the Bank Consolidation (as the case may be) qualify as a tax-free reorganization, shareholders of Bancshares and the Bank (as the case may be) will generally recognize no gain or loss for federal income tax purposes on the exchange of their Bancshares Common Stock or Bank Common Stock
 (as the case may be) for Norwest Common Stock, except to the extent they receive cash in lieu of fractional shares of Bancshares Common Stock or Bank
 Common Stock or as a result of their exercise of their statutory rights to object to the Merger or the Bank Consolidation. See "THE TRANSACTION--Certain
 Federal Income Tax Consequences."

      SHAREHOLDERS OF BANCSHARES AND THE BANK SHOULD READ CAREFULLY THE
 DISCUSSION SET FORTH UNDER "THE TRANSACTION--CERTAIN FEDERAL INCOME TAX
 CONSEQUENCES" AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE
 SPECIFIC CONSEQUENCES TO THEM OF THE MERGERS UNDER FEDERAL, STATE, LOCAL, AND
 ANY OTHER APPLICABLE TAX LAWS.

 MARKETS AND MARKET PRICES

      Norwest Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange (the "CSE"). On September 21, 1993, the last trading day preceding public announcement of the proposed Merger, the closing price per share of Norwest Common Stock was $26.125 and on January __, 1994, (most recent practicable date prior to the effective date of this Proxy
 Statement-Prospectus for which such information was available), the price was $__.__. There is no public market for Bancshares Common Stock or Bank Common
 Stock. Shareholders of Bancshares and shareholders of the Bank are advised to obtain current market quotations for Norwest Common Stock. The market price for Norwest Common Stock will fluctuate between the date of this Proxy
 Statement-Prospectus and the Effective Dates of the Reorganizations, which may be a period of several weeks or months. As a result, the market value of the Norwest Common Stock that shareholders of Bancshares and of the Bank ultimately receive in the Merger or the Bank Consolidation, as the case may be, could be more or less than its market value on the date of this Proxy Statement-
 Prospectus.  No assurance can be given concerning the market price of Norwest
 Common Stock before or after the Effective Dates of the Reorganizations.

 CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

      Upon consummation of the Reorganizations, shareholders of Bancshares and shareholders of the Bank will become stockholders of Norwest. As a result, such shareholders' respective rights will change significantly. See "THE
 TRANSACTION--Certain Differences in Rights of Shareholders."

 COMPARATIVE UNAUDITED PER SHARE DATA

    The following table presents selected comparative unaudited per share data for Norwest Common Stock on a historical and pro forma combined basis and for Bancshares Common Stock and Bank Common Stock on a historical and a pro forma equivalent basis giving effect to the Merger and the Bank Consolidation using the pooling of interests method of accounting. See "THE TRANSACTION--
 Accounting Treatment." This information is derived from the consolidated historical financial statements of Norwest, including the related notes thereto, incorporated by reference in this Proxy Statement-Prospectus, the consolidated historical financial statements of Bancshares, and the historical financial statements of the Bank, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. This information should be read in conjunction with such historical financial statements and the

                                       11

 related notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INFORMATION ABOUT BANCSHARES AND THE BANK."

    This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger and the Bank Consolidation been consummated prior to the periods indicated.

                                       12

                      COMPARATIVE UNAUDITED PER SHARE DATA


                              Norwest Common Stock  Bancshares Common Stock   Bank Common Stock
                             ---------------------  -----------------------  ----------------------
                                         Pro Forma               Pro Forma               Pro Forma
                             Historical   Combined   Historical  Equivalent  Historical  Equivalent
                             ----------  ---------  -----------  ----------  ----------  ----------

BOOK VALUE (1):

  September 30, 1993            $10.65      10.65       36.36       33.87      656.95      461.80
  December 31, 1992               9.69       9.69       28.33       30.82      656.17      420.16

DIVIDENDS DECLARED (2):

Nine Months Ended:
  September 30, 1993             0.475      0.475       0.000       1.511      97.000      20.597

Year Ended:
  December 31, 1992              0.540      0.540       0.000       1.717      32.000      23.416
  December 31, 1991              0.470      0.470       0.000       1.495       0.000      20.381
  December 31, 1990              0.423      0.423       0.000       1.345       0.000      18.343

NET INCOME (3):

Nine Months Ended:
  September 30, 1993              1.53       1.53        8.03        4.88       98.14       66.55

Year Ended:
  December 31, 1992               1.16       1.16       10.01        3.69      104.71       50.27
  December 31, 1991               1.33       1.33        3.63        4.23       51.92       57.64
  December 31, 1990               0.57       0.57        2.90        1.80       70.95       24.60

(1) The pro forma combined book values per share of Norwest Common Stock are based upon the historical total common equity for Norwest and Bancshares divided by total pro forma common shares of the combined entities assuming (i) conversion of the outstanding Bancshares Common Stock at an assumed Merger Conversion Factor of 3.18044 and (ii) conversion of the outstanding Bank Common Stock (other than shares owned by Norwest as a result of the Merger) at an assumed Bank Merger Conversion Factor of 43.36294. The pro forma equivalent book values per share of Bancshares Common Stock and per share of Bank Common Stock represent the pro forma combined amounts multiplied by the assumed Merger Conversion Factor and the assumed Bank Merger Conversion Factor, respectively. The assumed conversion factors used in this table, which are based on an assumed aggregate number of shares of Norwest Common Stock of 313,111.39 to be issued in the Reorganizations and an assumed Norwest Measurement Price of $27.625 (based on closing price on September 30, 1993, not the 10 trading-day average of closing prices), would result in the issuance of 294,031.70 shares of Norwest Common Stock upon conversion of all outstanding shares of Bancshares Common Stock in the Merger and of 19.079.69 shares upon conversion of all outstanding shares of Bank Common Stock (other than shares owned by Norwest as a result of the Merger) in the Bank Merger. See "THE TRANSACTION--Terms of the Transaction."

(2) Assumes no changes in cash dividends per share. The pro forma equivalent dividends per share of Bancshares Common Stock and per share of Bank Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by 3.18044 and 43.36294, respectively.

(3) The pro forma combined net income per share (based on fully diluted net income and weighted average shares outstanding) is based upon the combined historical net income for Norwest and Bancshares divided by the average pro forma common shares of the combined entities, assuming a Merger Conversion Factor of 3.18044 and a Bank Merger Conversion Factor of 43.36294. The pro forma equivalent net income per share of Bancshares Common Stock and Bank Common Stock represents the pro forma combined net income per share multiplied by
3.18044 and 43.36294, respectively.

 SELECTED FINANCIAL DATA

    The following table sets forth certain selected historical financial information for Norwest, Bancshares, and the Bank. The income statement and balance sheet data included in the selected financial data for the five years ended December 31, 1992, are derived from the audited consolidated financial statements of Norwest for such five-year period, the audited consolidated financial statements of Bancshares and the unaudited financial statements of the Bank for the year ended December 31, 1992, and the unaudited consolidated financial statements of Bancshares and the unaudited financial statements of the Bank for the four years ended December 31, 1991. The financial data for the nine-month periods ended September 30, 1993 and 1992, are derived from the unaudited historical financial statements of Norwest, Bancshares, and the Bank. All financial information derived from unaudited financial statements reflects, in the respective opinions of management of Norwest, Bancshares, and the Bank, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1993, are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. This information should be read in conjunction with the consolidated financial statements of Norwest and the related notes thereto, included in documents incorporated herein by reference, and in conjunction with consolidated financial statements of Bancshares and the financial statements of the Bank, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INFORMATION ABOUT BANCSHARES AND THE BANK."

                            SELECTED FINANCIAL DATA

                                               NINE MONTHS
                                           ENDED SEPTEMBER 30                  YEAR ENDED DECEMBER 31
                                          --------------------  ---------------------------------------------------
                                            1993       1992      1992(1)     1991     1990(2)    1989(3)     1988
                                          ---------  ---------  --------   --------  --------   --------   --------
                                                            (In millions except per share amounts)
NORWEST:
 Interest income                          $ 2,768.2   2,680.0    3,587.0    3,802.1   3,690.7    3,440.7    2,948.2
 Interest expense                           1,011.2   1,168.9    1,509.2    2,024.2   2,201.9    2,100.9    1,696.4
                                          ---------  --------   --------   --------  --------   --------   --------
  Net interest income                       1,757.0   1,511.1    2,077.8    1,777.9   1,489.5    1,339.8    1,251.8
 Provision for credit losses                   99.6     154.5      266.7      401.9     428.3      225.5      184.0
 Non-interest income                        1,116.5     923.8    1,228.8    1,031.2     872.1      711.9      604.0
 Non-interest expenses                      2,090.4   1,775.8    2,436.6    1,939.5   1,666.9    1,455.3    1,359.6
                                          ---------  --------   --------   --------  --------   --------   --------
  Income before income taxes                  683.5     504.6      603.3      467.7     266.4      370.9      312.2
 Income tax expense                           204.9     130.1      163.2       66.8     110.1       96.0       28.4
                                          ---------  --------   --------   --------  --------   --------   --------
 Income before cumulative effect
  of a change in accounting method            478.6     374.5      440.1      400.9     156.3      274.9      283.8
 Cumulative effect on years prior to
  1992 of change in accounting method            --     (76.0)     (76.0)        --        --         --         --
                                          ---------  --------   --------   --------  --------   --------   --------
 Net income                               $   478.6     298.5      364.1      400.9     156.3      274.9      283.8
                                          =========  ========   ========   ========  ========   ========   ========
 Net income per share:
  Primary:
   Before cumulative effect of a
    change in accounting method                1.56      1.22       1.42       1.34      0.57       1.00       1.04
   Cumulative effect on years prior to
    1992 of change in accounting method          --     (0.26)     (0.26)        --        --         --         --
                                          ---------  --------   --------   --------  --------   --------   --------
   Net income                             $    1.56      0.96       1.16       1.34      0.57       1.00       1.04
                                          =========  ========   ========   ========  ========   ========   ========
  Fully diluted:
   Before cumulative effect of a
    change in accounting method           $    1.53      1.20       1.41       1.33      0.57       0.99       1.02
   Cumulative effect on years prior to
    1992 of change in accounting method          --     (0.25)     (0.25)        --        --         --         --
                                          ---------  --------   --------   --------  --------   --------   --------
  Net income                              $    1.53      0.95       1.16       1.33      0.57       0.99       1.02
                                          =========  ========   ========   ========  ========   ========   ========
 Dividends declared per
  common share                            $   0.475     0.395      0.540      0.470     0.423      0.380      0.325
 At period end:
  Total assets                            $50,387.9  43,278.0   46,657.2   42,736.3  41,088.4   36,229.3   32,984.5
  Long-term debt                            6,001.7   4,455.7    4,481.0    3,610.4   3,007.0    2,658.0    2,381.0
  Total stockholders' equity                3,438.6   3,121.6    3,140.7    2,984.8   2,296.5    2,163.6    2,136.2

 (1) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

 (2) On April 19, 1991, United Banks of Colorado, Inc. ("United"), a $5.5 billion financial institution headquartered in Denver, Colorado, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of United. Appropriate Norwest items reflect United's special provisions for credit losses and writedowns for other real estate owned, which together totaled $165 million, and $31 million of accruals for expected reorganization and restructuring costs for the year ended December 31, 1990. The special provisions were due to deterioration of several large commercial loan relationships, the anticipated results of the then recent examination by the Office of the Comptroller of the Currency, and the anticipated impact of the Resolution Trust Corporation's accelerated efforts to liquidate foreclosed properties at deep discounts.

 (3) On May 1, 1990, First Interstate Corporation of Wisconsin ("FIWI"), a $2.0 billion financial institution headquartered in Sheboygan, Wisconsin, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of FIWI. Appropriate Norwest items reflect $12.0 million in charges resulting from FIWI's decision to sell its portfolio of stripped mortgage-backed securities, an increase in FIWI's provision for credit losses of $16.2 million, and $24.5 million in FIWI's provisions and expenditures for costs related to restructuring activities.

                                                    NINE MONTHS
                                                ENDED SEPTEMBER 30          YEAR ENDED DECEMBER 31
                                                ------------------ ----------------------------------------
                                                   1993     1992    1992    1991    1990    1989      1988
                                                 -------    -----  ------   -----   -----   -----   -------
                                                           (In millions except per share amounts)
BANCSHARES:
  Interest income                                $   4.5      4.5     6.1     6.5     6.4     5.8       5.2
  Interest expense                                   1.8      2.3     3.0     3.9     4.1     3.9       3.4
                                                 -------    -----  ------   -----   -----   -----   -------
    Net interest income                              2.7      2.2     3.1     2.6     2.3     1.9       1.8
  Provision for credit losses                        0.0      0.0     0.0     0.0     0.1     0.1       2.0
  Non-interest income                                0.5      0.4     0.6     0.4     0.5     0.5       0.4
  Non-interest expenses                              1.9      1.9     2.6     2.7     2.4     2.4       2.2
                                                 -------    -----  ------   -----   -----   -----   -------
    Income (loss) before income taxes                1.3      0.7     1.1     0.3     0.3    (0.1)     (2.0)
  Income tax expense                                 0.6      0.1     0.2     0.0     0.0     0.0       0.5
  Cumulative effect of change in accounting
   method                                              -        -       -       -       -       -         -

    Net income (loss)                            $   0.7      0.6     0.9     0.3     0.3    (0.1)     (1.5)
                                                 =======    =====  ======   =====   =====   =====   =======
  Net income (loss) per share:
    Primary                                      $  8.03     6.83   10.01    3.63    2.90   (1.32)   (17.17)
    Fully diluted                                   8.03     6.83   10.01    3.63    2.90   (1.32)   (17.17)
  Dividends declared per
   common share                                        -        -       -       -       -       -         -
  At period end:
    Total assets                                 $  77.7     75.9    77.6    72.9    70.9    65.5      61.1
    Long-term debt                                   3.2      4.1     4.1     4.2     4.1     3.8       3.3
   Total stockholders' equity                        3.4      2.2     2.6     1.7     1.3     1.1       1.2

THE BANK:
  Interest income                                $   4.5      4.6     6.1     6.4     6.4     5.8       5.2
  Interest expense                                   1.6      2.1     2.7     3.5     3.7     3.6       3.0
                                                 -------    -----  ------   -----   -----   -----   -------
    Net interest income                              2.9      2.5     3.4     2.9     2.7     2.2       2.2
  Provision for credit losses                        0.0      0.0     0.0     0.0     0.1     0.1       2.0
  Non-interest income                                0.5      0.4     0.6     0.5     0.5     0.5       0.4
  Non-interest expenses                              1.9      1.9     2.6     2.6     2.4     2.3       2.1
                                                 -------    -----  ------   -----   -----   -----   -------
    Income (loss) before income taxes                1.5      1.0     1.4     0.8     0.7     0.3      (1.5)
  Income tax expense                                 0.6      0.3     0.4     0.3     0.1     0.0       0.0
  Cumulative effect of change in accounting
   method
    Net income (loss)                            $   0.9      0.7     1.0     0.5     0.6     0.3      (1.5)
                                                 =======    =====  ======   =====   =====   =====   =======
  Net income (loss) per share:
    Primary                                      $ 98.14    75.60  104.71   51.92   70.95   41.34   (131.86)
    Fully diluted                                  98.14    75.60  104.71   51.91   70.95   41.34   (131.86)
  Dividends declared per
   common share                                    97.00        -   32.00       -       -       -         -
  At period end:
    Total assets                                 $  76.9     75.1    76.7    72.1    70.1    64.6      60.2
    Long-term debt                                     -        -       -       -       -       -         -
    Total stockholders' equity                       6.1      6.0     6.0     5.1     4.7     4.1       3.7

                              MEETING INFORMATION

 GENERAL

      This Proxy Statement-Prospectus is being furnished to holders of Bancshares Common Stock in connection with the solicitation of proxies by the Board of Directors of Bancshares for use at the Bancshares Special Meeting to be held on ________ March __, 1994, and any adjournments thereof, to consider and take action upon a proposal to approve the Merger Agreement and such other business as may properly come before the Bancshares Special Meeting or any adjournments thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of Bancshares Common Stock is accompanied by a form of proxy for use at the Bancshares Special Meeting.

      This Proxy Statement-Prospectus is also being furnished by the Bank to holders of Bank Common Stock in connection with the Bank Special Meeting to be held on _______ March __, 1994, and any adjournments thereof, to consider and take action upon a proposal to approve the Bank Consolidation Agreement and such other business as may properly come before the Bank Special Meeting or any adjournments thereof.

      This Proxy Statement-Prospectus is also being furnished by Norwest to the shareholders of Bancshares and the stockholders of the Bank as a prospectus in connection with the issuance by Norwest of shares of Norwest Common Stock upon consummation of the Merger and the Bank Consolidation.

      This Proxy Statement-Prospectus, the attached Notices of Special Meeting, and the form of proxy for Bancshares shareholders enclosed herewith are first being mailed to shareholders of Bancshares and stockholders of the Bank on or about January __, 1994.

 DATE, PLACE, AND TIME

      The Bancshares Special Meeting will be held at 3300 Norwest Center, Minneapolis, Minnesota 55402 on _________ March __, 1994, at 10:00 a.m., local time. The Bank Special Meeting will be held at the main office of the Bank, 211 West Holmes Street, Detroit Lakes, Minnesota 56501, on ________ March __, 1994, at 11:00 a.m., local time.

 RECORD DATE; VOTE REQUIRED

      BANCSHARES SPECIAL MEETING

        The Board of Directors of Bancshares has fixed the close of business on February 15, 1994, as the record date for the determination of the holders of Bancshares Class A Common Stock entitled to receive notice of, and to vote at, the Bancshares Special Meeting. On the record date there were 9,245 shares of Bancshares Class A Common Stock and 83,205 shares of Class B Non-Voting Common Stock ("Bancshares Class B Common Stock") issued and outstanding. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Bancshares Class A Common Stock, the sole class of Bancshares Common Stock entitled to vote on the Merger. The Merger cannot be consummated without shareholder approval of the Merger Agreement.

      As of the record date for the Bancshares Special Meeting, the Fingerhut Shareholders owned beneficially or controlled the voting of an aggregate of 9,215 shares of Bancshares Class A Common Stock or 99.68% of the shares of Bancshares Class A Common Stock outstanding on that date and thus have the power to approve the Merger without the vote of any other shareholders of Bancshares. The Fingerhut Shareholders have informed Bancshares that they intend to vote all of their shares in favor of the Merger Agreement. As of the record date, the remaining outstanding shares of Bancshares Class A Common Stock (30 shares) were held by the directors of Bancshares, certain of whom may be deemed to be affiliates of the Fingerhut Shareholders. Information regarding the shares of Bancshares Common Stock beneficially owned, directly or indirectly, by the Fingerhut Shareholders, directors and executive officer of Bancshares, and by all directors and officers as a group is set forth in the tables under the headings "Principal Shareholders" and "Security Ownership of Management of Bancshares" below.

      BANK SPECIAL MEETING

      The Board of Directors of the Bank has fixed the close of business on February 15, 1994 as the record date for the determination of shareholders of the Bank entitled to receive notice of, and to vote at, the Bank Special Meeting. On the record date there were 9,245 shares of Bank Common Stock outstanding. Approval of the Bank Consolidation Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Bank Common Stock. Bancshares holds 8,805 shares of Bank Common Stock, or 95.24% of its shares of the shares outstanding and thus has the power to approve the Bank Consolidation without the vote of any other Bank shareholder. If the Merger is approved at the Bancshares Special Meeting, Norwest may be deemed to beneficially own 100% of the outstanding Common Stock of Bancshares.
 Management of Bancshares has advised Norwest that it will vote all of shares of Bank Common Stock held by Bancshares in favor of the Bank Consolidation. The Merger cannot be consummated without the approval of the Bank Consolidation Agreement by the shareholders of the Bank.

      As of the record date for the Bank Special Meeting, directors and officers of the Bank and their affiliates owned beneficially or controlled the voting of an aggregate of 440 shares of Bank Common Stock or approximately 4.76% of the shares of Bank Common Stock outstanding on that date. Information regarding the shares of Bank Common Stock beneficially owned, directly or indirectly, by certain shareholders, by each director and executive officer of the Bank, and by all directors and officers as a group is set forth in the table under the heading "Principal Stockholders and Security Ownership of Management of the Bank" below.

      At the record date, directors and executive officers of Norwest did not own beneficially any shares of Bancshares Common Stock or Bank Common Stock.

 PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT OF BANCSHARES

 Principal Shareholders

      The following table sets forth the names and addresses of, and the number of shares and the percentage of outstanding shares beneficially owned as of the record date for the Bancshares Special Meeting by those persons who may be deemed to beneficially own 5% or more of the outstanding shares of Bancshares Class A Common Stock, the sole class of voting stock of Bancshares authorized and outstanding. Each shareholder named below has sole voting and investment power over the shares shown in the table, unless otherwise indicated. The shares shown in the table include all shares the named parties may be deemed to own beneficially, including shares held by spouses and minor children:


                                  Amount and Nature        Percent of Class A
Shareholder                    of Beneficial Ownership        Common Stock
- -----------                    -----------------------     ------------------
Beverly Fingerhut Diekel           2,925 shares                  31.64%
c/o 5354 Parkdale Drive
Parkdale 3,
Suite 310
Minneapolis, MN 55416

Ronald Fingerhut                   3,365 shares (2)              36.40%
c/o 5354 Parkdale Drive
Parkdale 3,
Suite 310
Minneapolis, MN 55416

Allan Fingerhut                    2,925 shares (3)              31.64%
c/o 5354 Parkdale Drive
Parkdale 3,
Suite 310
Minneapolis, MN 55416
- ---------------------

 (1) Mrs. Diekel is the sister of Ronald Fingerhut. Mrs. Diekel also beneficially holds 26,325 shares of Bancshares Class B Common Stock which will also be exchanged for Norwest Common Stock in the Merger on the same basis as Bancshares Class A Common Stock.

 (2) Includes 440 shares of Bancshares Class A Common Stock held by a family trust for which Mr. Fingerhut serves as the trustee. Mr. Fingerhut also directly and indirectly beneficially owns an aggregate of 30,285 of Bancshares Class B Common Stock to be exchanged for Norwest Common Stock in the Merger.

 (3) Allan Fingerhut is the brother of Ronald Fingerhut and Beverly Fingerhut Diekel, and also beneficially holds 26,325 shares of Bancshares Class B Common Stock to be exchanged for Norwest Common Shares in the Merger.

 Security Ownership of Management

       The following table sets forth the number of shares of each class of equity securities of Bancshares, if any, beneficially owned by each director and executive officer of Bancshares, and all directors and officers as a group.


                                                      Amount and Nature of Beneficial
                                                Ownership of Each Class of Equity Securities
                                        -----------------------------------------------------------
                                             Number of Shares                 Percent of Class
                                        --------------------------       --------------------------
    Name of                               Class A       Class B            Class A       Class B
Beneficial Owner  Position              Common Stock  Common Stock       Common Stock  Common Stock
- ----------------  --------              ------------  ------------       ------------  ------------
Robert Harris     Director, Chairman          10           90                  *             *
                  and President


                                       19

Stanley Nemer     Director and                10          90                   *             *
                  Vice President

Byron Frank       Director and                10(1)       90                   *             *
                  Vice President

All directors and officers                    30         270                   *           2.92%
as a group (4 persons)

- ----------------------
*Less than 1%

 (1) Excludes 440 shares held in trust for the benefit of the family of Byron Frank, for which trust Ronald Fingerhut serves as trustee. Such shares have been included in the shares held by Mr. Fingerhut in the "Principal Shareholders" table above.

 PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT OF THE BANK

       The following tables set forth (i) the name and address, the number of shares and the percentage of outstanding shares beneficially owned as of the record date for the Bank Special Meeting by the sole person known to the Bank who may be deemed to beneficially own 5% or more of the outstanding shares of Bank Common Stock and (ii) the number of shares of Bank Common Stock, if any, beneficially owned by each director and executive officer of the Bank and by all directors and officers of the Bank as a group. Each shareholder named below has sole voting and investment power over the shares shown in the table, unless otherwise indicated. The shares shown in the table include all shares the named parties may be deemed to own beneficially, including shares held by spouses.

 Principal Shareholder


     Name and Address of                    Amount and Nature of     Percent of
       Beneficial Owner                     Beneficial Ownership    Common Stock
     -------------------------------        --------------------    ------------

      D. L. Bancshares, Inc.                        8,805              95.24%
      211 West Holmes Street
      Detroit Lakes, Minnesota 56501


 Security Ownership of Management

 Name of Beneficial                                                 Percent of
       Owner               Position        Number of Shares        Total Shares
- ------------------         --------        ----------------        ------------
  Dixie Johnson            Director               88                     *

  Stephen Evans            Director               88                     *

  James Beaton             Director               88                     *

  David Daggett            Director               88                     *

  Robert Westlake          Director               88(1)                  *

 Directors and executive
      officers as a group
      (11 persons)                      440             4.76%
 ________________________
 *   Less than 1%.

 (1) The shares indicated are held of record by the D.L. Animal Hospital Trust, of which trust Mr. Westlake is the beneficiary.

 VOTING AND REVOCATION OF PROXIES FOR THE BANCSHARES SPECIAL MEETING

       Shares of Bancshares Class A Common Stock represented by a proxy properly signed and received at, or prior to, the Bancshares Special Meeting, unless subsequently revoked, will be voted at the Bancshares Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Bancshares Class A Common Stock represented by such proxy will be voted FOR approval of the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of Bancshares prior to or at the Bancshares Special Meeting or by voting the shares subject to the proxy in person at the Bancshares Special Meeting. Attendance at the Bancshares Special Meeting will not in and of itself constitute a revocation of a proxy.

       The Board of Directors of Bancshares is not aware of any business to be acted upon at the Bancshares Special Meeting other than the business described herein. If, however, other matters are properly brought before the Bancshares Special Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

 SOLICITATION OF PROXIES FOR THE BANCSHARES SPECIAL MEETING

       In addition to solicitation by mail, directors, officers, and employees of Bancshares may solicit proxies from the shareholders of Bancshares, either personally or by telephone, telegram, or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Bancshares will bear its own expenses in connection with any solicitation of proxies for the Bancshares Special Meeting. See "THE TRANSACTION--Expenses." No solicitation of proxies will be conducted in connection with the Bank Special Meeting.

 HOLDERS OF BANCSHARES CLASS A COMMON STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO BANCSHARES IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                THE TRANSACTION

       This section of the Proxy Statement-Prospectus describes certain aspects of the Merger and the Bank Consolidation. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the form of the Bank Consolidation Agreement, which are attached as Appendix A and Appendix B, respectively, to this Proxy Statement-Prospectus and are incorporated by reference herein. ALL SHAREHOLDERS OF BANCSHARES AND THE BANK ARE URGED TO READ THE MERGER AGREEMENT AND THE BANK CONSOLIDATION AGREEMENT IN THEIR ENTIRETY.

 REASONS FOR THE MERGER

       In reaching its determination to approve the Merger Agreement, the Board of Directors of Bancshares considered various factors, including:

       . The financial terms of the Merger Agreement.
       . The opportunity for Bancshares shareholders to diversify their investment into Norwest, a company with significantly greater financial strength, management depth, and capital resources than Bancshares. The structure of the Merger as a tax-free transaction to Bancshares shareholders to the extent that they receive Norwest Common Stock solely in exchange for their shares of Bancshares Common Stock. (See "Certain Federal Income Tax Consequences.")
       . The fact that shares of Norwest Common Stock issuable in the Merger will be part of an active and liquid trading market on the NYSE.
       . The general conditions of the banking industry and the possibilities of continued consolidation in it.
       . The likelihood that the Merger would be approved by the appropriate regulatory authorities.

 Based on these matters and such other matters as it deemed relevant, the Board of Directors of Bancshares approved the Merger Agreement as being in the best interests of Bancshares and its shareholders.

       THE BOARD OF DIRECTORS OF BANCSHARES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF BANCSHARES VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

 REASONS FOR THE BANK CONSOLIDATION

       In reaching its determination to approve the Bank Consolidation, the Board of Directors of the Bank considered a number of factors including:

       . The financial terms of the Bank Consolidation Agreement.
       . The opportunity for the Bank shareholders to diversify their investment into Norwest, a company with significantly greater financial strength, management depth, and capital resources than the Bank.
       . The structure of the Bank Consolidation as a tax-free transaction to the Bank shareholders to the extent that they receive Norwest Common Stock solely in exchange for their shares of the Bank Common Stock. (See "Certain Federal Income Tax Consequences.")
       . The fact that shares of Norwest Common Stock issuable in the Bank
         Consolidation will be part of an active and liquid trading market on the NYSE.

       . The general conditions of the banking industry and the possibilities of continued consolidation in it.
       . The likelihood that the Bank Consolidation would be approved by the appropriate regulatory authorities.

 Based on these matters and such other matters as it deemed relevant, the Board of Directors of Bancshares approved the Bank Consolidation Agreement as being in the best interests of Bancshares and its shareholders.

       THE BOARD OF DIRECTORS OF BANCSHARES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF BANCSHARES VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

 TERMS OF THE REORGANIZATIONS

      In General

       Pursuant to the Reorganization Agreements, on the Effective Dates of the Reorganizations, and at the Effective Time of the Merger and the Effective Time of the Consolidation, as the case may be, the shares of Bancshares Common Stock and Bank Common Stock outstanding immediately prior to such Effective Times (other than shares of such stock as to which statutory dissenters' rights have been exercised) will be converted into and exchanged for an aggregate of 310,269 shares of Norwest Common Stock, which number of shares of Norwest Common Stock shall be (i) increased by dividing the amount by which the "Bank Equity" (defined below) as of the last day of the month immediately preceding the Closing Date exceeds $5,995,000 by the "Norwest Measurement Price" (defined below), or (ii) decreased by dividing the amount by which the Bank Equity as of the last day of the month immediately preceding the Closing Date is less than $5,995,000 by the Norwest Measurement Price. The adjusted total shares of Norwest Common Stock to be issued to Bancshares' shareholders and Bank shareholders in the Reorganizations are referred to in the Reorganization Agreements as the "Aggregate Norwest Shares". Under the Reorganization Agreements, the term "Bank Equity" means the equity of the Bank as determined in accordance with generally accepted accounting principles (excluding any adjustments for investments available for sale and adjustments for marketable equity securities). The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange for the ten (10) trading days ending at the end of the tenth trading day immediately preceding the "Measurement Date." The "Measurement Date" shall be the first business day immediately preceding the Closing Date.

      The closing price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Dates of the Reorganizations, which may be a period of several weeks, and the Norwest Measurement Price will fluctuate accordingly. As a result, the market value of the Norwest Common Stock that shareholders of Bancshares and of the Bank ultimately receive in the Reorganizations could be more or less than its market value on the date of this Proxy Statement-Prospectus or the Norwest Measurement Price.

      The Reorganization Agreements also contain certain provisions regarding the allocation of the Aggregate Norwest Shares issued in the Reorganizations between the Bancshares shareholders as a group and the shareholders of the Bank (other than Bancshares) as a group. These provisions are more fully described under the headings "The Merger" and "The Bank Consolidation" below.

      The Merger
      ----------

      At the Effective Time of the Merger, Merger Co. will merge with and into Bancshares. Upon the consummation of the Merger, each shareholder of Bancshares (other than those shareholders who have exercised their statutory dissenters' rights) will be entitled to receive that number of shares of Norwest Common Stock equal to the number of shares of Bancshares Common Stock held by such shareholder immediately prior to the Effective Time of the Merger multiplied by a conversion factor (defined for purposes of illustration in this Proxy Statement-Prospectus as the "Merger Conversion Factor") computed as described in the next sentence. The "Merger Conversion Factor" used to determine the number of shares of Norwest Common Stock into which each outstanding share of Bancshares Common Stock will be converted will be determined by subtracting the "Variable Norwest Shares" (as defined below) from the Aggregate Norwest Shares and dividing the result thereof by the number of shares of Bancshares Common Stock outstanding immediately prior to the Effective Time of the Merger. The Variable Norwest Shares are determined by
 (A) subtracting (if a positive number) or adding (if a negative number) the "Company Assets" (as defined below) from or to, as the case may be, the product of the Aggregate Norwest Shares multiplied by the Norwest Measurement Price,
 (B) multiplying the result thereof by 4.76%, (C) dividing the result thereof by the Norwest Measurement Price (with the result of (A), (B), and (C) being the "Variable Norwest Shares". The "Company Assets" are defined as the net assets (liabilities) of Company, other than its shares in the Bank, as of the last day of the month immediately preceding the Closing Date.

      By way of illustration only, assume that (i) the Aggregate Norwest Shares to be issued in the Reorganizations equal 310,269 shares, (ii) the Norwest Measurement Price is $27.00; (iii) Company Assets as of the last day of the month preceding the Closing Date equal ($2,300,000) (a negative number), and
 (iv) the number of shares of Bancshares Common Stock outstanding prior to the Effective Time of the Merger equal 92,450 shares. Based on the provisions of the Merger Agreement described above and the above assumptions, the Variable Norwest Shares would equal 18,823.62 [(the Aggregate Norwest Shares (310,269 shares) x the Norwest Measurement Price ($27.00) plus the Company Assets
                                                  ----
 ($2,300,000) x 4.76% or 508,237.72, divided by the Norwest Measurement Price.] The Merger Conversion Factor would thus equal 3.15 (the Aggregate Norwest shares (310,269) less the Variable Norwest Shares (18,823.62)) or 291,445.38, divided by the outstanding shares of Bancshares Common Stock (92,450). Based on this illustration, each share of outstanding Bancshares Common Stock would be converted into approximately 3.15 shares of Norwest Common Stock. The foregoing information is provided solely for purposes of illustration. No assurance can be given concerning the actual Merger Conversion Factor that will apply on the Closing Date.

      The Bank Consolidation
      ----------------------

      Following the Effective Time of the Merger, the Bank Consolidation Agreement provides, subject to the conditions set forth therein and in the Merger Agreement, that the Bank will consolidate with Norwest Interim Bank under the charter of the Bank at the Effective Time of the Consolidation. Upon the consummation of the Consolidation, each shareholder of the Bank (other than Bancshares and those shareholders who have exercised their statutory dissenters' appraisal rights) will be entitled to receive that number of shares of Norwest Common Stock equal to the number of shares of Bank Common Stock held by such shareholder immediately prior to the Effective Time of the Consolidation multiplied by a conversion factor (defined for purposes of illustration in this Proxy Statement-Prospectus as the "Bank Consolidation Conversion Factor") computed as described in the next sentence. The "Bank Consolidation Conversion Factor" used to determine the number of shares of Norwest Common Stock into which each outstanding share of Bank Common Stock will be converted will be determined by dividing the Variable Norwest Shares by the number of outstanding shares of Bank Common Stock owned by shareholders other than Bancshares immediately prior to the Effective Time of the Consolidation.

      Based on the assumptions used under the heading "The Merger" above, if the Variable Norwest Shares equal 18,823.62 shares and the assumed number of outstanding shares of Bank Common Stock held by Bank stockholders other than Bancshares is 440 shares, the Bank Consolidation Conversion Factor would equal
 42.78 and each share of Bank Common Stock would be converted into approximately
 42.78 shares of Norwest Common Stock. The foregoing information is provided solely for purposes of illustration. No assurance can be given concerning the actual Bank Consolidation Conversion Factor that will apply on the Closing Date.

      Terms Applicable to the Merger and The Bank Consolidation

      The Merger Agreement provides that if, between the date of the Merger Agreement and the Effective Time of the Merger, shares of Norwest Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, or if a stock dividend thereon is declared with a record date within the same period, the conversion factors provided for in the Merger Agreement will be adjusted accordingly. The Bank Consolidation Agreement includes a parallel provision.

      No fractional shares of Norwest Common Stock will be issued in the
 Reorganizations.   Instead, Norwest will pay to each holder of Bancshares
 Common Stock or Bank Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Norwest Common Stock to which the shareholder of Bancshares or stockholder of the Bank would otherwise be entitled multiplied by the Norwest Measurement Price.

      Shares of Norwest Common Stock issued and outstanding immediately prior to the Effective Times of the Reorganizations will remain issued and outstanding.

 EFFECTIVE DATES OF THE REORGANIZATIONS

      Subject to the terms and conditions of the Merger Agreement, the Effective Date of the Merger will be the date on which an executed Agreement and Plan of Merger, Articles of Merger, or a Certificate of Merger, as appropriate, is filed with the Secretaries of State of the States of Minnesota and Delaware. Such filings will be made on the Closing Date, which shall be the third business day after the last day of the calendar month in which the satisfaction or waiver of all conditions of the Merger Agreement have occurred or on such other date upon which the parties agree, and the time at which such filing will be made is hereinafter referred to as the "Time of Filing." The Effective Time of the Merger will be 11:59 p.m., Minneapolis, Minnesota time, on the Effective Date of the Merger. Subject to the terms and conditions of the Merger Agreement and the Bank Consolidation Agreement, the Effective Date of the Bank Consolidation will be on the date specified in the Certificate of Approval of the OCC approving the Consolidation. The Effective time of the Bank Consolidation will occur at 12:01 a.m. on the Effective Date of the Bank Consolidation. There can be no assurance, however, as to when or whether the Reorganizations will occur. Norwest and Bancshares anticipate that the closing will occur as soon as possible following the Special Meetings. See "Terms of the Merger," "Conditions to the Merger," and "Regulatory Approvals."

 SURRENDER OF CERTIFICATES

      As soon as practicable after the Effective Time of the Merger and the Effective Time of the Bank Consolidation, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each former holder of record of shares of Bancshares Common Stock or shares of Bank Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing Norwest Common Stock.

      SHAREHOLDERS OF BANCSHARES AND STOCKHOLDERS OF THE BANK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

      Upon surrender to the Exchange Agent of one or more certificates for Bancshares Common Stock or Bank Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share. A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

      All Norwest Common Stock issued pursuant to the Reorganizations will be deemed issued as of the Effective Time of the Merger or the Effective Date of the Bank Consolidation, as the case may be. No dividends with a record date after the Effective Dates of the Reorganizations will be paid to shareholders of Bancshares or stockholders of the Bank entitled to receive certificates for shares of Norwest Common Stock until such shareholders surrender their certificates representing shares of Bancshares Common Stock or Bank Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Dates of the Reorganizations and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Dates of the Reorganizations and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

 OTHER TERMS AND CONDITIONS OF THE REORGANIZATIONS

      THE MERGER

      The Merger will occur only if the Merger Agreement is approved by the requisite vote of the shareholders of Bancshares. Consummation of the Merger is also subject to the satisfaction of certain other conditions, unless waived, to the extent waiver is permitted by applicable law. Such conditions to the obligations of both parties to consummate the Merger include, but are not limited to, (i) the receipt of all necessary regulatory approvals, including the approval of the Merger by the Federal Reserve Board, the approval of the Bank

 Consolidation by the OCC, and the expiration of all applicable waiting and approval periods, (ii) the continued effectiveness of the Registration Statement of which this Proxy Statement-Prospectus is a part and receipt by Norwest of all state securities law or blue sky authorizations necessary for the Merger, (iii) the absence of any order of a court or agency of competent jurisdiction restraining, enjoining, or otherwise prohibiting consummation of the Merger or the Bank Consolidation, (iv) the continued accuracy of representations and warranties by the other party, (v) the performance by the other party of its obligations under the Merger Agreement, (vi) the receipt of certain certificates from officers of the other party, (vii) the absence of any change or any circumstances which might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, or prospects of Bancshares and the Bank taken as a whole, on the one hand, and of Norwest and its subsidiaries taken as a whole, on the other, other than changes that affect the banking industry generally or changes in the general level of interest rates; (viii) neither party shall have terminated the Merger Agreement and (ix) there shall not have occurred any general suspensions of trading in securities on the New York Stock Exchange or a declaration of a banking moratorium or suspension of payments in respect of banking in the United States.

      Bancshares's obligation to consummate the Merger is further subject to (i) authorization for listing on the NYSE and CSE upon official notice of issuance of the shares of Norwest Common Stock issuable pursuant to the Merger, and (ii) the receipt of an opinion of its counsel to the effect that for federal income tax purposes the Merger will be a tax-free reorganization.

      In addition, immediately after the Effective Time of the Merger, Norwest has agreed to pay in full certain loans from various trusts for the benefit of the Fingerhut Shareholders and their affiliates and a loan from Sun Tree Limited Partnership, a partnership controlled by certain of the Fingerhut Shareholders. See "THE TRANSACTION-Interests of Certain Persons in the Transaction."

      Norwest's obligation to consummate the Merger is also subject to (i) the receipt by Norwest of a comfort letter from KPMG Peat Marwick addressed to Norwest in form and substance reasonably satisfactory to Norwest and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements on Form S-4 filed under the Securities Act of 1933; (ii) the receipt by Bancshares and the Bank of any and all material consents or waivers from third parties to loan agreements, leases, or other material contracts required for the consummation of the Merger, and the receipt by Bancshares and the Bank of any and all material permits, authorizations, consents, waivers, and approvals required for the consummation of the Merger; (iii) the requirement that Bancshares and the Bank considered as a whole shall not have sustained since June 30, 1993, any material loss or interference with their business from any civil disturbance or any fire, explosion, flood, or other calamity, whether or not covered by insurance; (iv) the absence of any reasonable basis for any proceeding, claim, or action seeking to impose, or that could reasonably be expected to result in, the imposition on Bancshares or the Bank of any liability arising from the release of hazardous substances under any local, state, or federal environmental statute, regulation, or ordinance which has had or could reasonably be expected to have a material adverse effect upon Bancshares and the Bank taken as a whole; (v) the absence of any condition or requirement in any approvals, licenses, or consents granted by any regulatory authority relating to Bancshares or the Bank that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest; (vi) the establishment of such additional accruals and reserves as may be necessary to conform Bancshares's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans for the conduct of Bancshares's business after the Merger and to provide for the costs and expenses of consummation by Bancshares of the transactions contemplated by the Merger Agreement; (vii) receipt by Norwest of an opinion of counsel to Bancshares with Bank as to the due incorporation, existence and good standing of

 Bancshares and Bank and as to certain other matters; (viii) the equity of Bancshares as of the Closing Date shall be in an amount at least equal to the equity of Bancshares as of June 30, 1993, subject to certain permitted adjustments (ix) neither Bancshares nor Bank shall be subject to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, extraordinary supervisory letter or similar undertaking to, or be subject to any order or directive by any Bank Regulator that adversely affects Bank or Bancshares (collectively, "Regulatory Directive"), or shall have assessed any civil money penalty by any Bank Regulator which has not been paid or reserved for in full, nor been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Regulatory Directive or civil money penalty (unless such Regulatory Directive will expire or become ineffective upon the Effective Time of the Merger or the Effective Time of the Bank Consolidation); and (x) either the Bank shall have sold or transferred for fair market value as determined by an independent loan appraisal certain identified loans (excluding servicing obligations arising under any participations sold with respect to such loans), or the amount owing on such loans shall have been paid in full.

      THE BANK CONSOLIDATION

      The Bank Consolidation will occur only if (i) the Bank Consolidation Agreement is approved by the requisite vote of the stockholders of the Bank and of Norwest Bank; (ii) the Bank Consolidation is approved by all appropriate banking and regulatory authorities, and all conditions prescribed by law for the consummation of the Bank Consolidation have been satisfied; and (iii) the Merger has been consummated.

 REGULATORY APPROVALS--THE MERGER AND THE BANK CONSOLIDATION

      The Merger. The Merger is subject to prior approval by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board also has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position.

      Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. The BHC Act provides for the publication of notice and public comment on the applications and authorizes the regulatory agency to permit interested parties to intervene in the proceedings. The 30-day waiting period with respect to the Merger has expired.

      The Bank Consolidation. The Bank Consolidation is also subject to the approval of the OCC, and receipt of such approval is a condition to consummation of the Consolidation. The application for approval of the Bank Consolidation was filed with the OCC on November 17, 1993.

      In NoDak Bancorporation v. Clarke, Civil Case No. A1-91-163 (May 8, 1992), the Federal District Court for the District of North Dakota ruled that the OCC lacked the authority to approve a merger under Title 12, Section 215a, of the United States Code in which some of the shareholders of a bank which was to be merged into a national bank were required to accept cash rather than stock in the surviving bank. The District Court based its decision on the reasoning of the United States Court of Appeals for the eleventh Circuit in Lewis v. Clark [sic], 911 F.2d 1558 (11th Cir. 1990). On appeal, the United States Court of
  Appeals for the Eighth Circuit declined to follow the reasoning of the Lewis decision and overturned the lower court's ruling (998 F.2d 1416 (8th Cir.
 1993)). To the best of the knowledge of the managements of Norwest and the Bank, no decision in any other federal judicial district court or circuit, other than those discussed in this paragraph, has been reported as of the date of this Proxy Statement-Prospectus that has cited the appellate court's decision in Lewis v. Clark, nor has the OCC indicated that it would not approve mergers that involve payment of different considerations to different shareholders, other than such mergers in states located in the Eleventh Circuit.

      Status of Regulatory Approvals. On December 21, 1993, the Federal Reserve Board announced its approval of the Merger. As of the date of this Proxy Statement-Prospectus, the OCC had not yet approved the Bank Consolidation. The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the transaction from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed transactions.

      Norwest is not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Reorganizations other than those described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. Neither the Merger nor the Bank Consolidation can proceed in the absence of all requisite regulatory approvals. See "Effective Dates of the Reorganizations," "Conditions to the Reorganizations," and "Waiver, Amendment, and Termination."

 BUSINESS PENDING THE REORGANIZATIONS

       Under the Merger Agreement, each of Bancshares and the Bank is generally obligated to maintain its corporate existence in good standing; to maintain the general character of its business and conduct its business in the ordinary and usual manner; to maintain proper business and accounting records in accordance with generally accepted principles; to maintain its properties in good repair and condition, ordinary wear and tear excepted; to maintain in all material respects presently existing insurance coverage; to use its reasonable best efforts to preserve its business organization intact, to keep the services of its present principal employees, and to preserve its good will and the good will of its suppliers, customers, and others having business relationships with it; to use its reasonable best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; to comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to the properties and operations of Bancshares and the Bank the noncompliance with which reasonably could be expected to have a material adverse effect on Bancshares and the Bank taken as a whole; and to permit Norwest and its representatives to examine its books, records, and properties, and to interview officers, employees, and agents at all reasonable times when it is open for business. The Merger Agreement also provides that, prior to the Closing Date, neither Bancshares nor the Bank may, without the prior written consent of Norwest, among other things: (i) amend or otherwise change its articles of incorporation or association or bylaws; (ii) issue or sell, or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale, or conversion of, any shares of its capital stock, phantom shares, or other share equivalents, or any other of its securities; (iii) authorize or incur any long-term debt (other than deposit liabilities); (iv) mortgage, pledge, or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; (v) enter into any material agreement, contract, or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date of the Merger Agreement; (vi) make any investments except investments made by the Bank in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; (vii) amend or terminate any "employee benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, except as required by law; (viii) make any contributions to any such plan except as required by the terms of such plan in effect as of the date of the Merger Agreement; (ix) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock; (x) redeem, purchase, or otherwise acquire, directly or indirectly, any of the capital stock of Bancshares; (xi) increase the compensation of any officers, directors, or executive employees, except pursuant to existing compensation plans and practices and except as permitted under the Merger Agreement; (xii) sell or otherwise dispose of any shares of the capital stock of Bancshares or the Bank; or (xiii) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business (xiii) sell or trade, or enter into any agreement to sell or trade, any of the Bank's investment securities prior to their maturity, except with the consent of Norwest.

      In addition, the Merger agreement provides that, until the Effective Date of the Merger, Bancshares shall not permit the Bank to make, and the Bank shall not make any "Extensions of Credit" (defined below) that do not comply with the restrictions set forth below. The term "Extensions of Credit" shall mean all loans and extensions of credit (as those terms are defined in 12 USC (S)84 and 12 CFR part 32), including all loans, commitments to make loans, renewals, modifications, overdrafts and all other extensions of credit of any kind to Bank customers or on behalf of Bank customers. The following restrictions shall apply for Extensions of Credit by the Bank: (A) all Extensions of Credit shall be made in compliance with the Bank's lending policies effective as of the date of the Merger Agreement and shall be duly rated 1, 2, 3 or 4 by the Bank in accordance with its internal loan rating system as set forth in its lending policies effective on the date hereof, except as otherwise authorized by Norwest in writing; (B) no Extensions of Credit shall be made to any principal shareholder, officer or director of the Bank or any member of the immediate family of any principal shareholder, officer or director of the Bank, or any related interest or affiliate thereof or of the Bank or Bancshares, or any trust for the benefit thereof, except as authorized by Norwest in writing;
 (C) all Extensions of Credit shall be made in compliance with all applicable federal regulations; (D) no Extension of Credit in excess of $100,000 in principal amount (in the aggregate for all loans which are required to be combined as provided in 12 USC (S)84 or 12 CFR Part 32) shall be made by the Bank except to the extent that there has been a determination by Norwest that such Extension of Credit would be rated 1, 2, 3 or 4 under Bank's normal loan rating system or Norwest has otherwise consented to such Extension of Credit; and (E) Bank shall not increase any Extension of Credit by $25,000 or more of any Extension of Credit on Bank's watch list without the prior written consent of Norwest.

      Neither Bancshares nor the Bank, nor any director, officer, representative, or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of, or enter into any discussions with any party or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of common stock, or any other equity security of Bancshares or the Bank; (ii) to make a tender or exchange offer for any shares of such common stock or other equity security; (iii) to purchase, lease, or otherwise acquire the assets of Bancshares or the Bank, except in the ordinary course of business; or (iv) to merge, consolidate, or otherwise combine with Bancshares or the Bank. Any offer or inquiry to Bancshares or the Bank concerning any of the foregoing must be promptly disclosed, along with the terms thereof, to Norwest.

      In addition, Bancshares has agreed that it will not take any action with respect to Bancshares which would disqualify the Merger as a "pooling of interests" for accounting purposes.

 WAIVER, AMENDMENT, AND TERMINATION--THE MERGER AND THE BANK CONSOLIDATION

      The Merger Agreement--Waiver and Amendment. The Merger Agreement provides that the parties may, in writing, waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants and conditions in the Merger Agreement. In addition, at any time before the Time of Filing the parties may amend the Merger Agreement by action of their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, provided that no such amendment occurring after approval of the Merger by the Bancshares shareholders may adversely affect the consideration to be received by the Bancshares shareholders.

      The Merger Agreement--Termination. The Merger Agreement provides that it may be terminated at any time prior to the Time of Filing (i) by mutual written consent of the parties; (ii) by either party by written notice to the other if the Merger shall not have been consummated by July 21, 1994, unless such failure of consummation is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Merger Agreement; (iii) by either party by written notice to the other if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement or (iv) by Bancshares if the Measurement Price is less than $25.00.

      The Bank Consolidation Agreement. The Bank Consolidation Agreement provides that it may be terminated at any time prior to the Effective Date of the Bank Consolidation by mutual written consent of the Boards of Directors of the parties or by action of the Board of Directors of either party if the Merger Agreement is terminated. The Bank Consolidation Agreement may be amended by mutual consent of the Boards of Directors of the parties; provided, however, that no such amendment occurring after approval of the Bank Consolidation Agreement shall have a material adverse affect on the rights of Bank stockholders.

 MANAGEMENT AND OPERATIONS AFTER THE REORGANIZATIONS

      As of the Effective Time of the Merger, Bancshares will become a subsidiary of Norwest. As a result of the Bank Consolidation, which will occur immediately following the Merger, the Bank will be merged with another subsidiary of Norwest, Norwest Bank, under the charter of Bank, and will cease to exist as a separate entity. Norwest Bank will operate at the Bank's present locations, providing products and services offered by Norwest affiliates. See "Terms of the Merger and of the Bank Consolidation."

 INTEREST OF CERTAIN PERSONS IN THE TRANSACTION

       Certain directors and executive officers of Bancshares and the Bank may be deemed to have certain interests in the Merger and Consolidation that are in addition to their interest (if any) as shareholders of Bancshares and the Bank. These include provisions in an employment agreement with Robert A. Harris, who, respectively, is a director and the chairman and president of Bancshares, and a director and president of the Bank, involving cash payments under a phantom stock plan and certain cash consideration to be paid to Ray Schirmer, the Executive Vice President, and Daniel T. Kronlund, Senior Vice President of the Bank, upon consummation of the Reorganizations.

       In addition, at the closing of the Reorganizations, Norwest has agreed to pay or cause to be paid in full, certain loans from certain entities controlled by the Fingerhut Shareholders to Bancshares. The Bancshares Board of Directors and the Bank Board of Directors were both aware of these interests and considered them, among other things, in unanimously approving the Merger agreement and the Consolidation Agreement and transactions contemplated thereby.

       Compensation to Certain Directors and Executive Officers of Bancshares and the Bank. Robert A. Harris, the Bank and Bancshares entered into that certain Employment Agreement, dated April 13, 1989 (the "Harris Employment Agreement"). Pursuant to the Harris Employment Agreement, Mr. Harris was retained by the Bank as Chief Executive Officer and President for a five (5) year term subject to termination under certain conditions. In addition to providing for base compensation certain fringe benefits and annual bonuses, the Harris Employment Agreement established a phantom stock plan for the benefit of Mr. Harris created a share account which was credited with 978 shares of the Bank's common capital stock for accounting purposes only and without the rights ordinarily attaching to the ownership of such stock. The Harris Employment Agreement provides that the sale of the Bank (for example, upon consummation of the Merger and the Bank Consolidation) each share of phantom stock vested in Mr. Harris shall be converted into the amount of cash or property received for each share of the Bank's stock transferred, diluted for purposes of such compensation by the number of shares of phantom stock held by Mr. Harris. The amount to which Mr. Harris would otherwise entitled to pursuant to the foregoing is to be further reduced under the terms of the Harris Employment Agreement by the dollar amount equal to the sum of the Bank's capital, surplus, undivided profit and loan loss reserve on December 31, 1988 minus the dollar amount of all loan charge offs (net of recoveries) upon all outstanding loans as of December 31, 1988. In connection with the Merger and the Bank Consolidation, the parties to the Harris Employment Agreement have agreed that Mr. Harris shall receive $667,843 in full settlement of all rights to his phantom stock. The amount of this payment is subject to increase or decrease if the number of Aggregate Norwest Shares received at the Closing is more or less than 310,269 shares.

       In connection with the Merger and the Bank Consolidation, Ray Schirmer, Executive Vice President and cashier of the Bank, and secretary and treasurer of Bancshares, will receive cash compensation equal to one percent (1%) of the dollar value of the sum of the Aggregate Norwest Shares (valued at $26.125 per share) plus

 (1%) of Bancshares indebtedness to Norwest Bank Minnesota, N.A. on the Closing Date. Assuming that such debt equals $3.4 million, and Bank Equity equals $5,995,000 on the Closing Date, he would receive $115,049.50.

       In connection with the Merger and the Bank Consolidation, Daniel Kronlund, Senior Vice President of the Bank, will also receive cash compensation equal to one percent (1%) of the dollar value of the sum of the Aggregate Norwest Shares (valued at $26.125 per share) plus (1%) of Bancshares indebtedness to Norwest Bank Minnesota, N.A. on the Closing Date. Assuming that such debt equals $3.4 million, and Bank Equity equals $5,995,000 on the Closing Date, he would receive $115,049.50.

       Repayment of Certain Affiliate Loans. In addition, immediately after the Effective Time of the Merger, Norwest has agreed to pay in full loans from certain trusts for the benefit of the Fingerhut Shareholders and their affiliates in the approximate principal amount of $__________ (as of January 31, 1994), plus accrued but unpaid interest, and a loan from Sun Tree Limited Partnership, a partnership controlled by certain of the Fingerhut Shareholders, in the approximate principal amount of $__________ (as of January 31, 1994), plus accrued, unpaid interest.

 CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

      Bancshares is incorporated as a corporation under the laws of Minnesota, and Norwest is incorporated as a corporation under the laws of Delaware. Shareholders of Bancshares, whose rights are governed by Bancshares's Articles of Incorporation and By-Laws and by Minnesota corporate law, will, upon consummation of the Merger, become stockholders of Norwest. Stockholders of the Bank, whose rights are governed by the Bank's Articles of Incorporation and By-Laws and by federal law, will, upon consummation of the Bank Consolidation, also become stockholders of Norwest. The rights of former shareholders of Bancshares and former stockholders of the Bank as Norwest stockholders will then be governed by Norwest's Certificate of Incorporation and By-Laws and by the Delaware General Corporation Law. The following is a summary of certain significant differences between the rights of shareholders of Bancshares, stockholders of the Bank, and stockholders of Norwest.

      CAPITAL STOCK

      Bancshares. Bancshares's Articles of Incorporation authorize the issuance of 1,000,000 shares of voting Bancshares Class A Common Stock, par value $.01 per share and 100,000 shares of non-voting Bancshares Class B Common Stock, par value $.01 per share, and do not authorize the issuance of preferred stock. Accordingly, all Bancshares shareholders have equal rights and preferences with respect to dividends and distributions upon liquidation.

      The Bank. The Bank's Articles of Incorporation authorizes the issuance of 9,245 shares of capital stock, par value $100.00 per share, in such series with such rights and privileges as determined by the Board of Directors. All shares of Bank Common Stock currently outstanding have equal rights of preferences with respect to voting, dividends, and distributions upon liquidation.

      NORWEST. Norwest's Certificate of Incorporation authorizes the issuance of 500,000,000 shares of common stock, par value $ 1 2/3 per share, and 5,000,000 shares of preferred stock ("Norwest Preferred Stock"). At September 30, 1993, 293,099,468 shares of Common Stock were issued, of which 290,770,768 were outstanding and 2,328,700 were held as treasury shares; 2,276,500 shares of Norwest Preferred Stock were issued and outstanding; and 1,000,000 additional shares of Norwest Preferred Stock were reserved for issuance upon the exercise of certain rights described below. Norwest has authorized for issuance from time to time and registered with the Securities and Exchange Commission (the "SEC") an additional 1,700,000 shares of Norwest Preferred Stock. Norwest has also authorized for issuance from time to time and registered with the SEC pursuant to a universal shelf registration statement, an indeterminate number of securities (the "Shelf Securities") with an aggregate initial offering price not to exceed $1,000,000,000. The Shelf Securities may be issued as Preferred Stock or as securities convertible into shares of Preferred Stock or Common Stock. Based on the current number of shares of

 Preferred Stock authorized for issuance under Norwest's Certificate of Incorporation, the maximum number of shares of Preferred Stock and Common Stock, respectively, that could be issued pursuant to the effective shelf registration statements, when added to shares of Preferred Stock and Common Stock already reserved for issuance, issued, or outstanding, could not exceed respectively, 5,000,000 shares of Preferred Stock, and 500,000,000 shares of Common Stock. All or any portion of the authorized but unissued Norwest Preferred Stock or Shelf Securities issuable as, or convertible into Norwest Preferred Stock, may be issued by the Board of Directors of Norwest without further action by Norwest stockholders. Holders of Norwest Preferred Stock have certain rights and preferences with respect to dividends and upon liquidation that are superior to those of holders of Norwest Common Stock. The relative rights and preferences of any Norwest Preferred Stock issued in the future may be established by the Norwest Board of Directors without stockholder action. Although management has no current plans for the issuance of any shares of Norwest Preferred Stock, except as disclosed in this Proxy Statement-Prospectus, such shares, when and if issued, could have dividend, liquidation, voting, and other rights superior to those of Norwest Common Stock.

      On November 22, 1988, the Board of Directors of Norwest declared a dividend of one preferred share purchase right (collectively, the "Rights") for each outstanding share of Norwest Common Stock. The dividend was paid on December 9, 1988, to stockholders of record on that date. Holders of shares of Norwest Common Stock issued subsequent to that date, including those to be issued in connection with the Merger, will receive the Rights with their shares. The Rights trade automatically with shares of Norwest Common Stock and become exercisable only under certain circumstances. The Rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with Norwest's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Rights may, but are not intended to, deter takeover proposals.

      Until a Right is exercised, the holder of a Right, as such, will have no rights as a stockholder of Norwest including, without limitation, the right to vote or receive dividends. Upon becoming exercisable, each Right will entitle the registered holder to purchase from Norwest one four-hundredth of a share of Norwest Series A Junior Participating Preferred Stock (collectively, the "Junior Preferred Shares"). The stated purchase price for each one one-hundredth of a Junior Preferred Share is $175.00. The purchase price is subject to adjustment upon the occurrence of certain events, including stock dividends on the Junior Preferred Shares or issuance of warrants for, or securities convertible on certain terms into, Junior Preferred Shares. The number of Rights outstanding and the number of Junior Preferred Shares issuable upon exercise of the Rights are subject to adjustment in the event of a stock split of, or a stock dividend on, Norwest Common Stock.

      The Rights will become exercisable only if a person or group acquires or announces an offer to acquire 25% or more of the outstanding shares of Norwest Common Stock. This triggering percentage may be reduced to no less than 15% by the Board of Directors prior to the time the Rights become exercisable. The Rights have certain additional features that will be triggered upon the occurrence of specified events:

        (1) If a person or group acquires at least the triggering percentage of Norwest Common Stock, the Rights permit holders of the Rights, other than such person or group, to acquire Norwest Common Stock at 50% of market value. However, this feature will not apply if a person or group which owns less than the triggering percentage acquires at least 85% of the outstanding shares of Norwest Common Stock pursuant to a cash tender offer for 100% of the outstanding Norwest Common Stock.

        (2) After a person or group acquires at least the triggering percentage and before the acquiror owns 50% of the outstanding shares of Norwest Common Stock, the Board of Directors may exchange each Right, other than Rights owned by such acquiror, for one share of Norwest Common Stock or one four-hundredth of a Junior Preferred Share.

        (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Rights permit holders of the Rights to purchase the stock of the acquiror at 50% of market value.

      The Junior Preferred Shares will not be redeemable. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 400 times the dividend declared per share of Norwest Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400.00 per share but will be entitled to an aggregate payment of 400 times the payment made per share of Norwest Common Stock. Each Junior Preferred Share will have 400 votes, voting together with the Norwest Common Stock. Finally, in the event of any merger, consolidation, or other transaction in which Norwest Common Stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Norwest Common Stock. These rights are protected by customary antidilution provisions.

      At any time prior to the acquisition by a person or group of the triggering percentage or more of the outstanding shares of Norwest Common Stock, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only remaining right of the holders of Rights will be to receive the Redemption Price.

      The Rights will expire on November 23, 1998, unless extended or earlier redeemed by Norwest. Generally, the terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights.

      PREEMPTIVE RIGHTS

      Bancshares. Bancshares shareholders have no preemptive rights to acquire treasury stock and previously unissued shares of Bancshares stock upon their issuance.

      The Bank. Bank stockholders have the preemptive right to subscribe for previously unissued shares of the Bank's capital stock.

      Norwest. Norwest stockholders have no preemptive rights or other purchase rights other than the Rights.

      REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

      Bancshares. Under Minnesota law, the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote is required to approve a plan of merger, consolidation, or exchange. Under Bancshares' Articles of Incorporation, Bancshares Class A Common Stock is the sole class of Bancshares Common Stock having voting rights, including the right to vote of the Merger.

      The Bank. Under federal law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Stock is required to approve a merger or consolidation.

      Norwest. Under Delaware law, the vote of a simple majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation, or the sale, lease, or exchange of substantially all of Norwest's corporate assets. With respect to a merger, no vote of the stockholders of Norwest is required if Norwest is the surviving corporation and (1) the related agreement of merger does not amend Norwest's Certificate of Incorporation, (2) each share of stock of Norwest outstanding immediately before the merger is an identical outstanding or treasury share of Norwest after the merger, and (3) the number of shares of Norwest stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest Common Stock outstanding immediately before the merger.

      DISSENTERS' RIGHTS

      Bancshares and the Bank. Under Minnesota law, and under federal law, shareholders of Bancshares and stockholders of the Bank are entitled to exercise dissenters' rights and obtain payment of the fair value of their shares. See the more detailed discussion below under "Rights of Dissenting Shareholders."

      Norwest. Under Delaware law a stockholder is generally entitled to receive payment of the appraised value of such stockholder's shares if the
 stockholder dissents from a merger or consolidation.   However, appraisal
 rights are not available to holders of (a) shares listed on a national securities exchange or held of record by more than 2,000 persons or (b) shares of the corporation surviving a merger, if the Merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required by the terms of the Merger to accept anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders, or (iii) cash in lieu of fractional shares of such stock. Appraisal rights are not available for a sale of assets or an amendment to the Certificate of Incorporation. Because shares of Norwest Common Stock are listed on both the NYSE and the CSE, and Norwest has more than 2,000 stockholders of record, its stockholders are not, subject to the aforementioned exceptions, entitled to any rights of appraisal in connection with mergers or consolidations involving Norwest.

      SPECIAL MEETINGS

      Bancshares. Under Minnesota law and Bancshares's By-Laws, a special meeting of shareholders may be called by Bancshares's President, the members of its Board of Directors, or the holders of not less than one-tenth of the outstanding shares of Bancshares Common Stock.

      The Bank. Under federal law and the Bank's By-Laws, a special meeting of stockholders may be called by a majority of the Board of Directors or on the written request of stockholders owning not less than twenty five percent of the capital stock of the Bank.

      Norwest. Under Delaware law and the By-Laws of Norwest, a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President, or a majority of the Board of Directors.

      ANTITAKEOVER STATUTES

      Bancshares. Minnesota has in force both a control share acquisition statute, which regulates the accumulation of shares of voting stock of Minnesota corporations, and a business combination statute, which restricts business combinations with Minnesota corporations. The control share acquisition statute precludes an acquiror of the voting shares of a Minnesota corporation who crosses one of three thresholds (20%, 33 1/3%, or 50% of the voting power) from obtaining voting control with respect to such shares unless both a majority of all voting shares and a majority of all disinterested voting shares vote to accord voting power to the control shares. The statute further provides that the corporation may redeem the control shares if the acquiror has not complied with certain procedural requirements or if the control shares are not accorded full voting rights by the shareholders. The business combination statute regulates business combinations such as mergers, consolidations, and asset purchases with public corporations where the acquiror became an interested shareholder of the public corporation before either the purchase resulting in such acquiror becoming an interested shareholder or the business combination received the prior approval of a majority of the disinterested directors of the public corporation. An "interested shareholder" is any person that is either the beneficial owner, directly or indirectly, of ten percent or more of the voting stock of the public corporation or an affiliate or associate of the public corporation and was at any time within the preceding four years the beneficial owner, directly or indirectly, of ten percent or more of the voting stock of the public corporation. A "disinterested" director is a person who is not currently nor has been within five years an officer or employee of the public corporation or a related corporation. The statute prohibits business combinations with an unapproved interested shareholder for a period of four years after the date of the interested shareholder's share acquisition. The business combination statute is designed to inhibit unfriendly acquisitions, but is does not apply to corporations whose articles of incorporation or bylaws contain a provision electing not to be covered by law. Neither Bancshares's articles of incorporation nor its bylaws contain such a provision.

      Norwest. The Delaware antitakeover statute governs business combinations between a publicly held Delaware corporation having certain numbers of stockholders or listed on certain exchanges and an interested stockholder.
 This statute is designed primarily to regulate the second step of a two-tiered takeover attempt. Delaware law broadly defines a "business combination" as including a merger, sale of assets, issuance of voting stock, and various other types of transactions with an interested stockholder and other related parties. An "interested stockholder" is defined as any person who beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. Delaware law prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless (a) the board of directors approved the business combination before the stockholder became an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began, excluding in computing such percentage shares held by certain types of stockholders, or (c) the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved by at least two-thirds of the outstanding voting stock not owned by such stockholder.

      In addition to being subject to the laws of Delaware, Norwest, as a bank holding company, is subject to various provisions of federal law with respect to mergers, consolidations, and certain other corporate transactions.

 DISSENTER'S RIGHTS OF BANCSHARES SHAREHOLDERS

      Because the holders of Bancshares Class A Common Stock are the holders of the sole class of Bancshares Common Stock entitled to vote on the Merger, such shareholders are entitled to exercise dissenters' rights pursuant to the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. In accordance with these sections, such shareholders have the right to dissent from the Merger and to be paid the fair value of their shares. The term "fair value" means the value of a shareholder's stock immediately before the Effective Date of the Merger. Under Section 302A.473, where a merger is to be submitted for approval at a meeting of shareholders, the corporation must notify each of its shareholders of the right to dissent and include in such notice a copy of Sections 302A.471 and 302A.473. This Proxy Statement-Prospectus shall constitute such notice to the holders of Bancshares Class A Common Stock.

      The following discussion is not a complete statement of the laws pertaining to a dissenting shareholder's rights under Minnesota law and is qualified in its entirety by the full text of Sections 302A.471 and 302A.473 attached as Appendix C to this Proxy Statement-Prospectus. Any shareholder who wishes to exercise the right to dissent and demand the fair value of such shareholder's shares, or who wishes to preserve the right to do so, should review the following discussion and Appendix C carefully. DISSENTERS' RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS ARE NOT FULLY AND PRECISELY SATISFIED.

      A holder of Bancshares Common Stock wishing to exercise the right to demand the fair value of such shareholder's shares must first file, BEFORE the vote of shareholders is taken at the Special Meeting, a written notice of intent to demand the fair value of such shareholder's shares and must, in addition, not vote in favor of the Merger Agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted FOR approval of the Merger Agreement, a shareholder of Bancshares who votes by proxy and who wishes to exercise dissenters' rights must (i) vote AGAINST approval of the Merger Agreement or (ii) ABSTAIN from voting on approval of the Merger Agreement. A vote against the Merger Agreement, whether in person or by proxy, will not in and of itself satisfy the requirement of a written notice of intent to demand the fair value of a shareholder's common stock.

      A demand for fair value must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the certificate or certificates representing such shareholder's shares. If the common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the common stock is own of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in making the demand, the agent is acting as agent for the record owner.

      A record owner who holds shares as a nominee for others, such as a broker, may demand fair value of the shares held for all, or fewer than all, of the beneficial owners of such shares. In such a case, the written demand should set forth the number of shares to which it relates. When no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of the record owner. Beneficial owners of common stock who are not record owners and who intend to exercise dissenters' rights should instruct the record owner to comply with the statutory requirements with respect to the exercise of dissenters' rights before the date of the Special Meeting.

      Shareholders of Bancshares who elect to exercise dissenters' rights and demand fair value should mail or deliver their written demand to Bancshares, 211 West Holmes Street, Detroit Lakes, Minnesota 56501, Attention: Raymond J. Schirmer, Secretary. The written demand should specify the shareholder's name and mailing address, the number of shares owned, and that the shareholder is thereby demanding the fair value of such shareholder's shares.

      After the Effective Date of the Merger, Bancshares, as the surviving entity, will cause to be mailed to each of the shareholders of Bancshares who has properly asserted dissenters' rights a notice that contains (i) the address to which a demand for payment and stock certificates must be sent in order to receive payment and the date by which they must be received; (ii) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them, and to demand payment; and (iii) another copy of Sections 302A.471 and 302A.473, together with a brief description of these sections. To receive the fair value of common stock a dissenting shareholder must demand payment and deposit the certificates representing such shares within 30 days after the notice is given.

      After Bancshares receives a valid demand for payment, it will cause to be remitted to each dissenting shareholder who has properly asserted dissenters' rights the fair value of the shares of Common Stock with interest at the judgment rate computed from the Effective Date of the Merger. Such payment will be accompanied by (i) the consolidated audited financial statements of Norwest for its most recently completed fiscal year, together with the latest available interim financial statements; (ii) an estimate of the fair value of the shares with respect to which dissenters' rights have been exercised and a brief description of the method used to reach the estimate; and (iii) additional copies of Sections 302A.471 and 302A.473 along with a brief description of the procedures to be followed to demand the supplemental payment discussed below. If Bancshares fails to remit payment within 60 days after receiving shares from a dissenting shareholder, it is obligated to return any certificates for such shares to the dissenting shareholder.

      If a dissenting shareholder believes that the amount remitted by Bancshares is less than the fair value of the shares plus interest, such dissenting shareholder may give written notice to Bancshares of such shareholder's own estimate of the fair value for the shares plus interest and demand a supplemental payment for the difference. Any written demand for supplemental payment must be made within 30 days after Norwest has mailed its original remittance.

      Within 60 days after receiving a demand for supplemental payment, Bancshares, as the surviving entity, must either pay the amount of the supplemental payment demanded (or agreed to between the dissenting shareholder and Bancshares) or file a petition in the state courts of Minnesota requesting that the court determine the fair value of the shares plus interest. Any petition so filed must name as parties all dissenting shareholders who have demanded supplemental payments and who have been unable to reach an agreement with Bancshares concerning the fair value of their shares. The court may appoint appraisers, with such power and authority as the court deems proper, to receive evidence on and recommend the amount of fair value of the shares. The jurisdiction of the court is plenary and exclusive, and the fair value as determined by the court it binding on all shareholders, wherever located. A dissenting shareholder, if successful, is entitled to a judgment for the amount by which the fair value of such shareholder's shares as determined by the court exceeds the amount originally remitted by Bancshares.

      Generally, the costs and expenses associated with a court proceeding to determine the fair value of the shares will be borne by the surviving entity, unless the court finds that a dissenting shareholder has demanded supplemental payment in a manner which is arbitrary, vexatious, or not in good faith. Similar costs and expenses may also be assessed in instances where Bancshares has failed to comply with the procedures in Section 302A.473 pertaining to dissenters' rights discussed above. The court may, in its discretion, award attorneys' fees to an attorney representing dissenting shareholders out of any amount awarded to such dissenters.

      Failure to follow the steps required by Section 302A.473 for asserting dissenters' rights may result in the loss of a shareholder's rights to demand the fair value of such shareholder's shares of common stock. Shareholders considering seeking appraisal should realize that the fair value of their shares, as determined under Section 302A.473 in the manner outlined above, could be more than, the same as, or less than the value of the Norwest Common Stock they would be entitled to as a result of the Merger if they did not seek appraisal of their shares.

 APPRAISAL RIGHTS OF DISSENTING BANK SHAREHOLDERS

      Title 12, Section 215, of the United States Code provides that any shareholder of either of the parties to a consolidation involving a national bank who objects to the proposed consolidation has the right to receive payment in cash of the value of such shareholder's shares as of the effective date of the consolidation, if and when the consolidation is consummated, subject to certain conditions. These conditions, in the case of a shareholder of the Bank, are that: (i) the shareholder must have voted against approval of the Consolidation at the Special Meeting or given notice in writing at, or prior to, the Special Meeting to the presiding officer that such shareholder dissents from the proposed Consolidation; (ii) the shareholder must, within 30 days after the effective date of the Consolidation, make a written request for payment to the surviving bank; and (iii) the written request must be accompanied by surrender of the shareholder's stock certificate(s). Any shareholder of the Bank who votes against the Consolidation at the Special Meeting, or who gives notice in writing at, or prior to, the Special Meeting to the presiding officer that such shareholder dissents, will be notified in writing of the effective date of the Consolidation. Failure to comply with each of the foregoing conditions will result in the loss of the appraisal rights described herein.

      The value of the shares of any dissenting shareholder shall be determined by an appraisal made by a committee of three persons, one to be selected by the majority vote of the dissenting shareholders, one by the Board of Directors of the surviving bank, and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed is not satisfactory to any dissenting shareholder, that shareholder may, within five days after being notified of the appraised value of such shareholder's shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of such shares. If a shareholder dissents and, within 90 days from the date of consummation of the Consolidation, one or more of the appraisers is not selected as above provided for any reason, or the appraisers fail to determine the value of such shares, the Comptroller shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the surviving bank. The value of the shares ascertained shall be promptly paid to the dissenting shareholder by the surviving bank.

      The foregoing summary does not purport to be a complete statement of the provisions of Section 215 and is qualified in its entirety by reference to the relevant provisions of Section 215, the text of which is attached hereto as Exhibit D. Any shareholder of the Bank who desires to exercise dissenters' appraisal rights should carefully review and comply with the relevant provisions of Section 215. DISSENTERS' RIGHTS OF APPRAISAL WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 215 ARE NOT FULLY AND PRECISELY SATISFIED.

      Attached hereto as Appendix E is a copy of Banking Circular 259 regarding the valuation methods used by the Comptroller to estimate the value of a bank's shares when the Comptroller is involved in the appraisal of shares held by dissenting shareholders. The results of appraisals performed by the Comptroller for transactions that were consummated in 1989 and 1986 are also summarized in Appendix E. EACH SHAREHOLDER OF THE BANK SHOULD FULLY CONSIDER APPENDIX E BEFORE DECIDING WHETHER TO EXERCISE DISSENTERS' RIGHTS.

 CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      It is intended that each of the Reorganizations will be treated as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and that for federal income tax purposes no gain or loss will be recognized by any shareholder of Bancshares or shareholder of the Bank upon receipt of Norwest Common Stock pursuant to the Consolidations, except upon the receipt of cash in lieu of fractional shares of Norwest Common Stock. The Internal Revenue Service (the "Service") has not been and will not be asked to rule upon the tax consequences of the Consolidations. Instead, Bancshares and Bank will each rely upon the separate opinions of Maslon, Edelman, Borman and Brand, its special outside legal counsel, as to certain federal income tax consequences of the Reorganizations to the shareholders of Bancshares and the shareholders of the Bank. It is a condition to the consummation of the Reorganizations that each of Bancshares and the Bank receive such an opinion from Maslon, Edelman, Borman and Brand. The opinions of Maslon, Edelman, Borman and Brand will be based upon the facts which are described herein and upon certain representations made by Bancshares and Bank, Norwest, and certain of the principal shareholders of Bancshares and the Bank. The opinions of Maslon, Edelman, Borman and Brand will also be based upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. An opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service. Each holder of Bancshares Common Stock or Bank Common Stock is urged to consult his or her own tax and financial advisors as to the effect of such federal income tax consequences on his or her own particular facts and circumstances and also as to any state, local, foreign, or other tax consequences arising out of the Reorganizations.

      Based upon the facts and representations provided to it, and subject to various assumptions and qualifications, it is anticipated that Maslon, Edelman, Borman and Brand will opine that the following federal income tax consequences to the shareholders of Bancshares and Bank will result from the Reorganizations.

          (i) The Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code;

          (ii) The Consolidation will qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code.

          (iii) No gain or loss will be recognized by the holders of Bank Common Stock upon the exchange of Bancshares or Bank Common Stock solely for Norwest Common Stock pursuant to the Reorganizations (but see clause (vi) below for the tax consequences of payments in lieu of fractional shares);

          (iv) The income tax basis of the Norwest Common Stock received by a shareholders of Bancshares or Bank pursuant to a Consolidation, including any fractional share interest deemed received as described in (vi) below, will be the same as the income tax basis of Bancshares or Bank Common Stock surrendered in exchange therefor;

          (v) The holding period of the Norwest Common Stock received by a shareholders of Bancshares or Bank pursuant to the Reorganizations will include the period during which Bancshares or Bank Common Stock surrendered therefor was held, provided that such Bancshares or Bank Common Stock is a capital asset in the hands of the shareholder of the Bank on the day of the Reorganizations; and

          (vi) A holder of Bancshares Common Stock or Bank Common Stock receiving cash in lieu of a fractional share of Norwest Common Stock will be treated as having received the fractional share of Norwest Common Stock in the Reorganizations and then having received the payment in lieu of the fractional share as a distribution in full payment in exchange for the fractional share as provided in Section 302(a) of the Code.

      The opinion described above will be based upon certain assumptions, including the assumption that the shareholders of Bancshares and the Bank do not have any plan or intention to dispose of more than 50% of the Norwest Common Stock received pursuant to the Reorganizations; the assumption that, after the Reorganizations, Bancshares and the Bank will hold assets representing at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Bancshares and the Bank immediately prior to the Reorganizations, the assumption that no shareholder of the Bank will exercise statutory dissenters' rights, and that the shareholders of Bancshares exercising dissenters' rights hold less than 20% of the outstanding shares of Bancshares Common Stock, and the assumption that the shareholders of the Bank do not directly or indirectly receive any consideration for their shares of Bank Common Stock other than Norwest Common Stock. For purposes of such assumptions, amounts paid by Bancshares and the Bank to dissenting shareholders and amounts paid for reorganization expenses of Bancshares and the Bank will be considered as assets held by Bancshares and the Bank immediately prior to the Reorganizations.

      The foregoing is only a general description of certain anticipated federal income tax consequences of the Reorganizations without regard to the particular facts and circumstances of the tax situation of each shareholder of Bancshares or Bank. It does not discuss all of the consequences that may be relevant to shareholders of Bancshares or the stockholders of the Bank entitled to special treatment under the Code (such as insurance companies, dealers in securities, exempt organizations, or foreign persons) or to shareholders of Bancshares or stockholders of the Bank who acquired their Bank Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Reorganizations Agreements or the Reorganizations themselves. No information is provided herein with respect to the tax consequences, if any, of the Reorganizations under state, local, foreign, or other tax laws.

 RESALE OF NORWEST COMMON STOCK

      The shares of Norwest Common Stock issuable to shareholders of Bancshares and stockholders of the Bank upon consummation of the Reorganizations have been registered under the Securities Act of 1933 (the "Securities Act"). Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Bancshares, the Bank, or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those shareholders of Bancshares or stockholders of the Bank who are deemed to be "affiliates" of Bancshares or the Bank, as the case may be, may be resold without registration as provided for by Rule 145, or as otherwise permitted under the Securities Act. In the Merger Agreement, Bancshares has agreed to use its best efforts to cause each Bancshares shareholder who is an executive officer or director of Bancshares or who may otherwise reasonably be deemed to be an affiliate of Bancshares to enter into an agreement with Norwest providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of Bancshares or of the Bank.

      The Merger Agreement provides for the filing by Norwest of listing applications with the NYSE and the CSE covering the shares of Norwest Common Stock issuable upon consummation of the Reorganizations. It is a condition to the consummation of the Merger that such shares of Norwest Common Stock shall have been authorized for listing on the NYSE and the CSE effective upon official notice of issuance.

 DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN

      For those stockholders who elect to participate in Norwest's Dividend Reinvestment and Optional Cash Payment Plan, dividends on Norwest Common Stock will be reinvested in shares of Norwest Common Stock at market price (as defined). The plan also permits participants to invest through voluntary cash payments, within certain dollar limitations, in additional shares of Norwest Common Stock at the market price (as defined) of such stock at the time of purchase. It is anticipated that after the Effective Time of the Merger and the Effective Time of the Bank Consolidation, Norwest will continue to offer its Dividend Reinvestment and Optional Cash Payment Plan and that shareholders of Bancshares and stockholders of the Bank who receive Norwest Common Stock in the Reorganizations will have the right to participate in the Plan.

 ACCOUNTING TREATMENT

      It is intended that the Merger will qualify as a pooling of interests for accounting purposes. Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of Norwest and Bancshares will be combined at the Effective Time of the Merger and carried forward at their previously recorded amounts, and the shareholders' equity accounts of Bancshares will be combined with Norwest's on Norwest's consolidated balance sheet. Income and other financial statements of Norwest will not be restated retroactively because the acquisition of Bancshares in the Merger is not material to the financial statements of Norwest.

      In order for the Merger to qualify for pooling of interest accounting treatment, substantially all (90% or more) of the outstanding Bancshares Common Stock must be exchanged for Norwest Common Stock. Bancshares has agreed not to take any action which would disqualify the Merger from pooling of interests treatment by Norwest.

      The unaudited pro forma combined and pro forma equivalent per share data contained in this Proxy Statement-Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "SUMMARY--Comparative Unaudited Per Share Data."

 EXPENSES

      Norwest and Bancshares will each pay their own expenses in connection with the Reorganizations, including fees and expenses of their respective accountants and counsel; provided, however, that if the Reorganizations are not consummated because all required regulatory approvals are not received, Norwest will reimburse Bancshares for reasonable accounting fees incurred in the preparation of the audited financial statements included in this Proxy Statement-Prospectus.


                   INFORMATION ABOUT BANCSHARES AND THE BANK

 GENERAL

      Bancshares is a one-bank holding company incorporated in Minnesota in 1982. It is registered with the Federal Reserve Board and is headquartered in Minneapolis, Minnesota. It owns 95.24% of the stock of its sole subsidiary, First National Bank of Detroit Lakes. As of September 30, 1993, Bancshares had total consolidated assets of approximately $77.7 million and stockholders' equity of approximately $3.4 million, and the Bank reported total assets of $76.9 million, total deposits of $68.1 million, and net loans outstanding of $45.9 million.

 THE BANK

      The Bank is headquartered in Detroit Lakes, Minnesota, the county seat of Becker County, located in northwestern Minnesota. The Bank currently operates a main office located at 211 West Holmes Street, and a branch office located at 1135 Washington Avenue, both of which offices are in the city of Detroit Lakes. As of the 1990 U.S. Census, Detroit Lakes had a population of 6,635. The Bank provides a full range of banking services at all of its offices including checking and savings accounts, certificates of deposit, individual retirement accounts, commercial, real estate, consumer, and agriculture loans, and safe deposit boxes. The Bank owns all real estate and banking premises it uses.
 The Bank was organized in 1927 as a national bank. It is subject to regulation and supervision by the OCC.

 COMPETITION

      The principal markets in which the Bank competes are Becker County and contiguous counties located in northwestern Minnesota. For deposits or loans, the Bank competes with other banks and with an industrial thrift company, production credit associations, finance companies, insurance companies, securities brokerage firms, and governmental agencies.

 EMPLOYEES

      At September 30, 1993, the Bank had 48 full-time equivalent employees. The Bank is not a party to any collective bargaining agreement, and employee relations are considered to be good by the Bank's management.

 MARKET PRICE AND DIVIDENDS

      There has never been an established public trading market for Bancshares Common Stock or Bank Common Stock. At September 30, 1993, Bancshares had 8 shareholders of record and the Bank had 6 shareholders of record.

      The following table sets forth the amount of cash dividends paid per share of Class A and Bank Common Stock in each of the years indicated and for the period ended September 30, 1993. No cash dividends were paid by Bancshares on its Class A Common Stock or Class B Common Stock for such period. Dividends on Bank Common Stock were paid in 1992 and 1993. During the period from January 1, 1991 through September 30, 1993, there were 8,805 shares (1991), 9,157 shares (1992) and 9,245 shares (as of September 30, 1993) of the Bank's Common Stock outstanding as of the respective year or date indicated.

                         Cash Dividends Paid per Share


                Period                  Bank Common Stock
- --------------------------------------  -----------------
Year ended December 31, 1991                  $  -0-
Year ended December 31, 1992                  $32.75
Nine months ended September 30, 1993          $97.35


 REGULATION

      Bancshares and the Bank are subject to extensive regulation by federal bank regulatory agencies. The regulations governing bank and bank holding companies encompass, among other things, products, services, community involvement, deposits, lending, permitted activities, affiliate transactions and financial reporting. For a description of federal regulations generally applicable to bank holding companies and banks, see "CERTAIN REGULATORY CONSIDERATIONS."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF D.L. BANCSHARES, INC.


FINANCIAL REVIEW

GENERAL

The following is management's discussion and analysis of the significant factors affecting D.L. Bancshares, Inc.'s results of operations and financial condition. This should be read in conjunction with D.L. Bancshares, Inc.'s audited and unaudited consolidated financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

D.L. Bancshares, Inc. is a one-bank holding company, which owns 95.24% of the common stock of First National Bank of Detroit Lakes.

FINANCIAL CONDITION

Total assets increased by $146,000 during the first nine months of 1993 to $77,734,000 at September 30, 1993 following an increase of $4,700,000 during 1992 to $77,589,000 at December 31, 1992. The 1992 increase was primarily due to an increase in securities available for sale and loans.

Loans increased in the first nine months of 1993 by $6,504,000 to $46,575,000 at September 30, 1993 and increased $1,381,000 during 1992 to $40,071,000 at
December 31, 1992. The increase in loans was evenly balanced among commercial, commercial real estate, consumer, and residential real estate.

Securities available for sale decreased $5,632,000 during the first nine months of 1993 to $21,917,000 at September 30, 1993 and had increased $3,923,000 during 1992 to $27,549,000 at December 31, 1992. The decrease in 1993 was to fund increased loan demand while in 1992 the increase was funded by deposit growth.


COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992

EARNINGS PERFORMANCE

D.L. Bancshares, Inc. earned net income of $240,000 and $128,000 for the three months ended September 30, 1993 and 1992, respectively. The increase in earnings of $112,000 was primarily due to an increase in net interest income of $138,000. The consolidated annualized return on average assets was 1.25% for the third quarter of 1993, compared to .67% for the third quarter of 1992. Annualized return on average stockholders' equity was 30.07% for the third quarter of 1993, compared to 20.67% for the third quarter of 1992. On a per-shared basis, net income for the third quarter of 1993 and 1992 were $2.60 and $1.45 respectively.

The annualized return on average assets from First National Bank of Detroit Lakes' earnings was 1.51% for the third quarter of 1993 and 0.97% for the third quarter of 1992.











                                                                     (continued)

The following is a condensed summary of the consolidated statements of operations (dollars in thousands):

                                                           Three months
                                                               ended
                                                           September 30
                                                           ------------
                                                           1993    1992
- ---------------------------------------------------------  ----    ----

     Net interest income                                   $ 905    767
     Provision for loan losses                                 0      0
     Non-interest income                                     149    158
     Non-interest expense                                    643    654
     Net income                                              240    128

NET INTEREST INCOME

Net interest income is affected by changes in both interest rates and the volume of average earning assets and interest-bearing liabilities.

The following table is provided to show the percentage of change in interest income and expenses of significant interest-bearing assets and liabilities:

                                               Three months
                                                   ended
                                               September 30
                                                (dollars in
                                                 thousands)    Percentage
                                               -------------    increase
                                                1993   1992    (decrease)
                                               --------------------------
      Interest income:
         Loans                                 $1,146  1,004        14.1 %
         Securities                               338    447       (24.4)
         Federal funds sold                        22     36       (39.1)
- ------------------------------------------------------------
              Total interest income             1,506  1,487         1.3
- ------------------------------------------------------------
      Interest expense:
         Deposits                                 511    618       (17.3)
         Short-term borrowings                     24     20        20.0
         Notes payable                             66     82       (19.9)
- ------------------------------------------------------------
               Total interest expense             601    720       (16.5)
- ------------------------------------------------------------
               Net interest income             $  905    767        18.0 %
============================================================


The following table is provided to show changes in interest income and expense attributable to changes in volume and interest rates of significant interest-earning assets and interest-bearing liabilities:

                                                  Three months ended
                                                September 30, 1993-1992
                                        --------------------------------------
                                                        Attributable to change
                                          Total         ----------------------
    Interest-earning Assets              change           in volume    in rate
- ------------------------------------------------------------------------------
Loans                                   $ 142,019         568,933    (426,914)
Securities                               (109,297)         29,072    (138,369)
Federal funds sold                        (14,045)         (8,221)     (5,824)
- ------------------------------------------------------------------------------
        Total interest income           $  18,677         589,784    (571,107)
==============================================================================
      Interest-bearing Liabilities
- ------------------------------------------------------------------------------
Deposits                                 (107,072)         (6,292)   (100,780)
Short-term borrowings                       3,988          (1,707)      5,695
Notes payable                             (16,313)        (15,447)       (866)
- ------------------------------------------------------------------------------
        Total interest expense          $(119,397)        (23,446)    (95,951)
==============================================================================

The change in interest income/expense attributable to volume reflects the change in volume times the prior period's rate and the change in interest income/expense attributable to rate reflects the change in rates times the prior period's volume. The change due to combined rate/volume variance is allocated to the change due to rate and the change due to volume on the basis of the percentage of the total change excluding the combined rate/volume component.

The following table presents average asset and liability balances and percentage changes:

                                               Three months
                                                   ended
                                               September 30    Percentage
                                               (dollars in      increase
                                                thousands)     (decrease)
                                             ----------------  -----------
                                               1993     1992     1993/92
                                             --------  ------  -----------
- --------------------------------------------------------------------------
     Loans                                    $46,260  37,446       23.5 %
     Securities                                22,601  28,795      (21.5)
     Federal funds sold                         2,977   4,781      (37.7)
- -------------------------------------------------------------
       Total average interest-earnings
         assets                                71,838  71,022        1.1
=============================================================
Deposits:
     Non-interest bearing demand                8,599   7,422       15.9

     Interest-bearing demand                   13,206  12,193        8.3
     Savings                                   18,743  18,311        2.4
     Time                                      27,023  29,080       (7.1)
- -------------------------------------------------------------
       Total average interest-bearing
         deposits                              58,972  59,584       (1.0)
- -------------------------------------------------------------
      Short-term borrowings                     2,000   2,026       (1.3)
      Notes payable                             3,260   4,136      (21.2)
- -------------------------------------------------------------
       Total average interest-bearing
         liabilities                          $64,232  65,746       (2.3)%
=============================================================

                                                                     (continued)

The following table shows the annualized average interest yield on interest-earning assets and the annualized average interest rate paid on interest-bearing liabilities:

                                                       Three months
                                                          ended
                                                       September 30
                                                       ------------
                                                       1993    1992
        -----------------------------------------------------------
        Average yield earned:
          Loans                                        9.91%  10.73%
          Securities                                   5.98    6.21
          Federal funds sold                           2.94    3.01

             Total interest-earning assets             8.38    8.38
        -----------------------------------------------------------

        Average rates paid:
          Interest-bearing deposits                    3.47    4.15
          Short-term borrowings                        4.81    3.96
          Notes payable                                8.08    7.95

             Total interest-bearing liabilities        3.74    4.39
        -----------------------------------------------------------

        Interest rate spread                           4.64%   3.99%
        ===========================================================

The following table shows the annualized net yield on interest-earning assets for the three months ended September 30:

                                                      1993   1992
        ---------------------------------------------------------
        Average yield earned                          8.38%  8.38%
        Interest expense to average earning assets    3.34   4.05
        ---------------------------------------------------------

              Net yield on interest-earning assets    5.04%  4.33%
        =========================================================

Net interest income was $905,000 for the third quarter of 1993, compared with $767,000 for the third quarter of 1992. The increase is due primarily to higher loan balances.

Total interest income increased to $1,506,000 or 1.3% for the third quarter of 1993 as compared to $1,487,000 for the third quarter of 1992. Average interest-earning assets increased to $71,838,000 for the three months ended September 30, 1993 from $71,022,000 for the three months ended September 30, 1992. Earning asset yields remained constant at 8.38% in 1993 and 1992.

Total interest expense for the third quarter of 1993 of $601,000 declined from $720,000 for the third quarter of 1992. This decline was attributed primarily to rates on interest-bearing liabilities declining to 3.74% in 1993, from 4.39% in 1992. The 65 basis point decline from 1992 to 1993 was caused by the general economic and market conditions which moved interest rates lower in 1992 and 1993.

PROVISION FOR LOAN LOSSES

The allowance for loan losses is determined based on management's evaluation of the loan portfolio, economic conditions, prior loss experience, review of specific problem loans, and other pertinent factors. Actual losses on loans are charged against this allowance and recoveries on charged-off loans are credited to this allowance. D.L. Bancshares Inc.'s provision for loan losses was $ -0-and $ -0- for the third quarter of 1993 and 1992, respectively.

Net recoveries were $2,000 for the third quarter of 1993 and net charge-offs were $12,000 for the third quarter of 1992. The loan loss reserve as a percentage of loans was 1.48% and 1.78% at September 30, 1993 and 1992, respectively.

                                                                     (continued)

NON-INTEREST INCOME

Non-interest income decreased to $149,000 for the third quarter of 1993 compared to $158,000 for the third quarter of 1992. The decrease is due to a variety of miscellaneous income items.

NON-INTEREST EXPENSES

The following table presents a summary of non-interest expenses (dollars in thousands) and percentage changes:

                                                        Percentage
                                                         increase
                                           1993   1992  (decrease)
         ---------------------------------------------------------

         Salaries and employee benefits    $ 326   315        3.5 %
         Net occupancy expense               137   140       (2.2)
         Other expenses                      180   199       (9.5)
         ---------------------------------------------------------
                                           $ 643   654       (1.6)%
         =========================================================

Total non-interest expenses decreased to $643,000 for the third quarter of 1993, compared to $654,000 for the third quarter of 1992. The decrease is due primarily to a $15,000 decrease in business development and advertising costs.


COMPARISONS OF NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992

EARNINGS PERFORMANCE

D.L. Bancshares, Inc. earned net income of $742,000 and $602,000 for the nine months ended September 30, 1993 and 1992, respectively. The increase in earnings of $140,000 was primarily due to a $450,000 increase in net interest income offset by a $405,000 increase in income taxes. The consolidated annualized return on average assets was 1.30% for the first nine months of 1993 compared to 1.08% for the first nine months of 1992. Annualized return on average stockholders' equity was 31.83% for the first nine months of 1993 compared to 36.92% for the first nine months of 1992. On a per share basis, net income for the first nine months of 1993 and 1992 were $8.03 and $6.13, respectively.

The annualized return on average assets from First National Bank of Detroit Lakes' earnings was 1.62% for the first nine months of 1993 and 1.26% for the first nine months of 1992.

The following is a condensed summary of the statements of operations (dollars in thousands):

                                                             Nine months
                                                                ended
                                                             September 30
                                                            --------------
                                                             1993    1992
        ------------------------------------------------------------------
        Net interest income                                  $2,687  2,237
        Provision for loan losses                                 0      0
        Non-interest income                                     526    439
        Non-interest expense                                  1,914  1,940
        Net income                                              742    540

NET INTEREST INCOME

Net interest income is affected by changes in both interest rates and the volume of average earning assets and interest-bearing liabilities.

The following table is provided to show the percentage of change in interest income and expense of significant interest-bearing assets and liabilities:

                                        Nine months
                                           ended
                                        September 30   Percentage
                                        (dollars in     increase
                                         thousands)    (decrease)
                                       ---------------------------
                                        1993    1992     1993/92
      ------------------------------------------------------------
      Interest income:
         Loans                          $3,314  3,074        7.8 %
         Securities                      1,137  1,362      (16.5)
         Federal funds sold                 47    119      (60.5)
      -----------------------------------------------
             Total interest income       4,498  4,555       (1.2)
      -----------------------------------------------
      Interest expense:
         Deposits                        1,543  2,013      (23.3)
         Short-term borrowings              86     72       19.4
         Notes payable                     182    233      (21.8)
      -----------------------------------------------
             Total interest expense      1,811  2,318      (21.9)
      -----------------------------------------------
             Net interest income        $2,687  2,237       20.1 %
      ===============================================


The following table is provided to show changes in interest income and expense attributable to changes in volume and interest rates of significant interest-earning assets and interest-bearing liabilities:

                                                Nine months ended
                                             September 30, 1993-1992
                                        ---------------------------------
                                                  Attributable to change
                                         Total   ------------------------
   Interest-earning Assets               change     in volume   in rate
- -------------------------------------------------------------------------
Loans                                   $ 239,550     489,430   (249,880)
Securities                               (224,567)   (165,015)   (59,552)
Federal funds sold                        (71,842)    (49,324)   (22,518)
- -------------------------------------------------------------------------
        Total interest income           $ (56,859)    275,091   (331,950)
=========================================================================
     Interest-bearing Liabilities
- -------------------------------------------------------------------------
Deposits                                 (469,454)    (36,355)  (433,099)
Short-term borrowings                      14,186      15,755     (1,569)
Notes payable                             (51,488)    (30,213)   (21,275)
- -------------------------------------------------------------------------
        Total interest expense          $(506,756)    (50,813)  (455,943)
=========================================================================

The change in interest income/expense attributable to volume reflects the change in volume time the prior period's rate and the change in interest income/expense attributable to rate reflects the change in rates times the prior period's volume. The change due to combined rate/volume variance is allocated to the change due to rate and the change due to volume on the basis of the percentage of the total change excluding the combined rate/volume component.

The following table presents average asset and liability balances and percentage changes:

                                               Nine months
                                                   ended
                                               September 30    Percentage
                                               (dollars in      increase
                                                thousands)     (decrease)
                                              ---------------------------
                                               1993     1992     1993/92

- -------------------------------------------------------------------------
         Loans                                $43,540  37,274       16.8 %
         Securities                            24,992  27,141       (7.9)
         Federal funds sold                     2,181   4,628      (52.8)
- -------------------------------------------------------------
           Total average interest-earnings
             assets                           $70,713  69,043        2.4
=============================================================
      Deposits:
         Non-interest bearing demand            7,834   6,451       21.4

         Interest-bearing demand               12,546  11,967        4.8
         Savings                               17,902  17,924       (0.1)
         Time                                  27,425  29,065       (5.6)
- -------------------------------------------------------------
           Total average interest-bearing
             deposits                          57,873  58,956       (1.8)
- -------------------------------------------------------------
        Short-term borrowings                   2,529   2,068       22.2
        Notes payable                           3,514   4,139      (15.1)
- -------------------------------------------------------------
           Total average interest-bearing
             liabilities                      $63,916  65,163       (1.9)%
=============================================================

The following table shows the annualized average interest yield on interest-earning assets and the annualized average interest rate paid on interest-bearing liabilities:

                                                      Nine months
                                                   ended September 30
                                                  --------------------
                                                      1993      1992
        --------------------------------------------------------------
        Average yield earned
          Loans                                      10.15%     11.00%
          Securities                                  6.07       6.69
          Federal funds sold                          2.91       3.44

            Total interest-earning assets             8.48       8.80
        --------------------------------------------------------------
        Average rates paid:
          Interest-bearing deposits                   3.56       4.55
          Short-term borrowings                       4.55       4.65
          Notes payable                               6.90       7.52

            Total interest-bearing liabilities        3.78       4.74
        --------------------------------------------------------------
        Interest rate spread                          4.70       4.06%
        ==============================================================

The following table shows the annualized net yield on interest-earning assets for the nine months ended September 30:


                                                      1993   1992
        ----------------------------------------------------------
        Average yield earned                          8.48%  8.80%
        Interest expense to average earning assets    3.41   4.48
        ----------------------------------------------------------
              Net yield on interest-earning assets    5.07%  4.32%
        ==========================================================

Net interest income was $2,687,000 for the first nine months of 1993, compared with $2,237,000 for the first nine months of 1992. The increase is due primarily to higher loan balances.

Total interest income decreased to $4,498,000 or 1.2% for the first nine months of 1993 as compared to $4,555,000 for the first nine months of 1992. Average interest-earnings assets increased to $70,713,000 for the nine months ended September 30, 1993 from $69,043,000 for the nine months ended September 30, 1992. Earning asset yields declined to 8.48% in 1993 as compared to 8.80% in 1992.

Total interest expense for the first nine months of 1993 of $1,811,000 declined from $2,318,000 for the first nine months of 1992. This decline was attributed primarily to rates on interest-bearing liabilities declining to 3.78% in 1993, from 4.74% in 1992. The 96 basis point decline from 1992 to 1993 was caused by the general economic and market conditions which moved interest rates lower in 1992 and 1993.

PROVISION FOR LOAN LOSSES

The allowance for loan losses in determined based on management's evaluation of the loan portfolio, economic conditions, prior loss experience, review of specific problem loans, and other pertinent factors. Actual losses on loans are charged against this allowance and recoveries on charged-off loans are credited to this allowance. D.L. Bancshares Inc.'s provision for loan losses was $ -0-and $ -0- for the first nine months of 1993 and 1992, respectively.

Net recoveries were $7,000 for the first nine months of 1993 and net charge-offs were $36,000 for the first nine months of 1992. The loan loss reserve as a percentage of loan was 1.48% and 1.78% at September 30, 1993 and 1992, respectively.

NON-INTEREST INCOME

Non-interest income increased to $526,000 for the first nine months of 1993 compared to $439,000 for the first nine months of 1992. The increase was due primarily to income earned on the settlement of certain non-performing loans offset by decreases in overdraft fees.

NON-INTEREST EXPENSES

The following table presents a summary of non-interest expenses (dollars in thousands) and percentage changes:

                                                           Percentage
                                                            increase
                                                           (decrease)
                                             1993    1992    1993/92
         -------------------------------------------------------------
         Salaries and employee benefits     $  992    964       2.9 %
         Net occupancy expense                 427    457      (6.6)
         Other expenses                        495    519      (4.6)
         ------------------------------------------------
                                            $1,914  1,940      (1.3)%
         ================================================

Total non-interest expenses decreased to 1,914,000 for the first nine months of 1993, compared to 1,940,000 for the first nine months of 1992. The decrease is due to decreases in net occupancy and legal expenses offset by increases in a variety of miscellaneous expense items.

COMPARISONS OF YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

EARNINGS PERFORMANCE

D.L. Bancshares, Inc. earned net income of $926,000 in 1992, $320,000 in 1991 and $255,000 in 1990. The increase in earnings from 1991 to 1992 was primarily
due to an increase in net interest income.   The increase in earnings from 1990
to 1991 was primarily due to a $241,000 increase in net interest income and a $141,000 decrease in the provision for loan losses, offset by a $242,000 increase in non-interest expenses. The consolidated return on average assets was 1.24% in 1992 compared to .45% in 1991 and .38% in 1990. Return on average stockholders' equity was 46.30% in 1992 compared to 19.53% and 21.61% in 1991 and 1990, respectively. On a per share basis, net income for the years 1992, 1991 and 1990 were $10.01, $3.63 and $2.90, respectively.

The return on average assets from First National Bank of Detroit Lakes' earnings was 1.30% in 1992, .65% in 1991 and .94% in 1990.

The following is a condensed summary of the statements of operations (dollars in thousands):

                                       1992   1991   1990
        --------------------------------------------------

        Net interest income           $3,137  2,570  2,329
        Provision for loan losses          0      0    141
        Operating income                 569    453    515
        Operating expense              2,617  2,677  2,435
        Net income                       926    320    255

NET INTEREST INCOME

Net interest income is affected by changes is both interest rates and the volume of average earnings assets and interest-bearing liabilities.

The following table is provided to show the percentage of change in interest income and expense of significant interest-bearing assets and liabilities:

                                                          Percentage increase
                             Dollars (in thousands)            (decrease)
                            -----------------------       -------------------
                              1992     1991     1990       1992/91   1991/90
     ------------------------------------------------------------------------
     [S]                    [C]        [C]      [C]       [C]        [C]
     Interest income:
      Loans                 $ 4,146    4,403    4,368       (5.8)%     0.8 %
      Securities              1,816    1,872    1,902       (2.9)     (1.6)
      Federal funds sold        145      165      190      (12.1)    (13.1)
      -----------------------------------------------
        Total interest
          income              6,107    6,440    6,460       (5.2)     (0.3)
      -----------------------------------------------
      Interest expense:
       Deposits               2,587    3,286    3,417      (21.2)%    (3.8)%
       Short-term borrowings     87      195      278      (55.4)    (29.8)
       Notes payable            296      389      436      (23.9)    (10.8)
      -----------------------------------------------
        Total interest
          expense             2,970    3,870    4,131      (23.2)     (6.3)
      -----------------------------------------------
        Net interest income $ 3,137    2,570    2,329       22.1      10.3 %
     ================================================

                                                                     (continued)

The following table is provided to show changes in interest income and expense attributable to changes in volume and interest rates of significant interest-earning assets and interest-bearing liabilities:


                                                         1992-1991
                                           -----------------------------------
                                                        Attributable to change
                                           Total       -----------------------
   Interest-earning Assets                 change        in volume    in rate
   ---------------------------------------------------------------------------

   Loans                                   $(256,379)     (160,028)    (96,351)
   Securities                                (56,017)      290,098    (346,115)
   Federal funds sold                        (20,531)       57,092     (77,623)
   ---------------------------------------------------------------------------
       Total interest income               $(332,927)      187,162    (520,089)
   ===========================================================================
   Interest-bearing Liabilities
   ---------------------------------------------------------------------------
   Deposits                                 (698,231)      247,648    (945,879)
   Short-term borrowings                    (108,502)        9,839    (118,341)
   Notes payable                             (93,319)        3,047     (96,366)
   ---------------------------------------------------------------------------
       Total interest expense              $(900,052)      260,534  (1,160,586)
   ===========================================================================



                                                         1991-1990
                                           -----------------------------------
                                                        Attributable to change
                                           Total       -----------------------
   Interest-earning Assets                 change        in volume    in rate
   ---------------------------------------------------------------------------
   Loans                                   $  34,426       213,898    (179,472)
   Securities                                (29,311)      111,473    (140,784)
   Federal funds sold                        (25,034)       44,964     (69,998)
   ---------------------------------------------------------------------------
       Total interest income               $ (19,919)      370,335    (390,254)
   ===========================================================================
   Interest-bearing Liabilities
   ---------------------------------------------------------------------------
   Deposits                                 (130,969)      267,491    (398,460)
   Short-term borrowings                     (83,119)      (67,918)    (15,201)
   Notes payable                             (46,674)        4,517     (51,191)
   ---------------------------------------------------------------------------
       Total interest expense              $(260,762)      204,090    (464,852)
   ===========================================================================

The change in interest income/expense attributable to volume reflects the change in volume times the prior year's rate and the change in interest income/expense attributable to rate reflects the change in rates times the prior year's volume. The change due to combine rate/volume variance is allocated to the change due to rate and the change due to volume on the basis of the percentage of the total change excluding the combined rate/volume component.


                                                                     (continued)

The following table presents average asset and liability balances and percentage changes:

                                                           Percentage increase
                                 Dollars (in thousands)        (decrease)
                                ------------------------   -------------------
                                  1992    1991    1990      1992/91   1991/90
      ------------------------------------------------------------------------
      Loans                     $37,620  39,111  37,245      (3.8)%     5.0 %
      Securities                 27,616  23,617  22,267      16.9       6.0
      Federal funds sold          4,332   3,017   2,362      43.5      27.7
      --------------------------------------------------
        Total average interest-
           earning assets       $69,568  65,745  61,874       5.8       6.2
      ==================================================
      Deposits:
      Non-interest-bearing
        demand                    6,524   5,812   5,700      12.2       1.9
      Interest-bearing
        demand                   12,070  10,861   9,825      11.1      10.5
      Savings                    18,263  14,620  13,517      24.9       8.1
      Time                       28,953  29,982  28,721      (3.4)      4.4
      --------------------------------------------------
        Total average interest-
          bearing deposits       59,286  55,463  52,063       6.9       6.5
      Short-term borrowings       1,899   3,056   3,569     (37.8)    (14.3)
      Notes payable               4,147   4,115   4,073       0.8       1.0
      --------------------------------------------------
        Total average interest-
          bearing liabilities   $65,332  62,634  59,705       4.3       4.9
      ==================================================

The following table shows the average interest yield on interest-earning assets and the average interest rate paid on interest-bearing liabilities:

                                                   1992    1991    1990
        ---------------------------------------------------------------
        Average yield earned:
          Loans                                   11.02%  11.26%  11.73%
          Securities                               6.58    7.93    8.54
          Federal funds sold                       3.34    5.47    8.05

            Total interest-earning assets          8.78    9.80   10.44
        ---------------------------------------------------------------
        Average rates paid:
          Interest-bearing deposits                4.36    5.92    6.56
          Short-term borrowings                    4.58    6.40    7.81
          Notes payable                            7.13    9.45   10.70
            Total interest-bearing liabilities     4.55    6.18    6.92
        ---------------------------------------------------------------
        Interest rate spread                       4.23%   3.62%   3.52%
        ===============================================================


Short-term borrowings consist of repurchase agreements with various bank customers. These repurchase agreements are short term with a specific maturity date and are generally issued for periods less than one year. They have a fixed interest rate. Terms of the agreement require the sale and subsequent repurchase of specified U.S. treasury or government agency securities at a fixed price. Banks are not required to maintain reserves on repurchase agreements or incur FDIC charges.

                                                                     (continued)

The following table shows the net yield on interest-earning assets:

                                                     1992   1991   1990
        ----------------------------------------------------------------
        Average yield earned                         8.78%  9.80%  10.44%
        Interest expense to
           average earning assets                    4.27   5.89    6.68
        ----------------------------------------------------------------
           Net yield on interest-earning assets      4.51%  3.91%   3.76%
        ================================================================

Net interest income was $3,137,000 in 1992, compared with $2,570,000 in 1991 and $2,329,000 in 1990. During 1990 interest rates in the United States began a general decline with short-term interest falling faster than long-term rates. This trend continued throughout 1991 and 1992.

Total interest income decreased to $6,107,000 or 5.2% in 1992 as compared to $6,440,000 in 1991, which was down from $6,460,000 in 1990. Earning asset yields declined to 8.78% in 1992 as compared to 9.80% and 10.44% in 1991 and 1990, respectively.

Total interest expense in 1992 of $2,970,000 declined from $3,870,000 in 1991, which was down from $4,131,000 in 1990. This decline was attributed primarily to rates on interest-bearing liabilities declining to 4.55% in 1992, from 6.18% in 1991 and 6.92% in 1990. The 163 basis point decline from 1991 to 1992 and the 74 basis point decline from 1990 to 1991 were caused by the general economic and market conditions which moved interest rates lower in 1992 and 1991.

PROVISION FOR LOAN LOSSES

The allowance for loan losses is determined based on management's evaluation of the loan portfolio, economic conditions, prior loss experience, review of specific problem loans, and other pertinent factors. Actual losses on loans are charged against this allowance and recoveries on charged-off loans are credited to this allowance. D.L. Bancshares, Inc.'s provision for loan losses was $-0-, $-0- and $140,507 in 1992, 1991 and 1990, respectively.

The loan loss reserve as a percentage of loans was 1.71%, 1.84% and 2.06% at December 31, 1992, 1991 and 1990, respectively.

NON-INTEREST INCOME

The following table presents a summary of non-interest income (dollars in thousands) and percentage changes:

                                                      Percentage increase
                                                           (decrease)
                                                      --------------------
                                 1992   1991   1990    1992/91     1991/90
     ---------------------------------------------------------------------
     Service charges
      and fees                   $392    306    319     28.0%       (4.0)%
     Other                        177    147    196     20.8       (25.0)%
     ----------------------------------------------
                                 $569    453    515     25.6%      (12.0)%
     ==============================================

Non-interest income increased 25.6% in 1992 over 1991 due to an increase in service fee rates plus an increase in brokerage fees. The decrease in non-interest income from 1990 to 1991 was a result of an insurance settlement of $114,000 in 1990, which resulted in higher than normal income for 1990 and a decrease in overdraft activity.

NON-INTEREST EXPENSES

The following table presents a summary of non-interest expenses (dollars in thousands) and percentage changes:

                                                       Percentage increase
                                                            (decrease)
                                                       --------------------
                               1992    1991     1990     1992/91   1991/90
      ---------------------------------------------------------------------
      Salaries and employee
        benefits              $1,312   1,114     957      17.8 %    16.3%
      Net occupancy expense      598     502     496      19.1       1.2
      Other expenses             707   1,061     982     (33.4)      8.1
      ----------------------------------------------
                              $2,617   2,677   2,435      (2.3)%     9.9%
      ==============================================

Total non-interest expenses were $2,617,000 in 1992, compared to $2,677,000 in 1991 and $2,435,000 in 1990. The decrease in 1992 is largely attributable to decreases in legal expenses and decreased losses on sales of securities available for sale and premises and equipment, offset by increases in salaries and employee benefits, and net occupancy expense. The increase in 1991 was a result of increases in salaries and employee benefits, FDIC insurance assessments, and losses on sales of premises and equipment, offset by decreases in legal expenses and losses on sales of securities available for sale.

Salaries and employee benefits increased to $1,312,000 in 1992 from $1,114,000 in 1991 and $957,000 in 1990. The increase in salaries in 1992 and 1991 was primarily the result of existing staff receiving annual increases and the hiring of additional staff.

Net occupancy expense increased $96,000 or 19.1% in 1992 as a result of moving into a new bank building in late 1991.

Legal expenses decreased $34,000 or 19.7% in 1992 and $104,000 or 37.5% in 1991 due to declining legal activity related to OCC supervision.

FDIC insurance assessments increased $19,000 or 15.1% in 1992 and $59,000 or 89.5% in 1991. The increase is due to the impact of increased premium rates as well as increased levels of deposits in these periods.

Losses on sales of premises and equipment decreased $220,000 in 1992 following an increase of $250,000 in 1991. These losses, recorded mostly in 1991, related to the sale of the Bank's primary banking facility and related equipment.

Losses and gains on sales of securities available for sale decreased by $91,000 in 1992 and $27,000 in 1991. These decreases were the result of high levels of losses in 1991 and 1990 related to the on-going sale of low quality investments that began in 1989.

                                                                     (continued)

INCOME TAXES

In February 1992 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The Company adopted SFAS No. 109 during 1993 and has elected to apply the provisions retroactively beginning January 1, 1990. The effect on the consolidated financial statements for 1992, 1991 and 1990 of applying the new method of accounting retroactively was not material.

SFAS No. 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The cumulative effect of the change in the method of accounting for income taxes as of January 1, 1990 was not material.

Income taxes for each of the years 1992, 1991 and 1990 was less than the "expected" tax expense computed by applying the applicable federal and state tax rates due to the utilization of net operating loss and investment credit carry forwards. These carry forwards were fully utilized in the first half of 1992. The difference from "expected" tax expense was also impacted by valuation allowances recorded for deferred tax assets of D.L. Bancshares, Inc. due to uncertainties regarding the realization of the deferred tax assets during these periods. During the fourth quarter of 1992 it was determined, based in part on the lifting of a Formal Agreement with the OCC, the final utilization of net operating loss carry forwards and the establishment of a positive earnings trend, that the valuation allowance was no longer needed, resulting in deferred income tax benefits being recorded beginning in that quarter.

STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

In May 1993, the Financial Accounting Standard Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, which requires that certain impaired loans be measured to reflect the time value of money. SFAS No. 114 is required to be adopted for fiscal years beginning after December 15, 1994. The impact of adoption of the new accounting standards on the D.L. Bancshares, Inc.'s financial statements has not yet been determined.

In May 1993, the FASB issued SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement addressed the accounting and reporting for investments by classifying into three categories--securities held to maturity, trading securities, and available for sale. The statement is effective for fiscal years beginning after December 15, 1993. The impact of adoption on the D.L. Bancshares, Inc.'s financial statements has not yet been determined.

FUNDING SOURCES AND LIQUIDITY MANAGEMENT

D.L. Bancshares, Inc. relies primarily on First National Bank of Detroit Lakes for its source of cash needs. The cash flow from the Bank to D.L. Bancshares, Inc. comes in the form of dividends and tax benefits. First National Bank of Detroit Lakes is restricted in paying dividends due to the general regulatory capital requirements that apply to all banks. See "Capital Management of First National Bank of Detroit Lakes."

                                                                     (continued)

The assets of First National Bank of Detroit Lakes are primarily funded through the use of borrowings in the form of deposits and short-term borrowings. The maintenance of an adequate level of liquidity is necessary to ensure that sufficient funds are available to meet customers' loan demand and deposit withdrawals. The sources of asset liquidity consist of federal funds, maturing loans and investment securities.

First National Bank of Detroit Lakes' investment committee is charged with the responsibility of maintaining an adequate level of liquidity and managing the risks associated with interest rate changes while sustaining stable growth in net interest income. First National Bank of Detroit Lakes' basic strategy is to minimize interest rate risk through matching the repricing periods of earning assets and interest-bearing liabilities.

CAPITAL MANAGEMENT OF FIRST NATIONAL BANK OF DETROIT LAKES

Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted assets and off-balance sheet obligations. Under the rules effective December 31, 1992, all financial institutions are required to maintain a level of core capital (known as tier 1 capital) which must be at least 4.0% of risk-weighted assets, and a minimum level of total capital of at least 8.0% of risk-weighted assets. Tier 1 capital consists principally of stockholders' equity less goodwill. Total capital is comprised of tier 1 capital, certain debt instruments and a portion of the allowance for loan losses. First National Bank of Detroit Lakes' actual risk-based capital requirement and excess risk-based capital at September 30, 1993 and December 31, 1992 (dollars in thousands) are summarized as follows:

                                     September 30, 1993    December 31, 1992
                                    -------------------   -------------------
                                    Amount   Percent(1)   Amount   Percent(1)
      -----------------------------------------------------------------------
      Tier 1 capital                $6,074                $6,009
      Allowable portion of allow-
          ance for loan losses         642                   573
      -----------------------------------------------------------------------
      Total risk-based capital      $6,716     13.1%      $6,582      14.4%
      =======================================================================
      Risk-based capital
          requirement               $4,104      8.0%      $3,657       8.0%
      =======================================================================
      Excess risk-based capital     $2,612      5.1%      $2,925       6.4%
      =======================================================================

 (1) Percentage based on risk-weighted assets of $51,303,000 and $45,710,000 at September 30, 1993 and December 31, 1992, respectively.

As a supplement to the risk-based capital guidelines, the Federal Reserve Board has also adopted a minimum ratio of tier 1 capital to total assets known as the tier 1 leverage ratio. The principal objective of this measure is to place a constraint on the maximum degree to which a banking organization can leverage its equity capital base. This regulation has established a minimum level of tier 1 capital to total assets of 3.0%. First National Bank of Detroit Lakes' actual tier 1 leverage ratio was 7.9% and 13.1% at September 30, 1993 and December 31, 1992, respectively.

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                       Selected Statistical Information

        Average Balance Sheets And Average Yields Earned And Rate Paid

The following table sets forth certain selected statistical information and should be read in conjunction with the consolidated financial statements of D.L. Bancshares, Inc. and First National Bank (dollars in thousands):

                                                          Three months ended September 30
                                       -----------------------------------------------------------------------
                                                      1993                                 1992
                                       ----------------------------------   ----------------------------------
                                       Average                 Average      Average                 Average
         Assets                        balance   Interest   yield/rate(1)   balance   Interest   yield/rate(1)
- --------------------------------------------------------------------------------------------------------------
Loans                                  46,260     1,146         9.91%        37,446     1,004       10.73%
Investment securities                  22,601       338         5.98%        28,795       447        6.21%
Federal funds sold                      2,977        22         2.94%         4,781        36        3.01%
- --------------------------------------------------------------------------------------------------------------
        Total earning assets           71,838     1,506         8.38%        71,022     1,487        8.38%
- --------------------------------------------------------------------------------------------------------------
Allowance for loan losses                (687)                                 (684)
Cash and due from banks                 2,539                                 2,346
Other assets                            3,337                                 3,585
- --------------------------------------------------------------------------------------------------------------
        Total Assets                   77,027                                76,269
==============================================================================================================
Liabilities and Stockholders' Equity
- --------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits           8,599                                 7,422
Interest bearing demand deposits       13,206        76         2.31%        12,193        81        2.67%
Saving deposits                        18,743       120         2.56%        18,311       139        3.03%
Time deposits                          27,023       315         4.66%        29,080       398        5.47%
Short-term borrowings                   2,000        24         4.81%         2,026        20        3.96%
Notes payable                           3,260        66         8.08%         4,136        82        7.95%
- --------------------------------------------------------------------------------------------------------------
        Total interest bearing
          liabilities                  64,232       601         3.74%        65,746       720        4.39%
- --------------------------------------------------------------------------------------------------------------
Other liabilities                         717                                   512
Minority interest                         282                                   116
Stockholders' equity                    3,197                                 2,473
- --------------------------------------------------------------------------------------------------------------
        Total liabilities and
           stockholders'               77,027                                76,268
==============================================================================================================
Net interest income                                 905                                   767
==============================================================================================================
Interest rate spread                                            4.64%                                3.98%
Net interest income to average
     earning assets                                             5.04%                                4.33%

(1) Yield/rate is annualized

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                       Selected Statistical Information

        Average Balance Sheets And Average Yields Earned And Rate Paid

The following table sets forth certain selected statistical information and should be read in conjunction with the consolidated financial statements of D.L. Bancshares, Inc. and First National Bank (dollars in thousands):

                                                         Nine months ended September 30
                                      ----------------------------------------------------------------------
                                                   1993                                     1992
                                      ---------------------------------      -------------------------------
                                      Average                 Average        Average                 Average
         Assets                       balance   Interest   yield/rate(1)     balance   Interest   yield/rate(1)
- ------------------------------------------------------------------------------------------------------------
Loans                                  43,540     3,314         10.15%        37,274      3,074        11.00%
Investment securities                  24,992     1,137          6.07%        27,141      1,362         6.69%
Federal funds sold                      2,181        47          2.90%         4,628        119         3.44%
- ------------------------------------------------------------------------------------------------------------
        Total earning assets           70,713     4,498          8.48%        69,043      4,555         8.80%
- ------------------------------------------------------------------------------------------------------------
Allowance for loan losses                (690)                                  (699)
Cash and due from banks                 2,342                                  2,322
Other assets                            3,439                                  3,652
- ------------------------------------------------------------------------------------------------------------
        Total Assets                   75,804                                 74,318
============================================================================================================
Liabilities and Stockholders' Equity
- ------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits          7,834                                   6,451

Interest bearing demand deposits      12,546        222          2.36%        11,967        286         3.19%
Saving deposits                       17,902        345          2.57%        17,924        463         3.44%
Time deposits                         27,425        976          4.75%        29,065      1,264         5.80%
Short-term borrowings                  2,529         86          4.55%         2,068         72         4.65%
Notes payable                          3,514        182          6.90%         4,139        233         7.52%
- ------------------------------------------------------------------------------------------------------------
        Total interest bearing
          liabilities                 63,916      1,811          3.78%        65,163      2,318         4.74%
- ------------------------------------------------------------------------------------------------------------
Other liabilities                        657                                     530
Minority interest                        289                                       1
Stockholders' equity                   3,108                                   2,173
- ------------------------------------------------------------------------------------------------------------
        Total liabilities and
           shareholders' equity       75,804                                  74,318
============================================================================================================
Net interest income                               2,687                                   2,237
============================================================================================================
Interest rate spread                                             4.70%                                  4.06%
Net interest income to average
     earning assets                                              5.07%                                  4.32%


(1) Yield/rate is annualized

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                       Selected Statistical Information

        Average Balance Sheets And Average Yields Earned And Rate Paid


The following table sets forth certain selected statistical information and should be read in conjunction with the consolidated financial statements of D.L. Bancshares, Inc. and First National Bank (dollars in thousands):


                                                                              Year ended December 31
                                     -------------------------------------------------------------------------------------------
                                                  1992                           1991                            1990
                                     -----------------------------  -----------------------------  -----------------------------
                                     Average              Average   Average              Average   Average             Average
             Assets                  balance  Interest  yield/rate  balance  Interest  yield/rate  balance  Interest  yield/rate
- --------------------------------------------------------------------------------------------------------------------------------
Loans                                 37,620    4,146     11.02%     39,111    4,403     11.26%     37,245    4,368     11.73%
Investment securities                 27,616    1,816      6.58%     23,617    1,872      7.93%     22,267    1,902      8.54%
Federal funds sold                     4,332      145      3.34%      3,017      165      5.47%      2,362      190      8.05%
- --------------------------------------------------------------------------------------------------------------------------------
     Total earning assets             69,568    6,107      8.78%     65,745    6,440      9.80%     61,874    6,460     10.44%
- --------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses               (694)                          (823)                          (850)

Cash and due from banks                2,339                          2,151                          2,178
Other assets                           3,591                          3,754                          3,921
- --------------------------------------------------------------------------------------------------------------------------------
          Total Assets                74,804                         70,827                         67,123
================================================================================================================================
Liabilities and Stockholders' Equity
- --------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits          6,524                          5,812                          5,700

Interest bearing demand deposits      12,070      363      3.01%     10,861      487      4.49%      9,825      503      5.12%
Saving deposits                       18,263      594      3.25%     14,620      702      4.80%     13,517      720      5.33%
Time deposits                         28,953    1,630      5.63%     29,982    2,097      6.99%     28,721    2,194      7.64%
Short-term borrowings                  1,899       87      4.58%      3,056      195      6.39%      3,569      278      7.80%
Notes payable                          4,147      296      7.13%      4,115      389      9.45%      4,073      436     10.70%
- --------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing
       liabilities                    65,332    2,970      4.55%     62,634    3,870      6.18%     59,705    4,131      6.92%
- --------------------------------------------------------------------------------------------------------------------------------
Other liabilities                        832                            744                            536
Minority interest                        117                              0                              0
Stockholders' equity                   1,999                          1,637                          1,182
- --------------------------------------------------------------------------------------------------------------------------------
       Total liabilities and
           shareholders' equity       74,804                         70,827                         67,123
================================================================================================================================
Net interest income                             3,137                          2,570                          2,329
================================================================================================================================
Interest rate spread                                       4.23%                          3.62%                          3.52%
Net interest income to average
     earning assets                                        4.51%                          3.91%                          3.76%

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                       Selected Statistical Information

                                  Securities

Following is a table of the carrying value (dollars in thousands) of securities:

                                                           December 31
                                  September 30     --------------------------
                                      1993          1992       1991      1990
- ------------------------------------------------------------------------------
U.S. Treasury                         3,526         8,089      8,756     6,922
U.S. government agencies             16,102        16,081      9,178     8,394
Municipals                              200           952        998     1,104
Corporate and other bonds             2,363         3,452      5,758     6,172
- ------------------------------------------------------------------------------
                                     22,191        28,574     24,690    22,592
==============================================================================

The following table reflects the maturity distribution of each investment security category and the approximate weighted-average annual yield at September 30, 1993 (dollars in thousands):

                                                 Maturing within
                               -----------------------------------------------
                                Less
                                than       1-5     5-10     More than
                               1 year     years    years     10 years   Total
- ------------------------------------------------------------------------------
U.S. Treasury                  $3,027      $499                         $3,526
  Weighted average yield         5.34%     5.65%                          5.38%

U.S. government agencies       $2,782    $6,289    $2,994     $3,408   $15,473
  Weighted average yield         7.71%     5.97%     5.38%      5.48%     6.06%

Municipals                                 $200                           $200
  Weighted average yield                   8.64%                          8.64%

Corporate and other bonds      $1,049    $1,869                  $74    $2,992
  Weighted average yield         7.32%     6.30%                6.00%     6.67%
- ------------------------------------------------------------------------------
        Total securities       $6,858    $8,857    $2,994     $3,482   $22,191
==============================================================================
        Weighted average
          yield                  6.60%     6.07%     5.38%      5.50%     6.04%
==============================================================================

The portfolio does not include any issuer with an aggregate book value in excess of 10% of stockholders' equity.

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                       Selected Statistical Information
                             Securities, Continued


The following table reflects the maturity distribution of each security category and the approximate weighted-average yield at December 31, 1992 (dollars in thousands):

                                                        Maturing within
                                  -----------------------------------------------------
                                       Less
                                       than        1-5       5-10    More than
                                      1 year      years     years    10 years    Total
- ---------------------------------------------------------------------------------------
U.S. Treasury                          $4,530    $3,559                         $8,089
  Weighted average yield                 5.99%     5.38%                          5.72%

U.S. government agencies               $2,503    $7,612    $3,490     $1,972   $15,577
  Weighted average yield                 7.40%     6.50%     5.59%      5.16%     6.27%

Municipals                               $120      $562      $215        $55      $952
  Weighted average yield                10.17%    10.74%    10.74%     10.74%    10.66%

Corporate and other bonds                $805    $3,079                  $72    $3,956
  Weighted average yield                 7.48%     7.10%                6.00%     7.15%
- ---------------------------------------------------------------------------------------
        Total securities               $7,958   $14,812    $3,705     $2,099   $28,574
=======================================================================================
        Weighted average
          yield                          6.63%     6.50%     5.58%      8.05%     6.34%
======================================================================================

The portfolio does not include any issuer with an aggregate book value in excess of 10% of stockholders' equity.

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                       Selected Statistical Information

                                Loan Portfolio



The following table classifies loans by major category (dollars in thousands):

                  September 30                   December 31
                  ------------------------------------------------------------
                     1993       1992      1991      1990      1989       1988
- ------------------------------------------------------------------------------
Commercial
 business            10,305    11,592    11,346    12,310     10,879     8,534
Agricultural          3,901     3,302     3,618     3,006      2,868     2,366
Real Estate:
  Commercial          8,767     5,540     5,129     6,183      6,091     6,094
  Residential        11,498     9,799     8,793     8,064      7,621     7,107
  Agricultural          806       745       579       872        851       815
  Construction          359       158       225         0         30       164
Consumer             10,939     8,935     9,000     9,158      5,251     3,825
- ------------------------------------------------------------------------------
        Total Loans  46,575    40,071    38,690    39,593     33,591    28,905
==============================================================================

The following tables present maturities and sensitivities of loans to changes in interest rates as of September 30, 1993 (dollars in thousands):

                                      Less than    1-5     More than
                                        1 year    years     5 years    Total
- -----------------------------------------------------------------------------
1. Maturities

   a. Commercial business
      and Agricultural                  9,161     4,300        745    14,206
      Real Estate                       6,722    10,481      4,227    21,430
      Consumer                          3,281     7,658          0    10,939
- -----------------------------------------------------------------------------
                                       19,164    22,439      4,972    46,575
=============================================================================
    b. Amount of loans due after
       five years which have:
        Predetermined interest rates    1,099
        Floating/adjustable rates       3,873
- -----------------------------------------------------------------------------
                                        4,972
=============================================================================

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                       Selected Statistical Information

                           Loan Portfolio, Continued



The following tables present maturities and sensitivities of loans to changes in interest rates as of December 31, 1992 (dollars in thousands):


                                      Less than    1-5     More than
                                        1 year    years     5 years    Total
- -----------------------------------------------------------------------------
1. Maturities

    a. Commercial business
         and Agricultural               10,146     4,348        400    14,894
       Real Estate                       5,933     8,209      2,100    16,242
       Consumer                          2,680     6,255          0     8,935
- -----------------------------------------------------------------------------
                                        18,759    18,812      2,500    40,071
=============================================================================
    b. Amount of loans due after
       five years which have:
        Predetermined interest rates       992
        Floating/adjustable rates        1,508
- -----------------------------------------------------------------------------
                                         2,500
=============================================================================

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                       Selected Statistical Information

                  Nonaccrual, Restructured and Past Due Loans
                            (dollars in thousands)


                          September 30           December 31
                          -----------------------------------------------
                              1993     1992  1991   1990     1989    1988
- -------------------------------------------------------------------------
Nonaccrual loans               301      259   847     206     542   1,296
Restructured loans              74      101   215     505     453     182
Loans past due more than
90 days and still accruing     138      187   293     334     102   1,402
- -------------------------------------------------------------------------
                               513      547  1,355  1,045   1,097   2,880
=========================================================================

The impact on interest income for the nine months ended September 30, 1993 and the year ended December 31, 1992 for nonaccrual and restructured loans was approximately $20,000 and $23,000, respectively.

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                       Selected Statistical Information

                    Allocation of Allowance for Loan Losses
                            (dollars in thousands)

                                                        December 31
                                        --------------------------------------------
                 September 30, 1993             1992                   1991
                ---------------------   ---------------------  ---------------------
                            Allowance               Allowance              Allowance
                   Loans     for loan     Loans      for loan     Loans     for loan
                outstanding   losses    outstanding   losses   outstanding   losses
- ------------------------------------------------------------------------------------
Commercial &
  Agricultural    14,206       359        14,894       253        14,964       306
Real estate       21,430       250        16,242       364        14,726       340
Consumer          10,939        82         8,935        67         9,000        67
- ------------------------------------------------------------------------------------
                 $46,575      $691       $40,071      $684       $38,690      $713
====================================================================================

                                             December 31
                --------------------------------------------------------------------
                        1990                    1989                   1988
                ---------------------   ---------------------  ---------------------
                            Allowance               Allowance              Allowance
                   Loans     for loan     Loans      for loan     Loans     for loan
                outstanding   losses    outstanding   losses   outstanding   losses
- ------------------------------------------------------------------------------------
Commercial &
  Agricultural    15,316       393        13,747       537        10,900       900
Real estate       15,119       347        14,593       335        14,180       615
Consumer           9,158        68         5,251        39         3,825        28
- ------------------------------------------------------------------------------------
                 $39,593      $808       $33,591      $911       $28,905    $1,543
====================================================================================

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                       Selected Statistical Information

                     Analysis of Allowance for Loan Losses
                            (dollars in thousands)

                                                                  December 31
                                       September 30   -----------------------------------
                                           1993       1992   1991   1990   1989     1988
- -----------------------------------------------------------------------------------------
Balance begining of period                  684        713    808    911   1,515      412

Provision for loan losses                     0          0      0    140     115    2,014

Charge-offs:
  Commercial and
    Agricultural                              4         62    265    232     828      987
  Consumer                                   24         16     17     21      13        2
  Real Estate                                 0          6     27      0      11        0
- -----------------------------------------------------------------------------------------
        Total loan losses                    28         84    309    253     852      989

Recoveries:
  Commercial and
    Agricultural                              7         49    208      6     125       70
  Consumer                                   28          6      5      4       8        8
  Real Estate                                 0          0      0      0       0        0
- -----------------------------------------------------------------------------------------
        Total recoveries                     35         55    214     10     133       78
- -----------------------------------------------------------------------------------------
        Net (recoveries) charge-offs         (7)        29     95    243     719      911

Balance end of period                       691        684    713    808     911    1,515
=========================================================================================
Net charge-offs as a percent
  of average loans                          0.0%       0.1    0.2    0.6     2.7      3.1

Allowance for loan losses to:
  Total loans at period-end                 1.5%       1.7    1.8    2.1     2.7      3.2
  Net charge-offs                            NM       23.5    7.5    3.3     1.3      1.6

Provision for loan losses to
  average loans                             0.0%       0.0    0.0    0.4     0.3      4.8

NM = Not meaningful

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                       Selected Statistical Information

                 Maturity of Time Deposits of $100,000 or More

                             At September 30, 1993
                            (dollars in thousands)

                                                 Within       3-6         6-12     Over 12
                                                3 months     months      months    months   Total
- --------------------------------------------------------------------------------------------------
Certificates of deposit and other time            414         107         602       401     1,524


                            Maturity of Time Deposits of $100,000 or More

                                        At December 31, 1992
                                       (dollars in thousands)

                                                 Within       3-6         6-12     Over 12
                                                3 months     months      months    months   Total
- --------------------------------------------------------------------------------------------------
Certificates of deposit and other time            375         105         367       875     1,722

                                       Short-term Borrowings
                                       (dollars in thousands)

                            Three months            Nine months
                         ended September 30      ended September 30        Year ended December 31
                         ------------------      ------------------       ------------------------
                          1993        1992        1993         1992       1992      1991      1990
- --------------------------------------------------------------------------------------------------
Average balance         $2,000       2,026       2,529        2,068      1,899     3,057     3,569

Average interest
  rate                    4.81%       3.96%       4.55%        4.65%      4.58%     6.40%     7.81%

Maximum month-end
  balance               $2,000       2,000       3,500        2,918      3,000     4,195     4,696

                                      73

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                       Selected Statistical Information

                            Three months            Nine months
                         ended September 30      ended September 30        Year ended December 31
                         ------------------      ------------------       ------------------------
                          1993        1992        1993         1992       1992      1991      1990
- --------------------------------------------------------------------------------------------------
Return on
  average
  assets               1.25%(1)     0.67%(1)     1.30%(1)      1.08%(1)   1.24%    0.45%     0.38%
Return on
  average
  equity              30.07%(1)    20.67%(1)    31.83%(1)     36.92%(1)  46.30%   19.53%    21.61%
Average
  equity to
  average
  assets               4.15%        3.24%        4.10%         2.92%      2.67%    2.31%     1.76%
Dividends
  paid per
  share                  $0           $0           $0            $0         $0       $0        $0

  (1) Annualized

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST NATIONAL BANK OF DETROIT LAKES


FINANCIAL REVIEW

GENERAL

The following is management's discussion and analysis of the significant factors affecting First National Bank of Detroit Lakes' results of operations and financial condition. This should be read in conjunction with First National
Bank of Detroit Lakes' unaudited financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

FINANCIAL CONDITION

Total assets increased by $229,000 during the first nine months of 1993 to $76,942,000 at September 30, 1993 following an increase of $4,656,000 during 1992 to $76,712,000 at December 31, 1992. The 1992 increase was primarily due to an increase in securities available for sale and loans.

Loans increased in the first nine months of 1993 by $6,504,000 to $46,575,000 at September 30, 1993 and increased $1,381,000 during 1992 to $40,071,000 at
December 31, 1992. The increase in loans was evenly balanced in commercial, commercial real estate, consumer, and residential real estate.

Securities available for sale decreased $5,632,000 during the first nine months of 1993 to $21,917,000 at September 30, 1993 and had increased $3,923,000 during 1992 to $27,549,000 at December 31, 1992. The decrease in 1993 was to fund increased loan demand while in 1992 the increase was funded by deposit growth.


COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992

EARNINGS PERFORMANCE

First National Bank of Detroit Lakes earned net income of $291,000 and $187,000 for the three months ended September 30, 1993 and 1992, respectively. The increase in earnings of $104,000 was primarily due to an increase in net interest income of $121,000. The annualized return on average assets was 1.51% for the third quarter of 1993, compared to .97% for the third quarter of 1992. Annualized return on average stockholders' equity was 19.59% for the third quarter of 1993, compared to 12.66% for the third quarter of 1992. On a per-shared basis, net income for the third quarter of 1993 and 1992 were $31.45 and $20.43 respectively.

The following is a condensed summary of the consolidated statements of operations (dollars in thousands):

                                                         Three months
                                                             ended
                                                         September 30
                                                         ------------
                                                          1993   1992
- ---------------------------------------------------------------------

     Net interest income                                  $971   849
     Provision for loan losses                               0     0
     Non-interest income                                   149   158
     Non-interest expense                                  635   642
     Net income                                            291   187

                                                         (continued)

NET INTEREST INCOME

Net interest income is affected by changes in both interest rates and the volume of average earning assets and interest-bearing liabilities.

The following table is provided to show the percentage of change in interest income and expenses of significant interest-bearing assets and liabilities:


                                         Three months
                                            ended
                                         September 30
                                         (dollars in
                                          thousands)    Percentage
                                        --------------   increase
                                         1993    1992   (decrease)
      ------------------------------------------------------------
      Interest income:
         Loans                           $1,146  1,004      14.1 %
         Securities                         338    447     (24.4)
         Federal funds sold                  22     36     (39.1)
      ------------------------------------------------
               Total interest income      1,506  1,487       1.3
      ------------------------------------------------
      Interest expense:
         Deposits                           511    618     (17.3)
         Short-term borrowings               24     20      20.0
      ------------------------------------------------
               Total interest expense       535    638     (16.1)
      ------------------------------------------------
               Net interest income       $  971    849      14.3 %
      ================================================


The following table is provided to show changes in interest income and expense attributable to changes in volume and interest rates of significant interest-earning assets and interest-bearing liabilities:


                                                    Three months ended
                                                  September 30, 1993-1992
                                              --------------------------------
                                                        Attributable to change
                                               Total    ----------------------
         Interest-earning Assets               change   in volume      in rate
      ------------------------------------------------------------------------
      Loans                                  $ 142,019    568,933     (426,914)
      Securities                              (109,297)    29,072     (138,369)
      Federal funds sold                       (14,045)    (8,221)      (5,824)
      ------------------------------------------------------------------------
            Total interest income            $  18,677    589,784     (571,107)
      ========================================================================
         Interest-bearing Liabilities
      ------------------------------------------------------------------------
      Deposits                                (107,072)    (6,292)    (100,780)
      Short-term borrowings                      3,988     (1,707)       5,695
      ------------------------------------------------------------------------
            Total interest expense           $(103,084)    (7,999)     (95,085)
      ========================================================================


The change in interest income/expense attributable to volume reflects the change in volume times the prior period's rate and the change in interest income/expense attributable to rate reflects the change in rates times the prior period's volume. The change due to combined rate/volume variance is allocated to the change due to rate and the change due to volume on the basis of the percentage of the total change excluding the combined rate/volume component.
                                                                     (continued)

The following table presents average asset and liability balances and percentage changes:

                                               Three months
                                                  ended
                                               September 30    Percentage
                                               (dollars in      increase
                                                thousands)     (decrease)
                                             -----------------------------
                                               1993     1992     1993/92
      --------------------------------------------------------------------

         Loans                                $46,260  37,446      23.5 %
         Securities                            22,601  28,795     (21.5)
         Federal funds sold                     2,977   4,781     (37.7)
      -------------------------------------------------------
            Total average
              interest-earning assets          71,838  71,022       1.1
      =======================================================
      Deposits:
         Non-interest bearing demand            8,599   7,422      15.9

         Interest-bearing demand               13,289  12,210       8.8
         Savings                               18,743  18,311       2.4
         Time                                  27,023  29,080      (7.1)
      -------------------------------------------------------
            Total average
              interest-bearing deposits        59,055  59,601      (0.9)
      -------------------------------------------------------
         Short-term borrowings                  2,000   2,026      (1.3)
      -------------------------------------------------------
            Total average
              interest-bearing liabilities    $61,055  61,627      (0.9)%
      =======================================================

The following table shows the annualized average interest yield on interest-earning assets and the annualized average interest rate paid on interest-bearing liabilities:

                                                           Three months
                                                               ended
                                                           September 30
                                                           -------------
                                                           1993     1992
        ----------------------------------------------------------------
        Average yield earned:
          Loans                                            9.91%   10.73%
          Securities                                       5.98     6.21
          Federal funds sold                               2.94     3.01

             Total interest-earning assets                 8.38     8.38
        ----------------------------------------------------------------
        Average rates paid:
          Interest-bearing deposits                        3.47     4.15
          Short-term borrowings                            4.81     3.96

              Total interest-bearing liabilities           3.51     4.15
        ----------------------------------------------------------------
        Interest rate spread                               4.88%    4.22%
        ================================================================
                                                             (continued)

The following table shows the annualized net yield on interest-earning assets for the three months ended September 30:

                                                      1993   1992
        ---------------------------------------------------------

        Average yield earned                          8.38%  8.38%
        Interest expense to average earning assets    2.97   3.59
        ---------------------------------------------------------
              Net yield on interest-earning assets    5.41%  4.79%
        ==========================================================

Net interest income was $971,000 for the third quarter of 1993, compared with $849,000 for the third quarter of 1992. The increase is due primarily to higher loan balances.

Total interest income increased to $1,506,000 or 1.3% for the third quarter of 1993 as compared to $1,487,000 for the third quarter of 1992. Average interest-earning assets increased to $71,838,000 for the three months ended September 30, 1993 from $71,022,000 for the three months ended September 30, 1992. Earning asset yields remained constant at 8.38% in 1993 and 1992.

Total interest expense for the third quarter of 1993 of $535,000 declined from $638,000 for the third quarter of 1992. This decline was attributed primarily to rates on interest-bearing liabilities declining to 3.51% in 1993, from 4.15% in 1992. The 64 basis point decline from 1992 to 1993 was caused by the general economic and market conditions which moved interest rates lower in 1992 and 1993.

PROVISION FOR LOAN LOSSES

The allowance for loan losses is determined based on management's evaluation of the loan portfolio, economic conditions, prior loss experience, review of specific problem loans, and other pertinent factors. Actual losses on loans are charged against this allowance and recoveries on charged-off loans are credited to this allowance. First National Bank of Detroit Lakes' provision for loan losses was $ -0- and $ -0- for the third quarter of 1993 and 1992, respectively.

Net recoveries were $2,000 for the third quarter of 1993 and net charge-offs were $12,000 for the third quarter of 1992. The loan loss reserve as a percentage of loans was 1.48% and 1.78% at September 30, 1993 and 1992, respectively.

NON-INTEREST INCOME

Non-interest income decreased to $149,000 for the third quarter of 1993 compared to $158,000 for the third quarter of 1992. The decrease is due to a variety of miscellaneous income items.

NON-INTEREST EXPENSES

The following table presents a summary of non-interest expenses (dollars in thousands) and percentage changes:

                                                        Percentage
                                                         increase
                                           1993   1992  (decrease)
        ----------------------------------------------------------

        Salaries and employee benefits     $326   315       3.5 %
        Net occupancy expense               137   140      (2.2)
        Other expenses                      172   186      (7.5)
        ----------------------------------------------------------
                                           $635   641      (0.9)%
        ==========================================================

                                                                     (continued)

Total non-interest expenses decreased to $635,000 for the third quarter of 1993, compared to $641,000 for the third quarter of 1992. The decrease is due primarily to a decrease in business development and advertising costs.

COMPARISONS OF NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992

EARNINGS PERFORMANCE

First National Bank of Detroit Lakes earned net income of $907,000 and $692,000 for the nine months ended September 30, 1993 and 1992, respectively. The increase in earnings of $215,000 was primarily due to a $396,000 increase in net interest income. The annualized return on average assets was 1.62% for the first nine months of 1993 compared to 1.26% for the first nine months of 1992. Annualized return on average stockholders' equity was 19.64% for the first nine months of 1993 compared to 12.51% for the first nine months of 1992. On a per share basis, net income for the first nine months of 1993 and 1992 were $98.14 and $75.60, respectively.

The following is a condensed summary of the statements of operations (dollars in thousands):

                                       Nine months
                                          ended
                                       September 30
                                      --------------
                                       1993    1992
        --------------------------------------------
        Net interest income           $2,869   2,470
        Provision for loan losses          0       0
        Non-interest income              526     439
        Non-interest expense           1,882   1,907
        Net income                       907     692

NET INTEREST INCOME

Net interest income is affected by changes in both interest rates and the volume of average earning assets and interest-bearing liabilities.

The following table is provided to show the percentage of change in interest income and expense of significant interest-bearing assets and liabilities:

                                         Nine months
                                           ended
                                        September 30   Percentage
                                        (dollars in     increase
                                         thousands)    (decrease)
                                       --------------------------
                                        1993    1992     1993/92
      -----------------------------------------------------------
      Interest income:
         Loans                         $3,314   3,074       7.8 %
         Securities                     1,137   1,362     (16.5)
         Federal funds sold                47     119     (60.5)
      -----------------------------------------------
             Total interest income      4,498   4,555      (1.2)
      -----------------------------------------------
      Interest expense:
         Deposits                       1,543   2,013     (23.3)
         Short-term borrowings             86      72      19.4
      -----------------------------------------------

             Total interest expense     1,629   2,085     (21.9)
      -----------------------------------------------
             Net interest income       $2,869   2,470      16.0 %
      ===============================================

                                                                     (continued)

The following table is provided to show changes in interest income and expense attributable to changes in volume and interest rates of significant interest-earning assets and interest-bearing liabilities:

                                                      Nine months ended
                                                   September 30, 1993-1992
                                              ---------------------------------
                                                         Attributable to change
                                                Total    ----------------------
        Interest-earning Assets                change     in volume    in rate
        -----------------------------------------------------------------------
        Loans                                 $ 239,550     489,430   (249,880)
        Securities                             (224,567)   (165,015)   (59,552)
        Federal funds sold                      (71,842)    (49,324)   (22,518)
        -----------------------------------------------------------------------
             Total interest income            $ (56,859)    275,091   (331,950)
        =======================================================================
        Interest-bearing Liabilities
        -----------------------------------------------------------------------
        Deposits                               (469,454)    (36,355)  (433,099)
        Short-term borrowings                    14,186      15,755     (1,569)
        -----------------------------------------------------------------------
             Total interest expense           $(455,268)    (20,600)  (434,668)
        =======================================================================


The change in interest income/expense attributable to volume reflects the change in volume time the prior period's rate and the change in interest income/expense attributable to rate reflects the change in rates times the prior period's volume. The change due to combined rate/volume variance is allocated to the change due to rate and the change due to volume on the basis of the percentage of the total change excluding the combined rate/volume component.

The following table presents average asset and liability balances and percentage changes:

                                               Nine months
                                                  ended
                                               September 30    Percentage
                                               (dollars in      increase
                                                thousands)     (decrease)
                                             ----------------  -----------
                                               1993     1992     1993/92
      --------------------------------------------------------------------
         Loans                                $43,540  37,274      16.8 %
         Securities                            24,992  27,141      (7.9)
         Federal funds sold                     2,181   4,628     (52.8)
      -------------------------------------------------------
             Total average
               interest-earnings assets       $70,713  69,043       2.4
      =======================================================
      Deposits:
         Non-interest bearing demand            7,834   6,451      21.4
         Interest-bearing demand               12,493  11,926       4.8
         Savings                               17,902  17,924      (0.1)
         Time                                  27,425  29,065      (5.6)
      -------------------------------------------------------
             Total average
               interest-bearing deposits       57,820  58,915      (1.8)
      -------------------------------------------------------
        Short-term borrowings                   2,529   2,068      22.2
      -------------------------------------------------------
             Total average
               interest-bearing liabilities   $60,349  60,983      (1.0)%
      =======================================================

                                                                     (continued)

The following table shows the annualized average interest yield on interest-earning assets and the annualized average interest rate paid on interest-bearing liabilities:

                                                      Nine months
                                                   ended September 30
                                                  --------------------
                                                     1993        1992
        --------------------------------------------------------------
        Average yield earned
          Loans                                      10.15%     11.00%
          Securities                                  6.07       6.69
          Federal funds sold                          2.91       3.44
            Total interest-earning assets             8.48       8.80
        -------------------------------------------------------------
        Average rates paid:
          Interest-bearing deposits                   3.56       4.55
          Short-term borrowings                       4.55       4.65
        -------------------------------------------------------------
            Total interest-bearing liabilities        3.60       4.56
        -------------------------------------------------------------
        Interest rate spread                          4.88       4.25%
        =============================================================

The following table shows the annualized net yield on interest-earning assets for the nine months ended September 30:

                                                         1993    1992
        -------------------------------------------------------------

        Average yield earned                             8.48%   8.80%
        Interest expense to average earning assets       3.07    4.03
        -------------------------------------------------------------
              Net yield on interest-earning assets       5.41%   4.77%
        =============================================================


Net interest income was $2,869,000 for the first nine months of 1993, compared with $2,470,000 for the first nine months of 1992. The increase is due primarily to higher loan balances.

Total interest income decreased to $4,498,000 or 1.2% for the first nine months of 1993 as compared to $4,555,000 for the first nine months of 1992. Average interest-earnings assets increased to $70,713,000 for the nine months ended September 30, 1993 from $69,043,000 for the nine months ended September 30, 1992. Earning asset yields declined to 8.48% in 1993 as compared to 8.80% in 1992.

Total interest expense for the first nine months of 1993 of $1,629,000 declined from $2,085,000 for the first nine months of 1992. This decline was attributed primarily to rates on interest-bearing liabilities declining to 3.60% in 1993, from 4.56% in 1992. The 96 basis point decline from 1992 to 1993 was caused by the general economic and market conditions which moved interest rates lower in 1992 and 1993.

                                                                     (continued)

PROVISION FOR LOAN LOSSES

The allowance for loan losses in determined based on management's evaluation of the loan portfolio, economic conditions, prior loss experience, review of specific problem loans, and other pertinent factors. Actual losses on loans are charged against this allowance and recoveries on charged-off loans are credited to this allowance. First National Bank of Detroit Lakes' provision for loan losses was $ -0- and $ -0- for the first nine months of 1993 and 1992, respectively.

Net recoveries were $7,000 for the first nine months of 1993 and net charge-offs were $36,000 for the first nine months of 1992. The loan loss reserve as a percentage of loan was 1.48% and 1.78% at September 30, 1993 and 1992, respectively.

NON-INTEREST INCOME

Non-interest income increased to $526,000 for the first nine months of 1993 compared to $439,000 for the first nine months of 1992. The increase was due primarily to income earned on the settlement of certain non-performing loans offset by decreases in overdraft fees.

NON-INTEREST EXPENSES

The following table presents a summary of non-interest expenses (dollars in thousands) and percentage changes:

                                                           Percentage
                                                            increase
                                                           (decrease)
                                            1993    1992     1993/92
                                           -------  -----  ----------
         Salaries and employee benefits     $  992    964      2.9 %
         Net occupancy expense                 427    457     (6.6)
         Other expenses                        463    486     (4.7)
      ---------------------------------------------------
                                            $1,882  1,907     (1.3)%
      ===================================================


Total non-interest expenses decreased to 1,882,000 for the first nine months of 1993, compared to 1,907,000 for the first nine months of 1992. The decrease is due to decreases in net occupancy and legal expenses offset by increases in a variety of miscellaneous expense items.

                                                                     (continued)

COMPARISONS OF YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

EARNINGS PERFORMANCE

First National Bank of Detroit Lakes earned net income of $959,000 in 1992, $457,000 in 1991 and $625,000 in 1990. The increase in earnings from 1991 to
1992 was primarily due to an increase in net interest income.   The increase in
earnings from 1990 to 1991 was primarily due to a $241,000 increase in net interest income and a $141,000 decrease in the provision for loan losses, offset by a $242,000 increase in non-interest expenses. The return on average assets was 1.30% in 1992 compared to .65% in 1991 and .74% in 1990. Return on average stockholders' equity was 16.89% in 1992 compared to 9.17% and 14.27% in 1991 and 1990, respectively. On a per share basis, net income for the years 1992, 1991 and 1990 were $104.71, $51.92 and $70.95, respectively.

The following is a condensed summary of the statements of operations (dollars in thousands):

                                                    1992    1991   1990
                                                   ------  -----  -----
        Net interest income                        $3,433  2,959  2,765
        Provision for loan losses                       0      0    141
        Operating income                              569    452    489
        Operating expense                           2,576  2,640  2,378
        Net income                                    959    457    625

NET INTEREST INCOME

Net interest income is affected by changes is both interest rates and the volume of average earnings assets and interest-bearing liabilities.

The following table is provided to show the percentage of change in interest income and expense of significant interest-bearing assets and liabilities:

                                                            Percentage increase
                                 Dollars (in thousands)         (decrease)
                                 -----------------------    -------------------
                                   1992     1991    1990     1992/91   1991/90
     --------------------------------------------------------------------------
     Interest income:
       Loans                      $4,146   4,403   4,368      (5.8)%     0.8 %
       Securities                  1,816   1,872   1,902      (2.9)     (1.6)
       Federal funds sold            145     165     190     (12.1)    (13.1)
     ---------------------------------------------------
         Total interest income     6,107   6,440   6,460      (5.2)     (0.3)
     ---------------------------------------------------
     Interest expense:
       Deposits                    2,587   3,286   3,417     (21.2)%    (3.8)%
       Short-term borrowings          87     195     278     (55.4)    (29.8)
     ---------------------------------------------------
         Total interest expense    2,674   3,481   3,695     (23.2)     (5.7)
     ---------------------------------------------------
         Net interest income      $3,433   2,959   2,765      16.0 %     7.0 %
     ===================================================

The following table is provided to show changes in interest income and expense attributable to changes in volume and interest rates of significant interest-earning assets and interest-bearing liabilities:

                                                         1992-1991
                                             ---------------------------------
                                                       Attributable to change
                                              Total    -----------------------
        Interest-earning Assets              change      in volume    in rate
        ----------------------------------------------------------------------
        Loans                              $(256,379)    (160,028)    (96,351)
        Securities                           (56,017)     290,098    (346,115)
        Federal funds sold                   (20,531)      57,092     (77,623)
        ----------------------------------------------------------------------
            Total interest income          $(332,927)     187,162    (520,089)
        ======================================================================
          Interest-bearing Liabilities
        ----------------------------------------------------------------------
        Deposits                            (698,231)     247,648    (945,879)
        Short-term borrowings               (108,502)       9,839    (118,341)
        ----------------------------------------------------------------------
            Total interest expense         $(806,733)     257,487  (1,064,220)
        ======================================================================


                                                         1992-1991
                                             ---------------------------------
                                                       Attributable to change
                                              Total    -----------------------
        Interest-earning Assets              change      in volume    in rate
        ----------------------------------------------------------------------
        Loans                              $  34,426      213,898    (179,472)
        Securities                           (29,311)     111,473    (140,784)
        Federal funds sold                   (25,034)      44,964     (69,998)
        ----------------------------------------------------------------------
            Total interest income          $ (19,919)     370,335    (390,254)
        ======================================================================
          Interest-bearing Liabilities
        ----------------------------------------------------------------------
        Deposits                            (130,969)     267,491    (398,460)
        Short-term borrowings                (83,119)     (67,918)    (15,201)
        ----------------------------------------------------------------------
            Total interest expense         $(214,088)     199,573    (413,661)
        ======================================================================


The change in interest income/expense attributable to volume reflects the change in volume times the prior year's rate and the change in interest income/expense attributable to rate reflects the change in rates times the prior year's volume. The change due to combined rate/volume variance is allocated to the change due to rate and the change due to volume on the basis of the percentage of the total change excluding the combined rate/volume component.

The following table presents average asset and liability balances and percentage changes:

                                                            Percentage increase
                                   Dollars (in thousands)       (decrease)
                                   ----------------------   -------------------
                                   1992     1991     1990    1992/91   1991/90
      -------------------------------------------------------------------------
      Loans                      $37,620   39,111   37,245    (3.8)%     5.0 %
      Securities                  27,616   23,617   22,267    16.9       6.0
      Federal funds sold           4,332    3,017    2,362    43.5      27.7
      ----------------------------------------------------
        Total average interest-
          earning assets         $69,568   65,745   61,874     5.8       6.2
      ====================================================
      Deposits:
      Non-interest-bearing
        demand                     6,569    5,834    5,703    12.6       2.3
      Interest-bearing
        demand                    12,070   10,861    9,825    11.1      10.5
      Savings                     18,263   14,620   13,517    24.9       8.1
      Time                        28,953   29,982   28,721    (3.4)      4.4
      ----------------------------------------------------
        Total average interest-
          bearing deposits        59,286   55,463   52,063     6.9       6.5
      Short-term borrowings        1,899    3,056    3,569   (37.8)    (14.3)
      ----------------------------------------------------
        Total average interest-
          bearing liabilities    $61,185   58,519   55,631     4.6       5.2
      ====================================================


The following table shows the average interest yield on interest-earning assets and the average interest rate paid on interest-bearing liabilities:

                                                   1992    1991    1990
        ---------------------------------------------------------------
        Average yield earned:
          Loans                                   11.02%  11.26%  11.73%
          Securities                               6.58    7.93    8.54
          Federal funds sold                       3.34    5.47    8.05
             Total interest-earning assets         8.78    9.80   10.44
        ---------------------------------------------------------------
        Average rates paid:
          Interest-bearing deposits                4.36    5.92    6.56
          Short-term borrowings                    4.58    6.40    7.81
             Total interest-bearing liabilities    4.37    5.95    6.64
        ---------------------------------------------------------------
        Interest rate spread                       4.41%   3.85%   3.80%
        ===============================================================


Short-term borrowings consist of repurchase agreements with various bank customers. These repurchase agreements are short term with a specific maturity date and are generally issued for periods less than one year. They have a fixed interest rate. Terms of the agreement require the sale and subsequent repurchase of specified U.S. treasury or government agency securities at a fixed price. Banks are not required to maintain reserves on repurchase agreements or incur FDIC charges.

                                                                     (continued)

The following table shows the net yield on interest-earning assets:

                                                    1992   1991   1990
                                                    ----   ----   -----
        Average yield earned                        8.78%  9.80%  10.44%
        Interest expense to
           average earning assets                   3.85   5.30    5.97
        ---------------------------------------------------------------
           Net yield on interest-earning assets     4.93%  4.50%   4.47%
        ===============================================================


Net interest income was $3,433,000 in 1992, compared with $2,959,000 in 1991 and $2,765,000 in 1990. During 1990 interest rates in the United States began a general decline with short-term interest falling faster than long-term rates. This trend continued throughout 1991 and 1992.

Total interest income decreased to $6,107,000 or 5.2% in 1992 as compared to $6,440,000 in 1991, which was down from $6,460,000 in 1990. Earning asset yields declined to 8.78% in 1992 as compared to 9.80% and 10.44% in 1991 and 1990, respectively.

Total interest expense in 1992 of $2,674,000 declined from $3,481,000 in 1991, which was down from $3,695,000 in 1990. This decline was attributed primarily to rates on interest-bearing liabilities declining to 4.37% in 1992, from 5.95% in 1991 and 6.64% in 1990. The 158 basis point decline from 1991 to 1992 and the 69 basis point decline from 1990 to 1991 were caused by the general economic and market conditions which moved interest rates lower in 1992 and 1991.

PROVISION FOR LOAN LOSSES

The allowance for loan losses is determined based on management's evaluation of the loan portfolio, economic conditions, prior loss experience, review of specific problem loans, and other pertinent factors. Actual losses on loans are charged against this allowance and recoveries on charged-off loans are credited to this allowance. First National Bank of Detroit Lakes' provision for loan losses was $-0-, $-0- and $140,507 in 1992, 1991 and 1990, respectively.

The loan loss reserve as a percentage of loans was 1.71%, 1.84% and 2.06% at December 31, 1992, 1991 and 1990, respectively.

NON-INTEREST INCOME

The following table presents a summary of non-interest income (dollars in thousands) and percentage changes:

                                                       Percentage increase
                                                           (decrease)
                                                       --------------------
                                   1992   1991   1990   1992/91     1991/90
     ----------------------------------------------------------------------
     Service charges
      and fees                     $392   306     319    28.0%       (4.0)%
     Other                          177   147     170    20.8       (13.5)%
     ------------------------------------------------
                                   $569   453     489    25.6%       (7.4)%
     ================================================

Non-interest income increased 25.6% in 1992 over 1991 due to an increase in service fee rates plus an increase in brokerage fees. The decrease in non-interest income from 1990 to 1991 was a result of an insurance settlement of $114,000 in 1990, which resulted in higher than normal income for 1990 and a decrease in overdraft activity.

                                                                     (continued)

NON-INTEREST EXPENSES

The following table presents a summary of non-interest expenses (dollars in thousands) and percentage changes:

                                                          Percentage increase
                                                               (decrease)
                                                          -------------------
                                  1992     1991    1990    1992/91   1991/90
      -----------------------------------------------------------------------
      Salaries and employee
        benefits                 $1,312   1,114     957     17.8%     16.3%
      Net occupancy expense         598     502     470     19.1       6.8
      Other expenses                666   1.024     951    (35.0)      7.7
      -------------------------------------------------
                                 $2,576   2,640   2,378     (2.4)%    11.0%
      ==================================================

Total non-interest expenses were $2,576,000 in 1992, compared to $2,640,000 in 1991 and $2,378,000 in 1990. The decrease in 1992 is largely attributable to decreases in legal expenses and decreased losses on sales of securities available for sale and premises and equipment, offset by increases in salaries and employee benefits, and net occupancy expense. The increase in 1991 was a result of increases in salaries and employee benefits, FDIC insurance assessments, and losses on sales of premises and equipment, offset by decreases in legal expenses and losses on sales of securities available for sale.

Salaries and employee benefits increased to $1,312,000 in 1992 from $1,114,000 in 1991 and $957,000 in 1990. The increase in salaries in 1992 and 1991 was primarily the result of existing staff receiving annual increases and the hiring of additional staff.

Net occupancy expense increased $96,000 or 19.1% in 1992 as a result of moving into a new bank building in late 1991.

Legal expenses decreased $34,000 or 19.7% in 1992 and $104,000 or 37.5% in 1991 due to declining legal activity related to OCC supervision.

FDIC insurance assessments increased $19,000 or 15.1% in 1992 and $59,000 or 89.5% in 1991. The increase is due to the impact of increased premium rates as well as increased levels of deposits in these periods.

Losses on sales of premises and equipment decreased $220,000 in 1992 following an increase of $250,000 in 1991. These losses, recorded mostly in 1991, related to the sale of the Bank's primary banking facility and related equipment.

Losses and gains on sales of securities available for sale decreased by $91,000 in 1992 and $27,000 in 1991. These decreases were the result of high levels of losses in 1991 and 1990 related to the on-going sale of low quality investments that began in 1989.


                                                                     (continued)

INCOME TAXES

In February 1992 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The Company adopted SFAS No. 109 during 1993 and has elected to apply the provisions retroactively beginning January 1, 1990. The effect on the consolidated financial statements for 1992, 1991 and 1990 of applying the new method of accounting retroactively was not material.

SFAS No. 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The cumulative effect of the change in the method of accounting for income taxes as of January 1, 1990 was not material.

Income taxes for each of the years 1992 and 1990 was less than the "expected" tax expense computed by applying the applicable federal and state tax rates due to valuation allowances recorded for deferred tax assets of First National Bank of Detroit Lakes due to uncertainties regarding the realization of the deferred tax assets during these periods. During the fourth quarter of 1992 it was determined, based in part on the lifting of a Formal Agreement with the OCC, the final utilization of net operating loss carry forwards and the establishment of a positive earnings trend, that the valuation allowance was no longer needed, resulting in deferred income tax benefits being recorded beginning in that quarter.

STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

In May 1993, the Financial Accounting Standard Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, which requires that certain impaired loans be measured to reflect the time value of money. SFAS No. 114 is required to be adopted for fiscal years beginning after December 15, 1994. The impact of adoption of the new accounting standards on the First National Bank of Detroit Lakes' financial statements has not yet been determined.

In May 1993, the FASB issued SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement addressed the accounting and reporting for investments by classifying into three categories--securities held to maturity, trading securities, and available for sale. The statement is effective for fiscal years beginning after December 15, 1993. The impact of adoption on the First National Bank of Detroit Lakes' financial statements has not yet been determined.

FUNDING SOURCES AND LIQUIDITY MANAGEMENT

The assets of First National Bank of Detroit Lakes are primarily funded through the use of borrowings in the form of deposits and short-term borrowings. The maintenance of an adequate level of liquidity is necessary to ensure that sufficient funds are available to meet customers' loan demand and deposit withdrawals. The sources of asset liquidity consist of federal funds, maturing loans and investment securities.


                                                                     (continued)

First National Bank of Detroit Lakes' investment committee is charged with the responsibility of maintaining an adequate level of liquidity and managing the risks associated with interest rate changes while sustaining stable growth in net interest income. First National Bank of Detroit Lakes' basic strategy is to minimize interest rate risk through matching the repricing periods of earning assets and interest-bearing liabilities.

CAPITAL MANAGEMENT OF FIRST NATIONAL BANK OF DETROIT LAKES

Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted assets and off-balance sheet obligations. Under the rules effective December 31, 1992, all financial institutions are required to maintain a level of core capital (known as tier 1 capital) which must be at least 4.0% of risk-weighted assets, and a minimum level of total capital of at least 8.0% of risk-weighted assets. Tier 1 capital consists principally of stockholders' equity less goodwill. Total capital is comprised of tier 1 capital, certain debt instruments and a portion of the allowance for loan losses. First National Bank of Detroit Lakes' actual risk-based capital requirement and excess risk-based capital at September 30, 1993 and December 31, 1992 (dollars in thousands) are summarized as follows:

                                     September 30, 1993     December 31, 1992
                                    -------------------    -------------------
                                    Amount   Percent(1)    Amount   Percent(1)
      ------------------------------------------------------------------------
      Tier 1 capital                $6,074                 $6,009
      Allowable portion of allow-
          ance for loan losses         642                    573
      ------------------------------------------------------------------------
      Total risk-based capital      $6,716     13.1%       $6,582     14.4%
      ========================================================================
      Risk-based capital
          requirement               $4,104      8.0%       $3,657      8.0%
      ========================================================================
      Excess risk-based capital     $2,612      5.1%       $2,925      6.4%
      ========================================================================

 (1) Percentage based on risk-weighted assets of $51,303,000 and $45,710,000 at September 30, 1993 and December 31, 1992, respectively.

As a supplement to the risk-based capital guidelines, the Federal Reserve Board has also adopted a minimum ratio of tier 1 capital to total assets known as the tier 1 leverage ratio. The principal objective of this measure is to place a constraint on the maximum degree to which a banking organization can leverage its equity capital base. This regulation has established a minimum level of tier 1 capital to total assets of 3.0%. First National Bank of Detroit Lakes' actual tier 1 leverage ratio was 7.9% and 13.1% at September 30, 1993 and December 31, 1992, respectively.

                     FIRST NATIONAL BANK OF DETROIT LAKES

                        Select Statistical Information

        Average Balance Sheets And Average Yields Earned And Rate Paid

The following table sets forth certain selected statistical information and should be read in conjunction with the financial statements of the First National Bank of Detroit Lakes (dollars in thousands):

                                                           Three months ended September 30
                                       ------------------------------------------------------------------
                                                     1993                               1992
                                       ------------------------------      ------------------------------
                                                              Average                            Average
                                       Average                yield/       Average                yield/
             Assets                    balance     Interest   rate(1)      balance     Interest   rate(1)
- ---------------------------------------------------------------------------------------------------------
Loans                                   46,260       1,146     9.91%        37,446       1,004    10.73%
Investment securities                   22,601         338     5.98%        28,795         447     6.21%
Federal funds sold                       2,977          22     2.94%         4,781          36     3.01%
- ---------------------------------------------------------------------------------------------------------
        Total earning assets            71,838       1,506     8.38%        71,022       1,487     8.38%
- ---------------------------------------------------------------------------------------------------------
Allowance for loan losses                 (687)                               (684)
Cash and due from banks                  2,539                               2,346
Other assets                             2,538                               2,769
- ---------------------------------------------------------------------------------------------------------
        Total Assets                    76,228                              75,453
=========================================================================================================
          Liabilities and Stockholders'
            Equity
- ---------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits            8,599                               7,422
Interest bearing demand deposits        13,289          76     2.30%        12,210          81     2.66%
Saving deposits                         18,743         120     2.56%        18,311         139     3.03%
Time deposits                           27,023         315     4.66%        29,080         398     5.47%
Short-term borrowings                    2,000          24     4.81%         2,026          20     3.96%
- ---------------------------------------------------------------------------------------------------------
        Total interest bearing
          liabilities                   61,055         535     3.51%        61,627         638     4.15%
- ---------------------------------------------------------------------------------------------------------
Other liabilities                          636                                 495
Stockholders' equity                     5,938                               5,909
- ---------------------------------------------------------------------------------------------------------
        Total liabilities and
           stockholders' equity         76,228                              75,453
=========================================================================================================
Net interest income                                    971                                 849
=========================================================================================================
Interest rate spread                                           4.88%                               4.22%
Net interest income to average
  earning assets                                               5.41%                               4.79%

(1) Yield/rate is annualized

                     FIRST NATIONAL BANK OF DETROIT LAKES

                       Selected Statistical Information

        Average Balance Sheets And Average Yields Earned And Rate Paid


The following table sets forth certain selected statistical information and should be read in conjunction with the financial statements of the First National Bank of Detroit Lakes (dollars in thousands):

                                                       Nine months ended September 30
                                   --------------------------------------------------------------------
                                               1993                               1992
                                   ---------------------------------  ---------------------------------
                                   Average               Average      Average               Average
              Assets               balance   Interest  yield/rate(1)  balance   Interest  yield/rate(1)
- -------------------------------------------------------------------------------------------------------
Loans                               43,540     3,314      10.15%       37,274     3,074      11.00%
Investment securities               24,992     1,137       6.07%       27,141     1,362       6.69%
Federal funds sold                   2,181        47       2.90%        4,628       119       3.44%
- -------------------------------------------------------------------------------------------------------
        Total earning assets        70,713     4,498       8.48%       69,043     4,555       8.80%
- -------------------------------------------------------------------------------------------------------
Allowance for loan losses             (690)                              (699)
Cash and due from banks              2,342                              2,322
Other assets                         2,640                              2,832
- -------------------------------------------------------------------------------------------------------
        Total Assets                75,005                             73,497
=======================================================================================================
Liabilities and Stockholders' Equity
- -------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits        7,834                              6,451
Interest bearing demand deposits    12,493       222       2.37%       11,926       286       3.20%
Saving deposits                     17,902       345       2.57%       17,924       463       3.44%
Time deposits                       27,425       976       4.75%       29,065     1,264       5.80%
Short-term borrowings                2,529        86       4.53%        2,068        72       4.65%
- -------------------------------------------------------------------------------------------------------
        Total interest bearing
          liabilities               60,349     1,629       3.60%       60,983     2,085       4.56%
- -------------------------------------------------------------------------------------------------------
Other liabilities                      664                                530
Stockholders' equity                 6,158                              5,534
- -------------------------------------------------------------------------------------------------------
        Total liabilities and
           shareholders' equity     75,005                             73,498
=======================================================================================================
Net interest income                            2,869                              2,470
=======================================================================================================
Interest rate spread                                       4.88%                              4.25%
Net interest income to average earning assets              5.41%                              4.77%

(1) Yield/rate is annualized

                     FIRST NATIONAL BANK OF DETROIT LAKES

                       Selected Statistical Information

        Average Balance Sheets And Average Yields Earned And Rate Paid

The following table sets forth certain selected statistical information and should be read in conjunction with the financial statements of the First National Bank of Detroit Lakes (dollars in thousands):


                                                                         Year ended December 31
                                    ------------------------------------------------------------------------------------------------
                                                  1992                            1991                            1990
                                    --------------------------------  ------------------------------  ------------------------------
                                    Average                Average    Average              Average    Average             Average
              Assets                balance     Interest  yield/rate  balance   Interest  yield/rate  balance   Interest yield/rate
- ------------------------------------------------------------------------------------------------------------------------------------
Loans                                37,620       4,146    11.02%     39,111       4,403     11.26%   37,245       4,368    11.73%
Investment securities                27,616       1,816     6.58%     23,617       1,872      7.93%   22,267       1,902     8.54%
Federal funds sold                    4,332         145     3.34%      3,017         165      5.47%    2,362         190     8.05%
- ------------------------------------------------------------------------------------------------------------------------------------
     Total earning assets            69,568       6,107     8.78%     65,745       6,440      9.80%   61,874       6,460    10.44%
- ------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses              (694)                            (823)                           (850)

Cash and due from banks               2,339                            2,151                           2,178
Other assets                          2,783                            2,907                           3,046

          Total Assets               73,996                           69,980                          66,248
====================================================================================================================================
Liabilities and Stockholders' Equity
- ------------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits         6,569                            5,834                           5,703

Interest bearing demand deposit      12,070         363     3.01%     10,861         487      4.49%    9,825         503     5.12%
Saving deposits                      18,263         594     3.25%     14,620         702      4.80%   13,517         720     5.33%
Time deposits                        28,953       1,630     5.63%     29,982       2,097      6.99%   28,721       2,194     7.64%
Short-term borrowings                 1,899          87     4.58%      3,056         195      6.39%    3,569         278     7.80%
- ------------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing
       liabilities                   61,185       2,674     4.37%     58,519       3,481      5.95%   55,631       3,695     6.64%
- ------------------------------------------------------------------------------------------------------------------------------------
Other liabilities                       565                              642                             536
Stockholders' equity                  5,677                            4,985                           4,377
- ------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities and
           shareholders' equity      73,996                           69,980                          66,248
====================================================================================================================================
Net interest income                               3,433                            2,959                           2,765
====================================================================================================================================
Interest rate spread                                        4.41%                             3.85%                          3.80%

Net interest income to average
     earning assets                                         4.93%                             4.50%                          4.47%

                     FIRST NATIONAL BANK OF DETROIT LAKES

                       Selected Statistical Information

                                  Securities


Following is a table of the carrying value (dollars in thousands) of securities:

                                                            December 31
                                      September 30  ---------------------------
                                          1993       1992       1991      1990
- -------------------------------------------------------------------------------
U.S. Treasury                             3,526      8,089      8,756     6,922
U.S. government agencies                 16,102     16,081      9,178     8,394
Municipals                                  200        952        998     1,104
Corporate and other bonds                 2,363      3,452      5,758     6,172
- -------------------------------------------------------------------------------
                                         22,191     28,574     24,690    22,592
===============================================================================

The following table reflects the maturity distribution of each investment security category and the approximate weighted-average annual yield at September 30, 1993 (dollars in thousands):

                                             Maturing within
- -------------------------------------------------------------------------------
                                Less
                                than      1-5       5-10    More than
                               1 year    years     years    10 years    Total
- -------------------------------------------------------------------------------
U.S. Treasury                  $3,027   $  499                         $ 3,526
  Weighted average yield         5.34%    5.65%                           5.38%

U.S. government agencies       $2,782   $6,289     $2,994    $3,408    $15,473
  Weighted average yield         7.71%    5.97%      5.38%     5.48%      6.06%

Municipals                              $  200                         $   200
  Weighted average yield                  8.64%                           8.64%

Corporate and other bonds      $1,049   $1,869               $   74    $ 2,992
  Weighted average yield         7.32%    6.30%                6.00%       6.67%
- -------------------------------------------------------------------------------
        Total securities       $6,858   $8,857     $2,994    $3,482    $22,191
===============================================================================
        Weighted average
          yield                  6.60%    6.07%      5.38%     5.50%      6.04%
===============================================================================

The portfolio does not include any issuer with an aggregate book value in excess of 10% of stockholders' equity.

                     FIRST NATIONAL BANK OF DETROIT LAKES

                       Selected Statistical Information

                             Securities, Continued



The following table reflects the maturity distribution of each security category and the approximate weighted-average yield at December 31, 1992 (dollars in thousands):

                                             Maturing within
- -------------------------------------------------------------------------------
                                Less
                                than       1-5       5-10    More than
                               1 year     years     years    10 years    Total
- -------------------------------------------------------------------------------
U.S. Treasury                  $4,530   $ 3,559                        $ 8,089
  Weighted average yield         5.99%     5.38%                          5.72%

U.S. government agencies       $2,503   $ 7,612    $3,490    $1,972    $15,577
  Weighted average yield         7.40%     6.50%     5.59%     5.16%      6.27%

Municipals                     $  120   $   562    $  215    $   55    $   952
  Weighted average yield        10.17%    10.74%    10.74%    10.74%     10.66%

Corporate and other bonds      $  805   $ 3,079              $   72    $ 3,956
  Weighted average yield         7.48%     7.10%               6.00%      7.15%
- -------------------------------------------------------------------------------
        Total securities       $7,958   $14,812    $3,705    $2,099    $28,574
===============================================================================
        Weighted average
          yield                  6.63%     6.50%     5.58%     8.05%      6.34%
===============================================================================

The portfolio does not include any issuer with an aggregate book value in excess of 10% of stockholders' equity.

                     FIRST NATIONAL BANK OF DETROIT LAKES

                       Selected Statistical Information

                                Loan Portfolio

The following table classifies loans by major category (dollars in thousands):

                                                         December 31
                          September 30   -----------------------------------------------
                              1993        1992      1991      1990       1989      1988
- ----------------------------------------------------------------------------------------
Commercial business          10,305      11,592    11,346    12,310     10,879     8,534
Agricultural                  3,901       3,302     3,618     3,006      2,868     2,366
Real Estate:
  Commercial                  8,767       5,540     5,129     6,183      6,091     6,094
  Residential                11,498       9,799     8,793     8,064      7,621     7,107
  Agricultural                  806         745       579       872        851       815
  Construction                  359         158       225         0         30       164
Consumer                     10,939       8,935     9,000     9,158      5,251     3,825
- ----------------------------------------------------------------------------------------
        Total Loans          46,575      40,071    38,690    39,593     33,591    28,905
========================================================================================

The following tables present maturities and sensitivities of loans to changes in interest rates as of September 30, 1993 (dollars in thousands):

                                              Less than     1-5     More than
                                                1 year     years     5 years    Total
- --------------------------------------------------------------------------------------
1. Maturities
    a. Commercial business and Agricultural       9,161     4,300        745    14,206
       Real Estate                                6,722    10,481      4,227    21,430
       Consumer                                   3,281     7,658          0    10,939
- --------------------------------------------------------------------------------------
                                                 19,164    22,439      4,972    46,575
======================================================================================
    b. Amount of loans due after five years
       which have:
         Predetermined interest rates             1,099
         Floating/adjustable rates                3,873
- --------------------------------------------------------------------------------------
                                                  4,972
======================================================================================

                     FIRST NATIONAL BANK OF DETROIT LAKES

                       Selected Statistical Information

                           Loan Portfolio, Continued


The following tables present maturities and sensitivities of loans to changes in interest rates as of December 31, 1992 (dollars in thousands):

                                Less than    1-5     More than
                                 1 year     years     5 years    Total
- -----------------------------------------------------------------------
1. Maturities

    a. Commercial business
         and Agricultural         10,146     4,348        400    14,894
       Real Estate                 5,933     8,209      2,100    16,242
       Consumer                    2,680     6,255          0     8,935
- -----------------------------------------------------------------------
                                  18,759    18,812      2,500    40,071
=======================================================================

    b. Amount of loans due
         after five years
         which have:
           Predetermined
             interest rates         992
           Floating/adjustable
             rates                1,508
- -----------------------------------------------------------------------
                                  2,500
=======================================================================

                     FIRST NATIONAL BANK OF DETROIT LAKES

                       Selected Statistical Information

                  Nonaccrual, Restructured and Past Due Loans
                            (dollars in thousands)

                                                                                   December 31
                                                      September 30  -----------------------------------------
                                                          1993          1992    1991    1990    1989    1988
- -------------------------------------------------------------------------------------------------------------

Nonaccrual loans                                           301           259     847     206     542    1,296
Restructured loans                                          74           101     215     505     451      182
Loans past due more than 90 days and still accruing        138           187     293     334     102    1,402
- -------------------------------------------------------------------------------------------------------------
                                                           513           547   1,355   1,045   1,097    2,880
=============================================================================================================

The impact on interest income for the nine months ended September 30, 1993 and the year ended December 31, 1992 for nonaccrual and restructured loans was approximately $20,000 and $23,000, respectively.

                     FIRST NATIONAL BANK OF DETROIT LAKES

                       Selected Statistical Information

                    Allocation of Allowance for Loan Losses
                            (dollars in thousands)

                                                          December 31
                                         -----------------------------------------------
                    September 30, 1993           1992                     1991
                 ----------------------  ----------------------  -----------------------
                              Allowance               Allowance                Allowance
                    Loans      for loan     Loans      for loan     Loans       for loan
                 outstanding    losses   outstanding    losses    outstanding    losses
- ----------------------------------------------------------------------------------------
Commercial &
  Agricultural     14,206         359       14,894        253        14,964         306
Real estate        21,430         250       16,242        364        14,726         340
Consumer           10,939          82        8,935         67         9,000          67
- ----------------------------------------------------------------------------------------
                  $46,575        $691      $40,071       $684       $38,690        $713
========================================================================================

                                              December 31
                 ----------------------------------------------------------------------
                           1990                    1989                   1988
                 ----------------------  ----------------------  -----------------------
                              Allowance               Allowance                Allowance
                    Loans      for loan     Loans      for loan     Loans       for loan
                 outstanding    losses   outstanding    losses    outstanding    losses
- ----------------------------------------------------------------------------------------
Commercial &
  Agricultural      15,316        393       13,747        537        10,900         900
Real estate         15,119        347       14,593        335        14,180         615
Consumer             9,158         68        5,251         39         3,825          28
- ----------------------------------------------------------------------------------------
                   $39,593       $808      $33,591       $911       $28,905      $1,543
========================================================================================

                     FIRST NATIONAL BANK OF DETROIT LAKES

                       Selected Statistical Information

                     Analysis of Allowance for Loan Losses
                            (dollars in thousands)

                                                                    December 31
                                      September 30  --------------------------------------------
                                          1993      1992      1991      1990      1989      1988
                                      ----------------------------------------------------------
Balance begining of period                 684       713       808       911     1,515       412
Provision for loan losses                    0         0         0       140       115     2,014
Charge-offs:
  Commercial and Agricultural                4        62       265       232       828       987
  Consumer                                  24        16        17        21        13         2
  Real Estate                                0         6        27         0        11         0
- ------------------------------------------------------------------------------------------------
        Total loan losses                   28        84       309       253       852       989
Recoveries:
  Commercial and Agricultural                7        49       208         6       125        70
  Consumer                                  28         6         5         4         8         8
  Real Estate                                0         0         0         0         0         0
- ------------------------------------------------------------------------------------------------
        Total recoveries                    35        55       214        10       133        78
- ------------------------------------------------------------------------------------------------
        Net (recoveries) charge-offs        (7)       29        95       243       719       911
- ------------------------------------------------------------------------------------------------
Balance end of period                      691       684       713       808       911     1,515
================================================================================================
Net charge-offs as a percent
  of average loans                         0.0%      0.1       0.2       0.6       2.7       3.1
Allowance for loan losses to:
  Total loans at period-end                1.5%      1.7       1.8       2.1       2.7       3.2
  Net charge-offs                           NM      23.5       7.5       3.3       1.3       1.6
Provision for loan losses to
  average loans                            0.0%      0.0       0.0       0.4       0.3       4.8

NM = Not meaningful

                     FIRST NATIONAL BANK OF DETROIT LAKES

                       Selected Statistical Information

                 Maturity of Time Deposits of $100,000 or More

                             At September 30, 1993
                            (dollars in thousands)

                              Within       3-6         6-12    Over 12
                             3 months     months      months    months    Total
- -------------------------------------------------------------------------------
Certificates of deposit
  and other time                414         107         602       401     1,524


                 Maturity of Time Deposits of $100,000 or More

                             At December 31, 1992
                            (dollars in thousands)

                              Within       3-6         6-12    Over 12
                             3 months     months      months    months    Total
- -------------------------------------------------------------------------------
Certificates of deposit
  and other time                375         105         367       875     1,722

                             Short-term Borrowings
                            (dollars in thousands)

                        Three months     Nine months
                            ended          ended             Year ended
                        September 30    September 30         December 31
                       --------------   -------------   ----------------------
                        1993    1992    1993    1992    1992    1991    1990
- ------------------------------------------------------------------------------
Average balance        $2,000   2,026   2,529   2,068   1,899   3,057   3,569

Average interest
  rate                   4.81%   3.96%   4.55%   4.65%   4.58%   6.40%   7.81%

Maximum month-end
  balance              $2,000   2,000   3,500   2,918   3,000   4,195   4,696

                     FIRST NATIONAL BANK OF DETROIT LAKES

                       Selected Statistical Information

                        Three months             Nine months
                            ended                   ended               Year ended
                        September 30            September 30            December 31
                     ---------------------  --------------------  -----------------------
                      1993        1992        1993       1992      1992    1991     1990
- -----------------------------------------------------------------------------------------
Return on average
  assets              1.51%(1)   0.97%(1)    1.62%(1)   1.26%(1)   1.30%   0.65%    0.94%
Return on average
  equity             19.59%(1)  12.66%(1)   19.64%(1)  12.51%(1)  16.89%   9.17%   14.27%
Average equity to
  average assets      7.79%      7.83%       8.21%      7.53%      7.67%   7.12%    6.61%
Dividends paid per
  share                 $0         $0          $97        $0        $32      $0       $0

(1) Annualized

                      RECENT OPERATING RESULTS OF NORWEST


      Norwest's net income was $653.6 million for the year ended December 31, 1993, an increase of 48.5% over the $440.1 million earned in 1992. Net income per common share was $2.13 for the year ended December 31, 1993, compared with $1.42 in 1992, an increase of 50.4%. Return on common equity was 20.9% and return on assets was 1.38% for the year ended December 31, 1993, compared with 15.2% and 1.03%, respectively, in 1992.

      Norwest reported net income of $175.0 million for the quarter ended December 31, 1993, a 167.1% increase over the $65.6 million earned in the fourth quarter of 1992. Net income per common share was $0.57 for the fourth quarter of 1993, compared with $0.20 for the same quarter of 1992. Return on assets was 1.37% and return on common equity was 21.3% for the quarter ended December 31, 1993, compared with 0.59% and 8.3%, respectively, for the fourth quarter of 1992.

      The 1992 results have been restated for the 2-for-1 stock split (effected in the form of a 100% stock dividend) distributed on June 28, 1993, and include Lincoln Financial Corporation (Lincoln), acquired on February 9, 1993, in a pooling of interests transaction. The fourth quarter of 1992 results include $93.5 million pre-tax charges taken by Lincoln to conform their credit and accounting practices to those of Norwest and other restructuring-related charges. The 1992 annual results, for comparative purposes, do not include a one-time special charge of $76.0 million, or $0.26 per common share, related to Norwest's early adoption of Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.

      Consolidated tax-equivalent net interest income was $2,408.7 million and $627.4 million for the year and quarter ended December 31, 1993, compared with $2,114.7 million and $575.4 million, respectively, in 1992, increases of 13.9 percent and 9.0 percent, respectively. The increase for the year is primarily due to an 11.3% increase in average earning assets and a 13 basis point increase in net interest margin. The increase from the fourth quarter of 1992 is due to a 14.2 percent increase in average earnings assets, partially offset by a 25 basis point decrease in net interest margin.

      Norwest provided $140.1 million and $40.5 million for credit losses for the year and quarter ended December 31, 1993, or 0.56% and 0.61% of average loans and leases, compared with $266.7 million and $112.2 million, respectively, or 1.22% and 1.95% of average loans and leases, for the same periods in 1992. The 1992 provision includes $60.0 million for credit losses taken by Lincoln during the fourth quarter. Net credit losses totaled $173.6 million and $61.9 million for the year and quarter ended December 31, 1993, compared with $217.6 million and $64.3 million, respectively, for the same periods in 1992.

      As a percent of average loans and leases, net credit losses were 0.70% and 0.93% for the year and quarter ended December 31, 1993, compared with 1.00% and 1.12% for the same periods in 1992.

      Non-performing assets, including non-accrual, restructured, and 90-day past due loans and leases, and other real estate owned, totaled $285.5 million, or 0.6% of total assets, at December 31, 1993, compared with $372.7 million, or 0.8%, at December 31, 1992. The decrease is primarily due to a $29.6 million, $23.5 million and $36.2 million reduction in real estate non-accrual loans, commercial non-accrual loans and other real estate owned, respectively, partially offset by a $5.1 million increase in restructured loans. The allowance for credit losses was $744.9 million at December 31, 1993, and represents 260.9% of non-performing assets.

      Norwest consolidated non-interest income was $1,542.5 million and $426.0 million for the year and quarter ended December 31, 1993, compared with $1,228.8 million and $305.0 million, respectively, for the same periods in 1992. The full year increase from 1992 reflects growth in mortgage banking revenues, net venture capital gains and various fee-based services, partially offset by decreases in credit card fees, trading account gains and net gains on investment securities available for sale. Excluding gains on investment/mortgage-backed securities, venture capital gains, and gains on investment/mortgage-backed securities available for sale, non-interest income was up 26.1% over 1992.

      Non-interest expenses were $2,840.8 million and $750.4 million for the year and quarter ended December 31, 1993, compared with $2,436.6 million and $660.8 million, respectively, for the same periods in 1992. The increase for the year ended December 31, 1993 is primarily attributable to an increase in salaries and benefits at both the mortgage banking operations to support large volume increases in originations and servicing, and at Norwest Financial Services, Inc., due to the acquisition in the fourth quarter of 1992 of Trans Canada Credit Corporation, Ltd., and increased charitable contributions.

      Norwest's banking group reported earnings of $397.2 million and $108.6 million for the year and quarter ended December 31, 1993, compared with $227.7 million and $8.0 million respectively, for the same periods in 1992. Included in the fourth quarter of 1992 banking group results are Lincoln's special provision for credit losses, merger and transition related expenses and restructuring costs totaling $93.5 million before income taxes. Mortgage banking operations earned $56.3 million and $10.2 million for the year and quarter ended December 31, 1993, compared with $53.4 million and $9.4 million, respectively, for the same periods in 1992. Norwest Financial Services, Inc. (commercial and consumer finance) reported earnings of $200.1 million and $56.2 million for the year and quarter ended December 31, 1993, compared with $159.0 million and $48.2 million, respectively, for the same periods in 1992.

      At December 31, 1993, total assets were $50.8 billion, compared with $46.7 billion at December 31, 1992. The increase is primarily due to a $4.3 billion increase in loans and leases, and student loans and mortgages held for sale, including $2.6 billion of loans and leases acquired in acquisitions completed during 1993. This increase was partially offset by a $0.4 billion decrease in investment securities and investment securities available for sale. Total long-term debt at December 31, 1993, was $6.8 billion compared with $4.5 billion at December 31, 1992. This increase is primarily due to a net increase of $1.0 billion of Federal Home Loan Bank advances by subsidiary banks of Norwest and a net increase of $1.0 billion of long-term debt issued by Norwest. Total stockholders' equity was $3.6 billion at December 31, 1993, compared with $3.1 billion at December 31, 1992. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                       CERTAIN REGULATORY CONSIDERATIONS

 GENERAL

      As a bank holding company, Norwest is subject to the supervision of the Federal Reserve Board. Norwest's banking subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. All of Norwest's banking subsidiaries are insured, and therefore are subject to regulation, by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

      Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. Accordingly, the right of Norwest, and thus the right of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

 DIVIDEND RESTRICTIONS

      Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the Bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of September 30, 1993, without obtaining prior regulatory approval, aggregate dividends of approximately $136.3 million. The payment of dividends by any subsidiary bank may also be affected by other factors, such as the maintenance of adequate capital for such subsidiary bank.

      If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

 HOLDING COMPANY STRUCTURE

      Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

      The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

      A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

      Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole shareholder of certain of its subsidiary banks, is subject to such provisions.

 CAPITAL REQUIREMENTS

      In January 1989, the Federal Reserve Board issued final risk-based capital guidelines for bank holding companies, such as Norwest. The new guidelines, which became effective December 31, 1990, were phased in over two years. The minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common equity, retained earnings, and a limited amount of noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of loan and lease loss reserves. In addition, the Federal Reserve Board approved in August 1990 final minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies and state member banks. These guidelines provide for a minimum leverage ratio of 3% for bank holding companies and state member banks that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies and state member banks will be required to maintain a leverage ratio of 3% plus an additional cushion of 100 to 200 basis points.
 The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies which are substantially similar to the foregoing. At September 30, 1993, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 9.80% and

 12.42%, respectively, and Norwest's leverage ratio for the quarter ended September 30, 1993, was 6.81%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

      The Federal Reserve Board has adopted changes to its risk-based and leverage ratio requirements applicable to bank holding companies and state chartered member banks that require that all intangibles, including core deposit intangibles, purchased mortgage servicing rights ("PMSRs"), and purchased credit card relationships ("PCCRs") be deducted from Tier 1 capital. The changes, however, grandfather identifiable assets (other than PMSRs and PCCRs) acquired on or before February 19, 1992, and permit the inclusion of readily marketable PMSRs and PCCRs in Tier 1 capital to the extent that (i) PMSRs and PCCRs do not exceed 50% of Tier 1 capital and (ii) PCCRs do not exceed 25% of Tier 1 capital. For such purposes, PMSRs and PCCRs each would be included in Tier 1 capital only up to the lesser of (i) 90% of their fair market value (which must be determined quarterly) and (ii) 100% of the remaining unamortized book value of such assets. The OCC has adopted substantially similar regulations. Management does not expect the foregoing changes to have a material impact on the results of operations of Norwest.

 FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

      In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revises the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes.

      Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
 "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution's capital tier will depend upon where its capital levels are in relation to various relevant capital measures, which will include a risk-based capital measure and a leverage ratio capital measure, and certain other factors.

      A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below any such measure, and critically undercapitalized if it fails to meet any critical capital level set forth in regulations. The critical capital level must be a level of tangible equity equal to not less than 2% of total assets and not more than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating.

      Under regulations adopted pursuant to the foregoing provisions, for an institution to be well capitalized it must have a Tier 1 risk-based capital ratio of a least 6%, a total risk-based capital ratio of at least 10%, and a leverage ratio of at least 5%, and not be subject to any specific capital order or directive. For an institution to be adequately capitalized it must have a Tier 1 risk-based capital ratio of at least 4%, a total risk-based capital ratio of at least 8%, and a leverage ratio of a least 4% (and in some cases 3%). As of September 30, 1993, all of Norwest's banking subsidiaries were well capitalized.

      FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

      Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

      FDICIA directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the agency deems appropriate. The impact of such standards on Norwest cannot be ascertained.

      FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

      Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is "well capitalized" or (ii) it is "adequately capitalized" and receives a waiver from the FDIC. A bank is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a ratio of Tier 1 capital to risk-adjusted assets of at least 6%, and a ratio of total capital to risk-adjusted assets of at least 10%, and is not otherwise in a "troubled condition" as specified by the appropriate federal regulatory agency. A bank is defined to be "adequately capitalized" if it meets all of its minimum capital requirements. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is "adequately capitalized" and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is "well capitalized." At September 30, 1993, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

 FDIC INSURANCE

      Effective January 1, 1993, the deposit insurance assessment rate for the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") increased as part of the adoption by the FDIC of a transitional risk-based assessment system. In June 1993, the FDIC published final regulations making the transitional system permanent effective January 1, 1994, but left open the possibility that it may consider expanding the range between the highest and lowest assessment rates at a later date. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized, or less than adequately capitalized. Each insured depository institution is also to be assigned to one of the following "supervisory subgroups": Subgroup A, B, or C. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Based on its capital and supervisory subgroups, each BIF or SAIF member institution will be assigned an annual FDIC assessment rate ranging from 0.23% per annum (for well capitalized Subgroup A institutions) to 0.31% (or undercapitalized Subgroup C institutions). Adequately capitalized institutions will be assigned assessment rates ranging from 0.26% to 0.30%. Norwest incurred $66.2 million of FDIC insurance expense in 1992. Because of decreases in the reserves of the BIF and SAIF due to the increased number of bank failures in recent years, it is possible the BIF and SAIF premiums will be further increased and it is possible that there may be a special assessment. Any such further increase or special assessment would also decrease net income, and a special assessment could have a material adverse effect on the results of operations of Norwest.

                                    EXPERTS

      The consolidated financial statements of Norwest and subsidiaries as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Bancshares and subsidiary as of and for the year ended December 31, 1992 have been included herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, included herein and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL OPINION

      A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Merger Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley
 S. Stroup, Executive Vice President and General Counsel of Norwest. At December 31, 1993, Mr. Stroup was the beneficial owner of approximately 102,183 shares and held options to acquire 215,931 additional shares of Norwest Common Stock.


                     MANAGEMENT AND ADDITIONAL INFORMATION

      Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1992, and Amendment No. 1 on Form 8 dated March 3, 1993, which are incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of Bancshares desiring copies of such documents may contact Norwest at its address or phone number indicated under "AVAILABLE INFORMATION" above.

                         INDEX TO FINANCIAL STATEMENTS
                                       OF
                      D.L. BANCSHARES, INC. AND SUBSIDIARY
                    AND FIRST NATIONAL BANK OF DETROIT LAKES

                                                                       Beginning
                                                                         Page
                                                                       ---------
D.L. BANCSHARES, INC. AND SUBSIDIARY, CONSOLIDATED
FINANCIAL STATEMENTS:
   Independent Auditor's Report                                             F-2

   Consolidated Statements of Financial Condition as of
   September 30, 1993 (unaudited), December 31, 1992 and
   December 31, 1991 (unaudited)                                            F-3

   Consolidated Statements of Operations for the three- and
   nine-month periods ended September 30, 1993 (unaudited)
   and 1992 (unaudited)                                                     F-4

   Consolidated Statements of Operations for the year ended
   December 31, 1992 and the years ended December 31, 1991
   (unaudited) and 1990 (unaudited)                                         F-5

   Consolidated Statements of Changes in Stockholders' Equity
   for the nine-month period ended September 30, 1993 (unaudited), the year ended December 31, 1992 and the years ended December
   31, 1991 (unaudited) and 1990 (unaudited).                               F-6

   Consolidated Statements of Cash Flows for the nine-month
   periods ended September 30, 1993 (unaudited) and 1992 (unaudited)        F-7

   Consolidated Statements of Cash Flows for the year ended
   December 31, 1992 and the years ended December 31, 1991
   (unaudited) and 1990 (unaudited)                                         F-9

   Notes to Consolidated Financial Statements                              F-11

FIRST NATIONAL BANK OF DETROIT LAKES, FINANCIAL STATEMENTS (UNAUDITED):
   Verification                                                            F-32

   Statements of Financial Condition as of September 30, 1993,
   December 31, 1992 and December 31, 1991                                 F-33

   Statements of Operations for the three- and nine-month periods
   ended September 30, 1993 and 1992                                       F-34

   Statements of Operations for the years ended December 31,
   1992, 1991 and 1990                                                     F-35

   Statements of Changes in Stockholders' Equity for the nine-
   month period ended September 30, 1993, and the years ended
   December 31, 1992, 1991 and 1990                                        F-36

   Statements of Cash Flows for the nine-month periods ended
   September 30, 1993 and 1992                                             F-37

   Statements of Cash Flows for the years ended December 31,
   1992, 1991 and 1990                                                     F-39

   Notes to Financial Statements                                           F-41

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
D.L. Bancshares, Inc.:

We have audited the accompanying consolidated statement of financial condition of D.L. Bancshares, Inc. and subsidiary (the Company) as of December 31, 1992, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1992 consolidated financial statements referred to above present fairly, in all material respects, the financial position of D.L. Bancshares, Inc. and subsidiary as of December 31, 1992, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



Minneapolis, Minnesota
November 12, 1993

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                Consolidated Statements of Financial Condition

                                                                                              December 31
                                                                          September 30  -------------------------
                     Assets                                                   1993          1992          1991
- -----------------------------------------------------------------------------------------------------------------
                                                                          (unaudited)                 (unaudited)
Cash and cash equivalents                                                 $ 2,917,755     2,737,410     2,981,560
Federal funds sold                                                          3,460,000     3,360,000     3,425,000
Securities available for sale, market
  value of $22,363,977 (unaudited), $27,845,847,
  and $24,234,086 (unaudited), respectively.                               21,916,859    27,549,344    23,626,048
Investment securities, market value of
  $284,164 (unaudited), $1,054,558 and
  $1,215,982 (unaudited), respectively                                        273,950     1,024,400     1,064,197
Loans                                                                      46,574,819    40,071,121    38,690,338
Less allowance for loan losses                                               (691,472)     (684,415)     (712,949)
- -----------------------------------------------------------------------------------------------------------------
        Loans, net                                                         45,883,347    39,386,706    37,977,389

Premises and equipment, net                                                 1,053,502     1,099,109     1,096,554
Accrued interest receivable                                                   616,332       695,526       811,864
Other real estate owned                                                       593,219       675,859       830,998
Excess of cost over fair value of net assets acquired                         785,302       806,029       833,664
Other assets                                                                  233,774       254,743       242,342
- -----------------------------------------------------------------------------------------------------------------
        Total assets                                                      $77,734,040    77,589,126    72,889,616
=================================================================================================================
            Liabilities and Stockholders' Equity
- -----------------------------------------------------------------------------------------------------------------
Liabilities:
  Deposits:
    Non-interest-bearing                                                    9,010,019     7,496,344     5,427,309
    Interest-bearing                                                       59,068,254    59,290,045    57,863,348
- -----------------------------------------------------------------------------------------------------------------
        Total deposits                                                     68,078,273    66,786,389    63,290,657
- -----------------------------------------------------------------------------------------------------------------
  Short-term borrowings                                                     2,000,000     3,000,000     2,918,593
  Notes payable                                                             3,230,374     4,133,428     4,160,961
  Accrued interest payable                                                    293,824       460,011       740,107
  Other liabilities                                                           481,382       356,726       126,656
- -----------------------------------------------------------------------------------------------------------------
        Total liabilities                                                  74,083,853    74,736,554    71,236,974
- -----------------------------------------------------------------------------------------------------------------
Minority interest                                                             289,058       233,415             0

Stockholders' equity:
  Common stock, Class A--$0.01 par value; 1,000,000 shares authorized;
    9,245; 9,245 and 8,805 issued and outstanding, respectively                    92            92            88
  Common stock, Class B--$0.01 par value; 100,000 shares authorized;
    83,205; 83,205 and 0 issued and outstanding, respectively                     832           832             0
  Paid-in capital                                                           1,711,622     1,711,622     1,671,509
  Retained earnings (deficit)                                               1,648,583       906,611       (18,955)
- -----------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                          3,361,129     2,619,157     1,652,642
- -----------------------------------------------------------------------------------------------------------------
Commitments and contingencies
- -----------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                        $77,734,040    77,589,126    72,889,616
=================================================================================================================

See accompanying notes to consolidated financial statements.

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                     Consolidated Statements of Operations

                                                         Three-months              Nine-months
                                                         ended Sept 30             ended Sept 30
                                                   ------------------------    ----------------------
                                                       1993         1992         1993         1992
- -----------------------------------------------------------------------------------------------------
                                                   (unaudited)  (unaudited)  (unaudited)  (unaudited)
Interest income:
  Loans                                             $1,146,057    1,004,038    3,313,699    3,074,149
  Securities:
    Taxable                                            337,096      445,296    1,134,009    1,355,915
    Nontaxable                                             842        1,939        3,171        5,832
  Federal funds sold                                    21,885       35,930       47,562      119,404
- -----------------------------------------------------------------------------------------------------
        Total interest income                        1,505,880    1,487,203    4,498,441    4,555,300
- -----------------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                             510,987      618,059    1,543,192    2,012,646
  Notes payable                                         65,842       82,155      181,944      233,432
  Short-term borrowings                                 24,045       20,057       86,345       72,159
- -----------------------------------------------------------------------------------------------------
        Total interest expense                         600,874      720,271    1,811,481    2,318,237
- -----------------------------------------------------------------------------------------------------
Net interest income                                    905,006      766,932    2,686,960    2,237,063
Provision for loan losses                                    0            0            0            0
- -----------------------------------------------------------------------------------------------------
        Net interest income after
          provision for loan losses                    905,006      766,932    2,686,960    2,237,063
- -----------------------------------------------------------------------------------------------------
Non-interest income:
  Service charges and fees                              87,831       91,362      265,472      298,739
  Other                                                 60,840       66,152      260,112      140,475
- -----------------------------------------------------------------------------------------------------
        Total non-interest income                      148,671      157,514      525,584      439,214
- -----------------------------------------------------------------------------------------------------
Non-interest expenses:
  Salaries and employee benefits                       325,584      314,587      992,157      963,755
  Net occupancy expense                                137,083      140,155      426,807      456,891
  FDIC insurance assessment                             36,292       36,710      111,742      108,172
  Business development and advertising                  40,262       55,013      122,293      113,043
  Professional fees                                     31,874       34,720       81,951      103,417
  Insurance                                             10,834       13,693       35,706       42,894
  Goodwill amortization                                  6,909        6,909       20,727       20,727
  Losses (gains) on sales of securities available
    for sale                                             3,824         (417)       2,576       (4,223)
  Other                                                 50,696       52,640      120,122      135,410
- -----------------------------------------------------------------------------------------------------
        Total non-interest expenses                    643,358      654,010    1,914,081    1,940,086
- -----------------------------------------------------------------------------------------------------
Income before income taxes and minority interest       410,319      270,436    1,298,463      736,191

Income taxes                                          (148,599)    (128,953)    (513,311)    (107,879)

Minority interest                                      (21,322)     (13,716)     (43,180)     (26,612)
- -----------------------------------------------------------------------------------------------------
Net income                                          $  240,398      127,767      741,972      601,700
=====================================================================================================
Net income per share                                $     2.60         1.45         8.03         6.83
=====================================================================================================

See accompanying notes to consolidated financial statements.

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                     Consolidated Statements of Operations

                                                                    Year ended December 31
                                                             ------------------------------------
                                                                1992         1991         1990
- -------------------------------------------------------------------------------------------------
                                                                         (unaudited)  (unaudited)
Interest income:
  Loans                                                      $4,146,496    4,402,875    4,368,449
  Securities:
    Taxable                                                   1,808,540    1,856,898    1,883,007
    Nontaxable                                                    7,766       15,425       18,627
  Federal funds sold                                            144,543      165,074      190,108
- -------------------------------------------------------------------------------------------------
        Total interest income                                 6,107,345    6,440,272    6,460,191
- -------------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                                    2,587,475    3,285,706    3,416,675
  Notes payable                                                 295,693      389,012      435,686
  Short-term borrowings                                          87,038      195,540      278,659
- -------------------------------------------------------------------------------------------------
        Total interest expense                                2,970,206    3,870,258    4,131,020
- -------------------------------------------------------------------------------------------------
Net interest income                                           3,137,139    2,570,014    2,329,171

Provision for loan losses                                             0            0      140,507
- -------------------------------------------------------------------------------------------------
        Net interest income after provision for loan losses   3,137,139    2,570,014    2,188,664
- -------------------------------------------------------------------------------------------------
Non-interest income:
  Service charges and fees                                      391,705      306,130      318,557
  Other                                                         177,347      146,800      196,550
- -------------------------------------------------------------------------------------------------
        Total non-interest income                               569,052      452,930      515,107
- -------------------------------------------------------------------------------------------------

Non-interest expenses:
  Salaries and employee benefits                              1,312,343    1,113,665      956,713
  Net occupancy expense                                         598,097      502,017      496,090
  FDIC insurance assessment                                     144,882      125,914       66,452
  Business development and advertising                          149,802      131,684      142,061
  Professional Fees                                             138,462      172,537      276,785
  Insurance                                                      54,413       53,159       52,984
  Goodwill amortization                                          27,635       27,635       27,635
  (Gains) losses on sales of securities available for sale       (2,342)      88,559      115,752
  Losses on sales of premises and equipment                      30,080      250,141            0
  Other                                                         163,301      211,946      300,384
- -------------------------------------------------------------------------------------------------
        Total non-interest expenses                           2,616,673    2,677,257    2,434,856
- -------------------------------------------------------------------------------------------------
Income before income taxes and minority interest              1,089,518      345,687      268,915

Income taxes                                                   (124,678)     (25,963)     (13,513)

Minority interest                                               (39,274)           0            0
- -------------------------------------------------------------------------------------------------
Net income                                                   $  925,566      319,724      255,402
=================================================================================================
Net income per share                                         $    10.01         3.63         2.90
=================================================================================================

See accompanying notes to consolidated financial statements.

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

          Consolidated Statements of Changes in Stockholders' Equity

                                                   Common stock                   Retained        Total
                                                -----------------    Paid-in       earnings    stockholders'
                                                 Class A Class B     capital      (deficit)       equity
- ------------------------------------------------------------------------------------------------------------
Balance, December 31, 1989 (unaudited)         $    88         0    1,671,509      (594,081)     1,077,516

  Net income (unaudited)                             0         0            0       255,402        255,402
- ------------------------------------------------------------------------------------------------------------

Balance, December 31, 1990 (unaudited)              88         0    1,671,509      (338,679)     1,332,918

  Net income (unaudited)                             0         0            0       319,724        319,724
- ------------------------------------------------------------------------------------------------------------

Balance, December 31, 1991 (unaudited)              88         0    1,671,509       (18,955)     1,652,642

  Class A shares issued                              4         0       40,945             0         40,949

  Class B shares issued                              0       832         (832)            0              0

  Net income                                         0         0            0       925,566        925,566
- ------------------------------------------------------------------------------------------------------------

Balance, December 31, 1992                          92       832    1,711,622       906,611      2,619,157

  Net income (unaudited)                             0         0            0       741,972        741,972
- ------------------------------------------------------------------------------------------------------------

Balance, September 30, 1993 (unaudited)        $    92       832    1,711,622     1,648,583      3,361,129
============================================================================================================

See accompanying notes to consolidated financial statements.

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                                                  Nine-months ended September 30
                                                  ------------------------------
                                                         1993           1992
- --------------------------------------------------------------------------------
                                                      (unaudited)    (unaudited)
Cash flows from operating activities:
  Net income                                          $    741,972      601,700
- -------------------------------------------------------------------------------
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization                          131,908      151,098
    Amortization of net premiums on investments            104,427       64,565
    Loss on sale of premises and equipment                       0       30,080
    Change in accrued interest receivable                   79,194       91,642
    Change in accrued interest payable                    (166,187)    (194,264)
    Change in other assets                                  20,969       18,521
    Change in other liabilities                            124,656      130,269
    Other                                                   43,311       22,392
- -------------------------------------------------------------------------------
          Total adjustments                                338,278      314,303
- -------------------------------------------------------------------------------

          Net cash provided by operating activities      1,080,250      916,003
- -------------------------------------------------------------------------------

Cash flows from investing activities:
  Change in federal funds sold                            (100,000)  (1,090,000)
  Proceeds from sales of securities available for sale   1,260,459    1,748,789
  Proceeds from maturities of and principal
    payments received on securities                      7,922,468   13,735,867
  Purchases of securities                               (2,906,995) (19,533,391)
  Loan (originations) repayments, net                   (6,496,641)     675,763
  Proceeds from sales of other real estate owned            82,640      174,593
  Purchases of premises and equipment, net                 (65,574)    (179,397)
- -------------------------------------------------------------------------------

          Net cash used by investing activities           (303,643)  (4,467,777)
- -------------------------------------------------------------------------------
                                                                     (Continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                                                                      Nine-months ended September 30
                                                                      ------------------------------
                                                                           1993             1992
- ----------------------------------------------------------------------------------------------------
                                                                       (unaudited)       (unaudited)
Cash flows from financing activities:
  Change in deposits                                                  $ 1,291,884         4,209,764
  Change in short-term borrowings                                      (1,000,000)       (1,918,593)
  Repayments of notes payable                                            (903,054)         (257,834)
  Proceeds from borrowings on notes payable                                     0           235,467
  Proceeds from issuance of Bank stock to minority interest                57,742           205,568
  Dividends paid by Bank to minority interest                             (42,834)                0
- ----------------------------------------------------------------------------------------------------
        Net cash (used) provided by financing activities                 (596,262)        2,474,372
- ----------------------------------------------------------------------------------------------------
        Net increase (decrease) in
          cash and cash equivalents                                       180,345        (1,077,402)

Cash and cash equivalents at beginning of period                        2,737,410         2,981,560
- ----------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of period                            $ 2,917,755         1,904,157
===================================================================================================

Supplemental disclosures of cash flow information:
  Cash paid for:
    Interest on deposits and borrowings                               $ 1,977,668         2,512,501
    Income taxes                                                          331,976             7,510



See accompanying notes to consolidated financial statements.

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                                                                   Year ended December 31
                                                           --------------------------------------
                                                               1992          1991         1990
- -------------------------------------------------------------------------------------------------
                                                                         (unaudited)  (unaudited)
Cash flows from operating activities:
  Net income                                               $    925,566      319,724      255,402
- -------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization                               162,992      152,722      138,531
    Provision for loan losses                                         0            0      140,507
    Amortization of net premiums on
      investments                                                94,132       55,717        9,637
    Losses on sales of premises and equipment                    30,080      250,141            0
    (Gains) losses on sales of securities                        (2,342)      88,559      106,115
    Change in accrued interest receivable                       116,338      145,227       83,975
    Change in accrued interest payable                         (280,096)     143,710      130,421
    Change in other assets                                      (12,401)     216,765     (311,818)
    Change in other liabilities                                 230,070        3,470       35,434
    Other                                                         4,125            0           (2)
- -------------------------------------------------------------------------------------------------
          Total adjustments                                     342,898    1,056,311      332,800
- -------------------------------------------------------------------------------------------------
          Net cash provided by operating
            activities                                        1,268,464    1,376,035      588,202
- -------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Change in federal funds sold                                   65,000     (445,000)  (1,715,000)
  Proceeds from sales of securities available for sale        1,770,624    2,003,750    1,491,094
  Proceeds from maturities of and principal
    payments received on securities                          17,411,393   12,013,896   22,175,892
  Purchases of securities                                   (23,157,306) (16,260,527) (22,923,975)
  Loan (originations) repayments, net                        (1,409,317)     385,417   (5,001,362)
  Proceeds from sales of other real estate owned                190,389       76,493      295,977
  Purchases of premises and equipment, net                     (167,992)    (659,729)    (273,526)
- -------------------------------------------------------------------------------------------------
          Net cash used by
            investing activities                             (5,297,209)  (2,885,700)  (5,950,900)
- -------------------------------------------------------------------------------------------------

                                                                     (Continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                                                                     Year ended December 31
                                                             -------------------------------------
                                                                1992         1991          1990
- --------------------------------------------------------------------------------------------------
                                                                          (unaudited)  (unaudited)
Cash flows from financing activities:
  Change in deposits                                         $3,495,732    2,471,557    4,444,963
  Change in short-term borrowings                                81,407   (1,076,284)     273,919
  Repayments of notes payable                                  (263,000)           0            0
  Proceeds from borrowings on notes payable                     235,467       91,500      312,100
  Proceeds from issuance of Bank stock to minority interest     205,568            0            0
  Proceeds from issuance of common stock                         40,949            0            0
  Dividends paid by Bank to minority interest                   (11,528)           0            0
- --------------------------------------------------------------------------------------------------
        Net cash provided by
          financing activities                                3,784,595    1,486,773    5,030,982
- --------------------------------------------------------------------------------------------------
        Net decrease in cash
          and cash equivalents                                 (244,150)     (22,892)    (331,716)
Cash and cash equivalents at beginning of period              2,981,560    3,004,452    3,336,168
- --------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                   $2,737,410    2,981,560    3,004,452
==================================================================================================
Supplemental disclosures of cash flow information:
  Cash paid (received) for:
    Interest on deposits and borrowings                      $3,250,302    3,726,548    4,000,599
    Income taxes                                                 (1,299)      24,458        3,931

Supplemental disclosures of noncash investing
  activities:
    Transfer of loans to other real estate owned                 35,250       28,000       60,992


See accompanying notes to consolidated financial statements.

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     D.L. Bancshares, Inc. (the Company) is a one-bank holding company organized in 1982. The Company owns 95.24% of the common stock of the First National Bank of Detroit Lakes (the Bank) which is consolidated in the accompanying financial statements. The Bank provides traditional community banking services.

     The consolidated statements of financial condition as of September 30, 1993 and December 31, 1991 and the consolidated statements of operations, stockholders' equity and cash flows for the three- and nine-month periods ended September 30, 1993 and 1992 and the years ended December 31, 1991 and 1990 are unaudited. However, in the opinion of management, these financial statements include all adjustments, which consist only of normal recurring adjustments, necessary for fair presentation of the Company's financial position. The results of operations for the unaudited three- and nine-month periods ended September 30, 1993 are not necessarily indicative of the results which may be expected for the entire year 1993.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

BASIS OF PRESENTATION

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change in the near-term relate to the determination of the allowance for loan losses and the carrying value of other real estate owned.

INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

     Investment securities are recorded at amortized cost because the Bank has the ability and intent to hold these securities to maturity. These securities are stated at cost adjusted for amortization of premium and accretion of discount, computed by the interest method. Gains and losses on the sale of investment securities are computed on the specific identification basis.

     Securities available for sale include investments that management intends to use as part of its asset/liability strategy or that may be sold in response to changes in prepayment risk or other similar factors.
     Securities available for sale are stated at the lower of aggregate amortized cost or market. Realized gains and losses on sales of securities are determined using the specific identification method.

                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowances for losses on loans and real estate. Such agencies may require additions to the allowances based on their judgment about information available to them at the time of their examination. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. Management believes the allowance for loan losses is adequate.

INTEREST INCOME ON LOANS

     Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when a loan has been past due for 90 days. Upon such discontinuance, all unpaid accrued interest is reversed. Interest is subsequently recognized as income to the extent cash is received when, in management's judgment, principal is collectible.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method.

OTHER REAL ESTATE OWNED

     Real estate acquired through foreclosure and in-substance foreclosures are recorded at the lesser of the balance of the loan at the date of acquisition plus costs of acquisition or fair value less estimated costs to sell. Operating expenses of such properties, gains and losses on their disposition or further reductions in the carrying value resulting from a decline in fair value are charged against operating expenses as incurred.

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

     Excess of cost over fair value of net assets acquired represents the amount paid for the net assets of the Bank in excess of their fair value, net of accumulated amortization of $320,138, $299,411 and $271,776 at September 30, 1993 and December 31, 1992 and 1991, respectively. The balance is being amortized on a straight-line basis over 40 years.
                                                                     (continued)

           D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)


INCOME TAXES

     The Company and its wholly owned subsidiary file a consolidated income tax return. Income taxes of the subsidiary are allocated on a separate return basis with current taxes payable being accrued in the period they arise.

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The Company adopted SFAS No. 109 during 1993 and has elected to apply the provisions retroactively beginning January 1, 1990. The effect on the consolidated financial statements for 1992, 1991 and 1990 of applying the new method of accounting retroactively was not material.

     SFAS No. 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The cumulative effect of the change in the method of accounting for income taxes as of January 1, 1990 was not material.

NET INCOME PER SHARE

     Net income per share is calculated as net income divided by the number of shares of Class A and Class B common stock outstanding. Net income per share for years prior to 1992 has been retroactively adjusted for the issuance of Class B common stock in 1992. (See note 11.)


(2)  CASH AND CASH EQUIVALENTS

     For the purpose of presentation in the statements of cash flows, cash and cash equivalents include cash on hand, cash clearings, and demand deposits with banks.

     The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The reserve balance required at September 30, 1993 and December 31, 1992 was approximately $478,000 and $410,000, respectively.
                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

(3)  INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

     The amortized cost and market values of investment securities and securities available for sale are as follows:



                                               September 30, 1993
                              -------------------------------------------------
                                               Gross         Gross
                                Amortized    Unrealized    Unrealized    Market
                                  Cost         Gains         Losses       Value
- -------------------------------------------------------------------------------

U. S. Treasury securities     $ 3,526,089       54,766            0    3,580,855
U. S. government agency
  securities                    6,640,962       95,726          940    6,735,748
Collateralized mortgage
  obligations                   9,461,281      181,593        6,553    9,697,161
Corporate debt securities       2,192,049       61,686            0    2,253,735
Money market and
  certificates of deposit          96,478            0            0       96,478
- --------------------------------------------------------------------------------
  Securities available
   for sale                    21,916,859      393,771        7,493   22,363,977
- --------------------------------------------------------------------------------
Obligations of state
  and political
  subdivisions                    200,000       10,214            0      210,214
Federal Reserve stock              73,950            0            0       73,950
- --------------------------------------------------------------------------------
  Investment securities           273,950       10,214            0      284,164
- --------------------------------------------------------------------------------
                              $22,190,809      403,985        7,493   22,648,141
================================================================================

                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

                                              December 31, 1992
                             --------------------------------------------------
                                              Gross        Gross
                              Amortized    Unrealized   Unrealized    Market
                                Cost          Gains        Losses      Value
- -------------------------------------------------------------------------------
U.S. Treasury securities     $ 8,088,868    113,594        2,228     8,200,234
U.S. government agency
  securities                   5,710,510     85,381            0     5,795,891
Collateralized mortgage
  obligations                 10,370,917    131,949       54,107    10,448,759
Corporate debt securities      3,283,080     32,426       10,512     3,304,994
Money market and
  certificates of deposit         95,969          0            0        95,969
- -------------------------------------------------------------------------------
    Securities available
       for sale               27,549,344    363,350       66,847    27,845,847
- -------------------------------------------------------------------------------
Obligations of state and
  political subdivisions         952,150     30,158            0       982,308
Federal Reserve stock             72,250          0            0        72,250
- -------------------------------------------------------------------------------
    Investment securities      1,024,400     30,158            0     1,054,558
- -------------------------------------------------------------------------------
                             $28,573,744    393,508       66,847    28,900,405
===============================================================================

                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

                                              December 31, 1991
                             --------------------------------------------------
                                              Gross        Gross
                              Amortized    Unrealized   Unrealized    Market
                                Cost          Gains        Losses      Value
- -------------------------------------------------------------------------------
U.S. Treasury securities     $ 8,756,284    220,231            0     8,976,515
U.S. government agency
  securities                   2,839,149     90,065            0     2,929,214
Collateralized mortgage
  obligations                  6,338,383    222,001            0     6,560,384
Corporate debt securities      2,890,396     46,311            0     2,936,707
Money market and
  certificates of deposit      2,801,836     29,430            0     2,831,266
- -------------------------------------------------------------------------------
     Securities available
       for sale               23,626,048    608,038            0    24,234,086
- -------------------------------------------------------------------------------
Obligations of state and
   political subdivisions        998,147    151,785            0     1,149,932
Federal Reserve stock             66,050          0            0        66,050
- -------------------------------------------------------------------------------
     Investment securities     1,064,197    151,785            0     1,215,982
- -------------------------------------------------------------------------------
                             $24,690,245    759,823            0    25,450,068
===============================================================================

                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

Proceeds from sales and gross gains and losses realized from sales of securities available for sale were as follows:

                 Three-months           Nine-months                   Year
              ended September 30    ended September 30           ended December 31
             -------------------------------------------------------------------------------
               1993       1992       1993       1992         1992        1991        1990
- --------------------------------------------------------------------------------------------
Proceeds
from sales  $ 250,000   250,000    1,260,459   1,748,789   1,770,624   2,003,750   1,491,094
Gross
realized
gains             223       694        5,283       6,689       3,868         615           0
Gross
realized
losses          4,047       277        7,859       2,466       1,526      89,174     115,752


Investment securities and securities available for sale with a carrying amount of $11,078,901, $11,720,813 and $11,113,556 at September 30, 1993 and December
31, 1992 and 1991, respectively, were pledged to secure public deposits or for other purposes required or permitted by law.

The amortized cost and market value of securities by contractual maturity
(including investment securities and securities available for sale) are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:


                                 September 30, 1993         December 31, 1992
                               -------------------------------------------------
                               Amortized       Market     Amortized     Market
                                 cost           value       cost         value
- --------------------------------------------------------------------------------
Due in one year or less         $ 6,858,287    6,870,197   7,958,271   8,072,039
Due after one year
  through five years              8,856,917    9,119,646  14,810,889  14,940,762
Due after five years
  through ten years               2,994,252    3,012,757   3,705,293   3,757,665
Due after ten years               3,481,353    3,645,541   2,099,291   2,129,939
- --------------------------------------------------------------------------------
                                $22,190,809   22,648,141  28,573,744  28,900,405
================================================================================


Accrued interest receivable on securities aggregated $275,553, $400,116 and $417,179 at September 30, 1993 and December 31, 1992 and 1991, respectively.
                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

(4)  LOANS

    Loans are summarized as follows:


                        September 30            December 31
                        ------------------------------------------
                             1993           1992           1991
- ------------------------------------------------------------------
Commercial business      $10,305,204     11,592,011     11,346,030
Agricultural               3,901,067      3,302,551      3,618,136
Real Estate:
  Commercial               8,766,924      5,539,975      5,129,184
  Residential             11,498,426      9,798,653      8,792,762
  Agricultural               805,949        745,008        578,717
  Construction               358,766        157,697        224,966
Consumer                  10,938,483      8,935,226      9,000,543
- ------------------------------------------------------------------
                         $46,574,819     40,071,121     38,690,338
==================================================================


Included above are loans on nonaccrual status of $300,804, $258,867 and $847,191 at September 1993 and December 31, 1992 and 1991, respectively, and troubled debt restructurings of $73,878 and $101,230 at September 30, 1993 and December 31, 1992. The impact on interest income in 1992 for nonaccrual and restructured loans was approximately $23,000. There are no material commitments to lend additional funds to customers whose loans are classified as nonaccrual or restructured at September 30, 1993 or December 31, 1992.

The Bank has sold loan participations with aggregate unpaid principal balances of $6,158,619, $4,259,012 and $3,068,346 at September 30, 1993, December 31,
1992 and December 31, 1991, respectively.

Accrued interest receivable on loans aggregated $340,779, $295,410 and $394,685 at September 30, 1993 and December 31, 1992 and 1991, respectively.

The Bank generally grants commercial business loans, agricultural loans, residential, agricultural and commercial real estate loans, consumer loans and real estate construction loans to customers throughout northwestern Minnesota.
A substantial proportion of the Bank's debtors' ability to honor their contracts is dependent upon the general economic conditions in Minnesota.
                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

(5) ALLOWANCE FOR LOAN LOSSES

    Activity in the allowance for loan losses is summarized as follows:


                        Three-months                 Nine-months
                     ended September 30          ended September 30              Year ended December 31
                    ------------------------------------------------------------------------------------------
                       1993      1992           1993        1992           1992           1991          1990
- --------------------------------------------------------------------------------------------------------------
Balance at
  beginning
  of period         $689,474     688,729      684,415      712,949        712,949       808,103       911,074
Provision for
  losses                   0           0            0            0              0             0       140,507
Net charge-offs:
  Loans charged-
    off              (13,698)    (32,986)     (27,947)     (66,444)       (83,404)     (308,767)     (253,939)
  Less
    recoveries        15,696      21,473       35,004       30,711         54,870       213,613        10,461
- --------------------------------------------------------------------------------------------------------------
                       1,998     (11,513)       7,057      (35,733)       (28,534)      (95,154)     (243,478)
- --------------------------------------------------------------------------------------------------------------
Balance at end
 of period          $691,472     677,216      691,472      677,216        684,415       712,949       808,103
==============================================================================================================

(6)  PREMISES AND EQUIPMENT
     Premises and equipment are summarized as follows:

                                      September 30       December 31
                                      ------------------------------------
                                          1993         1992        1991
- --------------------------------------------------------------------------

Land and improvements                   $   30,000       30,000     30,000
Buildings                                  825,822      834,236    819,729
Furniture, fixtures and equipment          640,454      588,560    597,670
- --------------------------------------------------------------------------
                                         1,496,276    1,452,796  1,447,399
Less accumulated depreciation and
  amortization                             442,774      353,687    350,845
- --------------------------------------------------------------------------
Premises and equipment, net             $1,053,502    1,099,109  1,096,554
==========================================================================

                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

(7)  OTHER REAL ESTATE OWNED

     Other real estate owned is summarized as follows:


                                 September 30    December 31
                                 ------------------------------
                                     1993       1992     1991
- ---------------------------------------------------------------
Real estate acquired
 through foreclosures              $593,219    675,859  715,998
Former banking premises                   0          0  115,000
- ---------------------------------------------------------------
                                   $593,219    675,859  830,998
===============================================================

     Included in other real estate owned is the Oak Ridge Golf Course and RV Campgrounds in the amount of $481,814 as of September 30, 1993. This property has been sold, but the terms of the sale do not meet certain requirements necessary to recognize the sale of real estate.


(8)  DEPOSITS

     The Company had certificates of deposit over $100,000 of approximately $1,524,216, $1,722,396, and $1,640,277 at September 30, 1993 and December
     31, 1992 and 1991, respectively. Interest expense on certificates of deposit over $100,000 was $14,428 and $23,687 for the three-month periods ended September 30, 1993 and 1992, respectively, $47,298 and $70,197 for the nine-month periods ended September 30, 1993 and 1992, respectively, and $89,930, and $99,705 and $118,433 for the years ended December 31, 1992,
     1991 and 1990, respectively.

     Accrued interest payable on deposits aggregated $170,600, $211,475 and $354,955 at September 30, 1993 and December 31, 1992 and 1991,
     respectively.


(9)  SHORT-TERM BORROWINGS

     Short-term borrowings consist of sales of securities under agreements to repurchase the identical securities. The agreements generally mature within one year and bear a weighted average interest rate of 4.69% and 4.29% at September 30, 1993 and December 31, 1992. The agreements are treated as financings with the obligations to repurchase securities reflected as a liability and the dollar amount of the securities collateralizing the agreements remaining in the asset accounts. The agreements are collateralized by U.S. Treasury and government agency securities with par value in excess of 110% of the agreements.
                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

(10) NOTES PAYABLE

     Notes payable are summarized as follows:


                                      September 30  December 31  December 31
                                          1993         1992         1991
                                      --------------------------------------

Norwest Bank Minneapolis NA, 6%            250,000            0            0
  Payable through January 31, 1998
Suntree Limited Partnership, 6%          1,376,594    1,371,428    1,135,961
  Payable on demand
Exclusion Trusts, 7%                     1,603,780    1,729,000    1,842,000
  Payable on demand
First Bank Minneapolis, 7.25%                    0    1,033,000    1,183,000
  Due January 31, 1993
- ----------------------------------------------------------------------------
                                        $3,230,374    4,133,428    4,160,961
============================================================================

Suntree Limited Partnership and the Exclusion Trusts are affiliated parties of the Company through common ownership. The notes payable are secured by all property of the Company including capital stock in the Bank with a subordination to Norwest.

Accrued interest payable on notes payable aggregated $123,224, $248,536 and $385,152 at September 30, 1993 and December 31, 1992 and 1991, respectively.

(11) STOCKHOLDERS' EQUITY

     On December 31, 1992 the Company issued 9 shares of Class B common stock for each share of Class A common stock outstanding. The holders of Class B common stock are entitled to the same rights as the holders of Class A common stock, except Class B common stock is nonvoting.


(12) INCOME TAXES

     As discussed in note 1, the Company adopted SFAS No. 109 in 1993 and has elected to apply the provisions retroactively beginning January 1, 1990. The cumulative effect of this change in accounting for income taxes was not material.
                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

Income tax expense (benefit) consists of:


                                              Current   Deferred    Total
- --------------------------------------------------------------------------

   Three-months ended September 30, 1993:
      Federal                                 $128,896   (16,000)  112,896
      State                                     40,703    (5,000)   35,703
- --------------------------------------------------------------------------
                                              $169,599   (21,000)  148,599
==========================================================================

   Three-months ended September 30, 1992:
      Federal                                  107,741         0   107,741
      State                                     21,212         0    21,212
- --------------------------------------------------------------------------
                                              $128,953         0   128,953
==========================================================================

   Nine-months ended September 30, 1993:
      Federal                                  353,636    36,480   390,116
      State                                    111,675    11,520   123,195
- --------------------------------------------------------------------------
                                              $465,311    48,000   513,311
==========================================================================

   Nine-months ended September 30, 1992:
      Federal                                   73,241         0    73,241
      State                                     34,638         0    34,638
- --------------------------------------------------------------------------
                                              $107,879         0   107,879
==========================================================================

   Year ended December 31, 1992:
      Federal                                  136,555   (41,800)   94,755
      State                                     43,123   (13,200)   29,923
- --------------------------------------------------------------------------
                                              $179,678   (55,000)  124,678
==========================================================================

   Year ended December 31, 1991:
      Federal                                   19,732         0    19,732
      State                                      6,231         0     6,231
- --------------------------------------------------------------------------
                                              $ 25,963         0    25,963
==========================================================================

   Year ended December 31, 1990:
      Federal                                   10,270         0    10,270
      State                                      3,243         0     3,243
- --------------------------------------------------------------------------
                                              $ 13,513         0    13,513
==========================================================================

                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

  Income tax expense differed from the amounts computed by applying the U.S.
     federal income tax rate of 34 percent to income before taxes and minority interest as a result of the following:


                        Three-months         Nine-months
                     ended September 30   ended September 30       Year ended December 31
                     ------------------  --------------------  ------------------------------
                       1993      1992       1993     1992       1992       1991         1990
- ---------------------------------------------------------------------------------------------
Computed
  "expected"
  tax expense        $139,508   91,948      441,477  250,305    370,437    117,534     91,431
Increase
  (reduction)
  in income
  tax expense
  resulting from:
    Tax-exempt
     income            (2,000)  (3,000)      (5,000)  (8,000)   (10,000)   (14,000)   (31,000)
   Goodwill
     amortization       2,349    2,349        7,047    7,047      9,396      9,396      9,396

   Change in
     valuation
     allowance for
     deferred tax
     assets                 0   21,100            0 (130,200)  (233,200)   101,200    (46,000)

   Utilization of
     net operating
     loss and
     investment
     credit carry
     forwards               0        0            0  (62,000)   (83,000)  (218,000)   (31,000)

   State income
     tax net of
     federal in-
     come tax
     benefit           24,000   14,000       81,000   36,000     57,000     27,000     19,000

   Other, net         (15,258)   2,556      (11,213)  14,727     14,045      2,833      1,686
- ---------------------------------------------------------------------------------------------
                     $148,599  128,953      513,311  107,879    124,678     25,963     13,513
=============================================================================================

                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                    September 30     December 31
                                    -------------------------------
                                        1993       1992      1991
- -------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses          $25,600      25,600    25,600
   Premises and equipment                   0           0    60,400
   Accrued interest on debt with
      affiliated parties               46,400      94,400   147,200
- -------------------------------------------------------------------
        Deferred tax assets            72,000     120,000   233,200
   Valuation allowance                      0           0  (233,200)
- -------------------------------------------------------------------
        Deferred tax assets, net       72,000     120,000         0
- -------------------------------------------------------------------
Deferred tax liabilities:
   Premises and equipment              52,000      52,000         0
   Other                               13,000      13,000         0
- -------------------------------------------------------------------
        Deferred tax liabilities       65,000      65,000         0
- -------------------------------------------------------------------
        Net deferred tax assets       $ 7,000      55,000         0
===================================================================

                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)


(13) EMPLOYEE BENEFIT PLAN

     The Company offers a 401(k) plan which is available to all full-time employees who have attained age eighteen and have met the one year eligibility requirement, as defined. Under the 401(k) plan, an employee may defer up to 15% of his or her compensation as defined, with discretionary matching Company contributions. The 401(k) plan was amended effective January 1, 1991 to provide for the Company to make discretionary profit sharing contributions. The total company expenses under the plan for the three-months ended September 30, 1993 and 1992 were $8,045 and $5,837, respectively, and for the nine-months ended September 30, 1993 and 1992 were $25,236 and $18,275, respectively. The total expense under the plan for the years ended December 31, 1992, 1991 and 1990 was $25,535, $23,183 and $23,627, respectively.


(14) COMMITMENTS AND CONTINGENCIES

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk in excess of the amount recognized in the accompanying statements of financial condition.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Bank used the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank had outstanding commitments to extend credit of approximately $4,759,000, $3,277,000 and $4,317,000, at September 30, 1993 and December 31, 1992 and
     1991, respectively.

     Standby letters of credit are conditional commitments issued by the Bank guaranteeing the performance of a customer to a third party. The standby letters of credit are primarily issued to support private borrowing arrangements, and expire during 1993. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in making loans to customers. The amount of collateral the Bank obtains to support standby letters of credit is based on management's credit evaluation of the borrower. Since the conditions under which the Bank is required to fund standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments. The Bank had outstanding standby letters of credit of approximately $1,182,000, $884,000 and $533,000, at September 30, 1993 and
     December 31, 1992 and 1991, respectively.
                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

(15) RELATED PARTY TRANSACTIONS

     The Bank has entered into transactions with its directors, officers, significant stockholders and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other favorable or unfavorable features.

     Activity with respect to directors', officers' and significant stockholders' loans is summarized as follows:


                               Nine-months
                                  ended       Year ended December 31
                              September 30, ---------------------------
                                  1993         1992     1991     1990
- -----------------------------------------------------------------------
Balance at
 beginning of period           $1,887,639     886,570  462,161  460,597
   New loans                      793,200   1,670,624  814,738  913,937
   Repayments                     398,609     669,555  390,329  912,373
- -----------------------------------------------------------------------
Balance at end of period        2,282,229   1,887,639  886,570  462,161
=======================================================================

     The Bank has sold loan participations to affiliates with aggregate unpaid principal balances of $22,957 and $31,997 at September 30, 1993 and December 31, 1992, respectively.

     The Bank services loans for affiliates with aggregate unpaid principal balances of $2,584,147, $2,682,984 and $2,860,312 at September 30, 1993,
     December 31, 1992 and December 31, 1991, respectively.


(16) SUBSEQUENT EVENT

     On September 23, 1993, the Company and Norwest Corporation (Norwest) entered into an Agreement and Plan of Reorganization (the Agreement) whereby the Company would be merged into Norwest. All of the Company's outstanding common stock will be exchanged for Norwest common stock. The number of shares of Norwest common stock to be received in exchange for the Company's common stock will be equal to 310,269 shares plus or minus the share equivalent of the amount of Bank equity in excess of or less than $5,995,000 as of the last day of the month before closing, as defined in the Agreement. The outstanding common stock of the Bank that is not owned by the Company is to be exchanged for 14,786 shares of Norwest common stock plus or minus the share equivalent of the net liabilities or the net assets of the Company, excluding its investment in the Bank, as defined in the Agreement. The Agreement also requires Norwest to pay off the Company's notes payable to affiliated parties.
                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

     The Agreement requires that, prior to the effective date of the merger, the Company shall ensure that certain loans aggregating $640,800 and $811,190 at September 30, 1993 and December 31, 1992, respectively, are paid off; establish additional accruals and loan loss reserves as may be necessary to conform to the accounting and loan loss reserve practices of Norwest; and provide for costs and expenses anticipated in the consummation of the merger. The Company will incur expenses of $897,942, prior to closing, which represents additional compensation to executive officers, as provided by the Agreement. This amount had not been accrued by the Company as of September 30, 1993. No further costs pursuant to the Agreement are anticipated.


(17) CONDENSED FINANCIAL INFORMATION--PARENT COMPANY ONLY

    STATEMENTS OF FINANCIAL CONDITION

                                                      December 31
                                   September 30 ------------------------
Assets                                 1993        1992         1991
- ------------------------------------------------------------------------
                                   (unaudited)               (unaudited)
Cash on deposit with the Bank        $   53,006      222,903       29,478
Investment in the Bank                5,784,463    5,777,533    5,144,042
Excess of cost over fair value
 of net assets acquired                 785,302      806,029      833,664
Deferred taxes                           46,400       94,400            0
Other assets                             45,555      100,256      191,571
- -------------------------------------------------------------------------
                                     $6,714,726    7,001,121    6,198,755
=========================================================================
Liabilities and Shareholders' Equity
- ------------------------------------------------------------------------
Notes Payable                         3,230,374    4,133,428    4,160,961
Accrued interest payable                123,223      248,536      385,152
- -------------------------------------------------------------------------
    Total liabilities                 3,353,597    4,381,964    4,546,113
- -------------------------------------------------------------------------
Common stock                                924          924           88
Paid-in capital                       1,711,622    1,711,622    1,671,509
Retained earnings                     1,648,583      906,611      (18,955)
- -------------------------------------------------------------------------
    Total stockholders' equity        3,361,129    2,619,157    1,652,642
- -------------------------------------------------------------------------
                                     $6,714,726    7,001,121    6,198,755
=========================================================================

                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

STATEMENTS OF OPERATIONS

                                 Three-months            Nine-months
                               ended September 30     ended September 30
                             ---------------------------------------------
                                1993        1992       1993       1992
- --------------------------------------------------------------------------
                             (unaudited)(unaudited) (unaudited)(unaudited)
Income:
  Dividends from
   the Bank                    $      0          0     857,166          0
  Other income                        0          0       2,132         14
- --------------------------------------------------------------------------
                                      0          0     859,298         14
- --------------------------------------------------------------------------
   Expenses:
      Interest expense           65,842     82,155     181,944    233,432
      Other expense               8,192     12,405      32,312     33,568
- --------------------------------------------------------------------------
                                 74,034     94,564     214,256    267,000
- --------------------------------------------------------------------------
       (Loss) income before
       income tax benefit
        and equity in
        undistributed
       earnings of the Bank    (74,034)    (94,560)    645,042   (266,986)
   Income tax benefit           45,000      49,000      90,000    203,000
- --------------------------------------------------------------------------
       (Loss) income before
        equity in
        undistributed
        earnings of the Bank   (29,034)    (45,560)    735,042    (63,986)
   Equity in undistributed
    earnings of the Bank       269,432     173,327       6,930    665,686
- --------------------------------------------------------------------------
            Net income        $240,398     127,767     741,972    601,700
==========================================================================

                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

STATEMENTS OF OPERATIONS

                                           Year ended December 31
                              --------------------------------------
                                    1992       1991         1990
- --------------------------------------------------------------------
                                            (unaudited)  (unaudited)
Income:
  Dividends from the Bank      $288,364             0            0
  Other income                       17           545            0
- --------------------------------------------------------------------
                                288,381           545            0
- --------------------------------------------------------------------
Expenses:
  Interest expense              295,693       389,012      435,686
  Other expense                  40,476        36,941       30,771
- --------------------------------------------------------------------
                                336,169       425,953      466,457
- --------------------------------------------------------------------
    Loss before income
     tax benefit and equity
     in undistributed
     earnings of the Bank       (47,788)     (425,408)    (466,457)
Income tax benefit              342,207       287,972       97,152
- --------------------------------------------------------------------
  Income (loss) before
   equity in
   undistributed
   earnings of the Bank         294,419      (137,436)    (369,305)
Equity in undistributed
 earnings of the Bank           631,147       457,160      624,707
- --------------------------------------------------------------------
    Net income                 $925,566       319,724      255,402
====================================================================

                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

STATEMENT OF CASH FLOWS

                                                  Nine-months
                                               ended September 30
                                            -------------------------
                                               1993          1992
- ---------------------------------------------------------------------
                                            (unaudited)   (unaudited)
Net Income                                   $ 741,972     $ 601,700
- ---------------------------------------------------------------------
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Equity in undistributed
   earnings of the Bank                         (6,930)     (665,686)
  Amortization                                  20,727        20,727
  Change in accrued interest payable          (125,313)      (52,904)
  Change in deferred taxes                      48,000             0
  Change in other assets                        54,701       129,572
- ---------------------------------------------------------------------
                                                (8,815)     (568,291)
- ---------------------------------------------------------------------
    Net cash provided by
     operating activities                      733,157        33,409
- ---------------------------------------------------------------------
Cash flows used in financing activities:
  Repayments of notes payable                 (903,054)      (22,367)
- ---------------------------------------------------------------------
    Net cash used in
     financing activities                     (903,054)      (22,367)
- ---------------------------------------------------------------------
    Net (decrease) increase in cash           (169,897)       11,042
Cash at beginning of period                    222,903        29,478
- ---------------------------------------------------------------------
Cash at end of period                       $   53,006     $  40,520
=====================================================================

                                                                     (continued)

                     D.L. BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(Data as of and for the three- and nine-month periods ended September 30, 1993 and 1992 and as of and for the years ended December 31, 1991 and 1990 is unaudited)

STATEMENT OF CASH FLOWS

                                          Year ended December 31
                                     ----------------------------------
                                        1992         1991      1990
- -----------------------------------------------------------------------
                                                (unaudited) (unaudited)
Net Income                            $925,566     319,724    255,402
- -----------------------------------------------------------------------
Adjustments to reconcile net
 income to net
 cash provided by operating
 activities:
    Equity in undistributed
     earnings of the Bank             (694,047)   (394,160)  (624,707)
    Amortization                        27,635      27,635     27,635
    Change in accrued interest
     payable                          (136,616)    182,895     84,514
    Change in deferred taxes           (94,400)          0          0
    Change in other assets             151,871    (227,620)   (26,952)
- -----------------------------------------------------------------------
                                      (745,557)   (411,250)  (539,510)
- -----------------------------------------------------------------------
      Net cash provided by
       operating activities            180,009     (91,526)  (284,108)
- -----------------------------------------------------------------------
Cash flows used in financing
 activities:
  Repayments of notes payable          (27,533)          0    (75,000)
  Proceeds from borrowings
    on notes payable                         0      91,500    387,100
  Proceeds from issuance
    of common stock                     40,949           0          0
- -----------------------------------------------------------------------
      Total cash flows used in
       financing activities             13,416      91,500    312,100
- -----------------------------------------------------------------------
      Net increase (decrease)
       in cash                         193,425         (26)    27,992
Cash at beginning of period             29,478      29,504      1,512
- -----------------------------------------------------------------------
Cash at end of period                 $222,903      29,478     29,504
=======================================================================

The payment of dividends to the Company by the Bank is subject to various federal and state regulatory limitations. The Bank must obtain the approval of bank regulatory agencies if the dividends declared in any year exceed these limitations.
                                                                     (continued)

November 12, 1993



                                 VERIFICATION
                                 ------------

The statement of financial condition of First National Bank of Detroit Lakes, a 95.2% owned subsidiary of D.L. Bancshares Inc., as of September 30, 1993 and 1992, and December 31, 1992, 1991 and 1990, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the nine-month periods ended September 30, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1992, have been prepared under our control.

In our opinion, the aforementioned financial statements present fairly the financial position of First National Bank of Detroit Lakes at September 30, 1993 and 1992, and at December 31, 1992, 1991 and 1990, and the results of operations, changes in stockholders' equity, and cash flows for each of the nine-month periods ended September 30, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1992, in conformity with generally accepted accounting principles applied on a consistent basis.

(SIGNATURE OF ROBERT A. HARRIS)

/s/Robert A. Harris
- -------------------
President and CEO



(SIGNATURE OF RAYMOND J. SCHIRMER)

/s/Raymond J. Schirmer
- ------------------------------------
Executive Vice President and Cashier

                     FIRST NATIONAL BANK OF DETROIT LAKES

                       Statement of Financial Condition
                                  (unaudited)

                                                                                      December 31
                                                                 September 30   -----------------------
                     Assets                                          1993          1992         1991
- -------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                        $ 2,917,755     2,737,410    2,981,560
Federal funds sold                                                 3,460,000     3,360,000    3,425,000
Securities available for sale, market
  value of $22,363,977 (unaudited), $27,845,847,
  and $24,234,086 (unaudited), respectively                       21,916,859    27,549,344   23,626,048
Investment securities, market value of
  $284,164 (unaudited), $1,054,558 and
  $1,215,982 (unaudited), respectively                               273,950     1,024,400    1,064,197
Loans                                                             46,574,819    40,071,121   38,690,338
Less allowance for loan losses                                      (691,472)     (684,415)    (712,949)
- -------------------------------------------------------------------------------------------------------
        Loans, net                                                45,883,347    39,386,706   37,977,389
Premises and equipment, net                                        1,053,502     1,099,109    1,096,554
Accrued interest receivable                                          616,332       695,526      811,864
Other real estate owned                                              593,219       675,859      830,998
Other assets                                                         226,774       183,949      242,342
- -------------------------------------------------------------------------------------------------------
        Total assets                                             $76,941,738    76,712,303   72,055,952
=======================================================================================================
            Liabilities and Stockholders' Equity
- -------------------------------------------------------------------------------------------------------
Liabilities:
  Deposits:
    Non-interest-bearing                                           9,010,019     7,496,344    5,427,309
    Interest-bearing                                              59,121,260    59,512,948   57,892,826
- -------------------------------------------------------------------------------------------------------
        Total deposits                                            68,131,279    67,009,292   63,320,135
- -------------------------------------------------------------------------------------------------------
  Short-term borrowings                                            2,000,000     3,000,000    2,918,593
  Accrued interest payable                                           170,601       211,475      354,955
  Other liabilities                                                  566,337       483,033      318,228
- -------------------------------------------------------------------------------------------------------
        Total liabilities                                         70,868,217    70,703,800   66,911,911
- -------------------------------------------------------------------------------------------------------
Stockholders' equity:
  Common stock, $100.00 par value; 10,000 shares authorized;
    9,245, 9,157 and 8,805 issued and outstanding, respectively     924,500        915,700      880,500
  Paid-in capital                                                 1,540,060      1,491,118    1,320,750
  Retained earnings                                               3,608,961      3,601,685    2,942,791
- -------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                6,073,521      6,008,503    5,144,041
Commitments and contingencies
- -------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity               $76,941,738    76,712,303   72,055,952
=======================================================================================================

See accompanying notes to consolidated financial statements.

                                                    F-33



                     FIRST NATIONAL BANK OF DETROIT LAKES

                           Statements of Operations
                                  (unaudited)


                                                         Three-months               Nine-months
                                                         ended Sept 30              ended Sept 30
                                                    -----------------------    ----------------------
                                                       1993         1992         1993         1992
- -----------------------------------------------------------------------------------------------------
Interest income:
  Loans                                             $1,146,057    1,004,038    3,313,699    3,074,149
  Securities:
    Taxable                                            337,102      445,292    1,131,877    1,355,901
    Nontaxable                                             842        1,939        3,171        5,832
  Federal funds sold                                    21,885       35,930       47,562      119,404
- -----------------------------------------------------------------------------------------------------
        Total interest income                        1,505,886    1,487,199    4,496,309    4,555,286
- -----------------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                             510,987      618,059    1,543,192    2,012,646
  Short-term borrowings                                 24,045       20,057       86,345       72,159
- -----------------------------------------------------------------------------------------------------
        Total interest expense                         535,032      638,116    1,629,537    2,084,805
- -----------------------------------------------------------------------------------------------------
Net interest income                                    970,854      849,083    2,866,772    2,470,481
Provision for loan losses                                    0            0            0            0
- -----------------------------------------------------------------------------------------------------
        Net interest income after
          provision for loan losses                    970,854      849,083    2,866,772    2,470,481
- -----------------------------------------------------------------------------------------------------
Non-interest income:
  Service charges and fees                              87,832       91,363      265,472      298,740
  Other                                                 60,839       66,151      260,112      140,474
- -----------------------------------------------------------------------------------------------------
        Total non-interest income                      148,671      157,514      525,584      439,214
- -----------------------------------------------------------------------------------------------------
Non-interest expenses:
  Salaries and employee benefits                       325,584      314,587      992,157      963,755
  Net occupancy expense                                137,083      140,155      426,807      456,891
  FDIC insurance assessment                             36,292       36,710      111,742      108,172
  Business development and advertising                  40,262       55,013      122,293      113,043
  Professional fees                                     30,597       29,220       70,366       90,576
  Insurance                                             10,834       13,693       35,706       42,894
  Losses (gains) on sales of securities available
    for sale                                             3,824         (417)       2,576       (4,223)
  Other                                                 50,696       52,640      120,122      135,410
- -----------------------------------------------------------------------------------------------------
        Total non-interest expenses                    635,172      641,601    1,881,769    1,906,518
- -----------------------------------------------------------------------------------------------------
Income before income taxes                             484,353      364,996    1,510,587    1,003,177

Income taxes                                          (193,599)    (177,953)    (603,311)    (310,879)
- -----------------------------------------------------------------------------------------------------
Net income                                          $  290,754      187,043      907,276      692,298
=====================================================================================================
Net income per share                                $    31.45        20.43        98.14        75.60
=====================================================================================================

See accompanying notes to consolidated financial statements.

                     FIRST NATIONAL BANK OF DETROIT LAKES

                           Statements of Operations
                                  (unaudited)

                                                     Year ended December 31
                                             ---------------------------------
                                               1992         1991      1990
- ------------------------------------------------------------------------------
Interest income:
  Loans                                      $4,146,496  4,402,875  4,368,449
  Securities:
    Taxable                                   1,808,523  1,856,893  1,883,007
    Nontaxable                                    7,766     15,425     18,627
  Federal funds sold                            144,543    165,074    190,108
- ------------------------------------------------------------------------------
        Total interest income                 6,107,328  6,440,267  6,460,191
- ------------------------------------------------------------------------------
Interest expense:
  Deposits                                    2,587,475  3,285,706  3,416,675
  Short-term borrowings                          87,038    195,540    278,659
- ------------------------------------------------------------------------------
        Total interest expense                2,674,513  3,481,246  3,695,334
- ------------------------------------------------------------------------------

Net interest income                           3,432,815  2,959,021  2,764,857

Provision for loan losses                             0          0    140,507
- ------------------------------------------------------------------------------
        Net interest income after provision
        for loan losses                       3,432,815  2,959,021  2,624,350
- ------------------------------------------------------------------------------

Non-interest income:
  Service charges and fees                      391,706    306,130    318,557
  Other                                         177,346    146,260    170,524
- ------------------------------------------------------------------------------
        Total non-interest income               569,052    452,390    489,081
- ------------------------------------------------------------------------------

Non-interest expenses:
  Salaries and employee benefits              1,312,343  1,113,665    956,713
  Net occupancy expense                         598,097    502,017    470,064
  FDIC insurance assessment                     144,882    125,914     66,452
  Business development and advertising          149,802    131,684    142,061
  Professional fees                             125,621    163,231    273,649
  Insurance                                      54,413     53,159     52,984
  (Gains) losses on sales of securities
   available for sale                            (2,342)    88,559    115,752
  Losses on sales of premises and equipment      30,080    250,141          0
  Other                                         163,301    211,946    300,384
- ------------------------------------------------------------------------------
        Total non-interest expenses           2,576,197  2,640,316  2,378,059
- ------------------------------------------------------------------------------

Income before income taxes                    1,425,670    771,095    735,372

Income taxes                                   (466,885)  (313,935)  (110,665)
- ------------------------------------------------------------------------------
Net income                                   $  958,785    457,160    624,707
- ------------------------------------------------------------------------------
Net income per share                         $   104.71      51.92      70.95
==============================================================================

See accompanying notes to consolidated financial statements.

                     FIRST NATIONAL BANK OF DETROIT LAKES

                 Statement of Changes in Stockholders' Equity
                                  (unaudited)

                                                  Common                                      Total
                                                ---------      Paid-in       Retained     stockholders'
                                                  Stock        capital       earnings        equity
- -------------------------------------------------------------------------------------------------------

Balance, December 31, 1989                     $ 880,500       1,320,750     1,860,924      4,062,174

  Net income                                           0               0       624,707        624,707
- -------------------------------------------------------------------------------------------------------

Balance, December 31, 1990                       880,500       1,320,750     2,485,631      4,686,881

  Net income                                           0               0       457,160        457,160
- -------------------------------------------------------------------------------------------------------

Balance, December 31, 1991                       880,500       1,320,750     2,942,791      5,144,041

  Dividend                                             0               0      (299,892)      (299,892)

  Shares issued                                   35,200         170,369             0        205,569

  Net income                                           0               0       958,785        958,785
- -------------------------------------------------------------------------------------------------------

Balance, December 31, 1992                       915,700       1,491,119     3,601,684      6,008,503

  Dividend                                             0               0      (900,000)      (900,000)

  Shares issued                                    8,800          48,942             0         57,742

  Net income                                           0               0       907,276        907,276
- -------------------------------------------------------------------------------------------------------

Balance, September 30, 1993                    $ 924,500       1,540,061     3,608,960      6,073,521
=======================================================================================================

See accompanying notes to consolidated financial statements.

                     FIRST NATIONAL BANK OF DETROIT LAKES

                           Statements of Cash Flows
                                  (unaudited)

                                                      Nine-months ended September 30
                                                      ------------------------------
                                                            1993              1992
- ------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                          $    907,276           692,298
- ------------------------------------------------------------------------------------
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization                          111,181           100,371
    Amortization of net premiums on investments            104,427            64,565
    Loss on sale of premises and equipment                       0            30,080
    (Gains) losses on sales of securities                    2,576            (4,223)
    Change in accrued interest receivable                   79,194            91,642
    Change in accrued interest payable                    (141,359)          (40,874)
    Change in other assets                                 (24,304)           18,521
    Change in other liabilities                             83,304           (62,303)
    Other                                                  (87,932)            3,557
- ------------------------------------------------------------------------------------
          Total adjustments                                127,086           201,336
- ------------------------------------------------------------------------------------
          Net cash provided by operating activities      1,034,362           893,634
- ------------------------------------------------------------------------------------

Cash flows from investing activities:
  Change in federal funds sold                            (100,000)       (1,090,000)
  Proceeds from sales of securities available for sale   1,260,459         1,748,789
  Proceeds from maturities of and principal
    payments received on securities                      7,922,468        13,735,867
  Purchases of securities                               (2,906,995)      (19,533,391)
  Loan (originations) repayments, net                   (6,496,641)          675,763
  Proceeds from sale of other real estate owned             82,640           174,593
  Purchase of premises and equipment, net                  (65,574)         (179,397)
- ------------------------------------------------------------------------------------
          Net cash used by investing activities           (303,643)       (4,467,776)
- ------------------------------------------------------------------------------------
                                                                          (Continued)

                     FIRST NATIONAL BANK OF DETROIT LAKES

                           Statements of Cash Flows
                                  (unaudited)

                                                             Nine-months ended September 30
                                                             ------------------------------
                                                                   1993              1992
- -------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Change in deposits                                         $  1,291,884         4,209,764
  Change in short-term borrowings                              (1,000,000)       (1,918,593)
  Dividends paid                                                 (900,000)                0
  Proceeds from issuance of stock                                  57,742           205,568
- -------------------------------------------------------------------------------------------
        Net cash (used) provided by financing activities         (550,374)        2,496,739
- -------------------------------------------------------------------------------------------

        Net increase (decrease) in
          cash and cash equivalents                               180,345        (1,077,403)

Cash and cash equivalents at beginning of period                2,737,410         2,981,560
- -------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                   $  2,917,755         1,904,157
===========================================================================================
Supplemental disclosures of cash flow information:
  Cash paid for:
    Interest on deposits and borrowings                      $  1,629,537      2,084,805
    Income taxes                                                  603,310        310,879


See accompanying notes to consolidated financial statements.

                     FIRST NATIONAL BANK OF DETROIT LAKES

                           Statements of Cash Flows
                                  (unaudited)

                                                         Year ended December 31
                                              ---------------------------------------
                                                    1992         1991         1990
- -------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                   $    958,785      457,160      624,707
- -------------------------------------------------------------------------------------
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization                   135,445      125,087      110,896
    Provision for loan losses                             0            0      140,507
    Amortization of net premiums on
      investments                                    94,132       55,717        9,637
    Loss on sale of premises and equipment           30,080      250,141            0
    (Gains) losses on sales of securities            (2,342)      88,559      106,115
    Change in accrued interest receivable           116,338      145,227       83,975
    Change in accrued interest payable             (143,480)     (39,185)      44,395
    Change in other assets                           58,393      216,765     (311,818)
    Change in other liabilities                     164,805      168,090       62,386
    Other                                           (35,337)           0           (2)
- -------------------------------------------------------------------------------------
          Total adjustments                         418,034    1,010,401      246,091
- -------------------------------------------------------------------------------------
          Net cash provided by operating
            activities                            1,376,819    1,467,561      870,798
- -------------------------------------------------------------------------------------

Cash flows from investing activities:
  Change in federal funds sold                       65,000     (445,000)  (1,715,000)
  Proceeds from sales of securities               1,770,624    2,003,750    1,491,094
  Proceeds from maturities of and principal
    payments received on securities              17,411,393   12,013,896   22,175,892
  Purchases of securities                       (23,157,306) (16,260,527) (22,923,975)
  Loan (originations) repayments, net            (1,409,317)     385,417   (5,001,362)
  Proceeds from sale of other real estate owned     190,389       76,493      295,977
  Purchase of premises and equipment, net          (167,992)    (659,729)    (273,526)
- -------------------------------------------------------------------------------------
          Net cash used by
            investing activities                 (5,297,209)  (2,885,700)  (5,950,900)
- -------------------------------------------------------------------------------------
                                                                          (Continued)

                     FIRST NATIONAL BANK OF DETROIT LAKES

                           Statements of Cash Flows
                                  (unaudited)

                                                             Year ended December 31
                                                     ------------------------------------
                                                         1992         1991        1990
- -----------------------------------------------------------------------------------------
Cash flows from financing activities:
  Change in deposits                                 $3,689,157    2,471,531    4,474,467
  Change in short-term borrowings                        81,407   (1,076,284)     273,919
  Dividends Paid                                       (299,892)           0            0
  Stock Issued                                          205,568            0            0
- -----------------------------------------------------------------------------------------
        Net cash provided by
          financing activities                        3,676,240    1,395,247    4,748,386
- -----------------------------------------------------------------------------------------
        Net decrease in
          cash and cash equivalents                    (244,150)     (22,892)    (331,716)

Cash and cash equivalents at beginning of period      2,981,560    3,004,452    3,336,168
- -----------------------------------------------------------------------------------------
Cash and cash equivalents at end of period           $2,737,410    2,981,560    3,004,452
=========================================================================================
Supplemental disclosures of cash flow information:
  Cash paid for:
    Interest on deposits and borrowings              $1,508,718    1,927,563    1,873,731
    Income taxes                                        312,795       80,895       74,234

Supplemental disclosures of noncash investing
  activities:
    Transfer of loans to other real estate owned         35,250       28,000       60,992

See accompanying notes to consolidated financial statements.

                     FIRST NATIONAL BANK OF DETROIT LAKES

                         Notes to Financial Statements
                                  (unaudited)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     First National Bank of Detroit Lakes (the Bank) provides traditional community banking services. D.L. Bancshares, Inc. (the Parent Company), a one-bank holding company, owns 95.24% of the Bank's common stock.

     The statements of financial condition as of September 30, 1993 and December 31, 1992 and 1991 and the statements of operations, stockholders' equity and cash flows for the three- and nine-month periods ended September 30, 1993 and 1992 and the years ended December 31, 1992, 1991 and 1990 are unaudited. However, in the opinion of management, these financial statements include all adjustments, which consist only of normal recurring adjustments, necessary for fair presentation of the Company's financial position. The results of operations for the unaudited three- and nine-month periods ended September 30, 1993 are not necessarily indicative of the results which may be expected for the entire year 1993.

BASIS OF PRESENTATION

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change in the near-term relate to the determination of the allowance for loan losses and the carrying value of other real estate owned.

INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

     Investment securities are recorded at amortized cost because the Bank has the ability and intent to hold these securities to maturity. These securities are stated at cost adjusted for amortization of premium and accretion of discount, computed by the interest method. Gains and losses on the sale of investment securities are computed on the specific identification basis.

     Securities available for sale include investments that management intends to use as part of its asset/liability strategy or that may be sold in response to changes in prepayment risk or other similar factors.
     Securities available for sale are stated at the lower of aggregate amortized cost or market. Realized gains and losses on sales of securities are determined using the specific identification method
                                                                     (Continued)

                    FIRST NATIONAL BANK OF DETROIT LAKES

                         Notes to Financial Statements
                                  (unaudited)

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowances for losses on loans and real estate. Such agencies may require additions to the allowances based on their judgment about information available to them at the time of their examination. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. Management believes the allowance for loan losses is adequate.

INTEREST INCOME ON LOANS

     Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when a loan has been past due for 90 days. Upon such discontinuance, all unpaid accrued interest is reversed. Interest is subsequently recognized as income to the extent cash is received when, in management's judgment, principal is collectible.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method.

OTHER REAL ESTATE OWNED

     Real estate acquired through foreclosure and in-substance foreclosures are recorded at the lesser of the balance of the loan at the date of acquisition plus costs of acquisition or fair value less estimated costs to sell. Operating expenses of such properties, gains and losses on their disposition or further reductions in the carrying value resulting from a decline in fair value less estimate costs to sell are charged against operating expenses as incurred.
                                                                     (Continued)

                    FIRST NATIONAL BANK OF DETROIT LAKES

                         Notes to Financial Statements
                                  (unaudited)


INCOME TAXES

     The Bank and the Parent Company file a consolidated income tax return. Income taxes of the Bank are allocated on a separate return basis with current taxes payable being due to the Parent Company.

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The Bank adopted SFAS No. 109 during 1993 and has elected to apply the provisions retroactively beginning January 1, 1990. The effect on the consolidated financial statements for 1992, 1991 and 1990 of applying the new method of accounting retroactively was not material.

     SFAS No. 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The cumulative effect of the change in the method of accounting for income taxes as of January 1, 1990 was not material.

NET INCOME PER SHARE

     Net income per share is calculated as net income divided by the number of shares of common stock outstanding.


(2)  CASH AND CASH EQUIVALENTS

     For the purpose of presentation in the statements of cash flows, cash and cash equivalents include cash on hand, cash clearings, and demand deposits with banks.

     The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The reserve balance required at September 30, 1993 and December 31, 1992 was approximately $478,000 and $410,000, respectively.
                                                                     (Continued)

                     FIRST NATIONAL BANK OF DETROIT LAKES

                         Notes to Financial Statements
                                  (unaudited)

(3)  INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

     The amortized cost and market values of investment securities and securities available for sale are as follows:

                                                September 30, 1993
                                  ---------------------------------------------
                                               Gross         Gross
                                  Amortized  Unrealized    Unrealized    Market
                                    Cost        Gains        Losses      Value
- --------------------------------------------------------------------------------
U. S. Treasury securities       $ 3,526,089     54,766          0      3,580,855

U. S. government agency
  securities                      6,640,962     95,726        940      6,735,748

Collateralized mortgage
  obligations                     9,461,281    181,593      6,553      9,697,161

Corporate debt securities         2,192,049     61,686          0      2,253,735

Money market and
  certificates of deposit            96,478          0          0         96,478
- --------------------------------------------------------------------------------
    Securities available
      for sale                   21,916,859    393,771      7,493     22,363,977
- --------------------------------------------------------------------------------
Obligations of state and
  political subdivisions            200,000     10,214          0        210,214

Federal Reserve stock                73,950          0          0         73,950
- --------------------------------------------------------------------------------
     Investment securities          273,950     10,214          0        284,164
- --------------------------------------------------------------------------------

                                $22,190,809    403,985      7,493     22,648,141
================================================================================

                                                                     (Continued)

                    FIRST NATIONAL BANK OF DETROIT LAKES

                         Notes to Financial Statements
                                  (unaudited)

                                              December 31, 1992
                             -------------------------------------------------
                                             Gross         Gross
                               Amortized   Unrealized   Unrealized    Market
                                 Cost        Gains        Losses      Value
- ------------------------------------------------------------------------------
U.S. Treasury securities      $ 8,088,868    113,594       2,228     8,200,234

U.S. government agency
  securities                    5,710,510     85,381           0     5,795,891

Collateralized mortgage
  obligations                  10,370,917    131,949      54,107    10,448,759

Corporate debt securities       3,283,080     32,426      10,512     3,304,994

Money market and
  certificates of deposit          95,969          0           0        95,969
- ------------------------------------------------------------------------------
    Securities available
      for sale                 27,549,344    363,350      66,847    27,845,847
- ------------------------------------------------------------------------------

Obligations of state and
  political subdivisions          952,150     30,158           0       982,308

Federal Reserve stock              72,250          0           0        72,250
- ------------------------------------------------------------------------------

Investment securities           1,024,400     30,158           0     1,054,558
- ------------------------------------------------------------------------------

                              $28,573,744    393,508      66,847    28,900,405
 =============================================================================

                                                                     (Continued)

                    FIRST NATIONAL BANK OF DETROIT LAKES

                         Notes to Financial Statements
                                  (unaudited)

                                              December 31, 1991
                             ------------------------------------------------
                                             Gross         Gross
                              Amortized    Unrealized   Unrealized    Market
                                Cost         Gains        Losses      Value
- -----------------------------------------------------------------------------

U.S. Treasury securities     $ 8,756,284    220,231          0      8,976,515

U.S. government agency
  securities                   2,839,149     90,065          0      2,929,214

Collateralized mortgage
  obligations                  6,338,383    222,001          0      6,560,384

Corporate debt securities      2,890,396     46,311          0      2,936,707

Money market and
  certificates of deposit      2,801,836     29,430          0      2,831,266
- -----------------------------------------------------------------------------

     Securities available
       for sale               23,626,048    608,038          0     24,234,086
- -----------------------------------------------------------------------------

Obligations of state and
  political subdivisions         998,147    151,785          0      1,149,932

Federal Reserve stock             66,050          0          0         66,050
- -----------------------------------------------------------------------------

     Investment securities     1,064,197    151,785          0      1,215,982
- -----------------------------------------------------------------------------

                             $24,690,245    759,823          0     25,450,068
=============================================================================

                                                                     (Continued)

                    FIRST NATIONAL BANK OF DETROIT LAKES

                         Notes to Financial Statements
                                  (unaudited)

Proceeds from sales and gross gains and losses realized from sales of securities available for sale were as follows:

                   Three-months        Nine-months                Year ended
                   September 30     ended September 30         ended December 31
               -------------------  --------------------  -----------------------------
                 1993      1992      1993      1992        1992      1991      1990
- ---------------------------------------------------------------------------------------
Proceeds
from sales   $ 250,000   250,000  1,260,459  1,748,789  1,770,624  2,003,750  1,491,094
Gross
realized
gains              223       694      5,283      6,689      3,868        615          0
Gross
realized
losses           4,047       277      7,859      2,466      1,526     89,174    115,752

Investment securities and securities available for sale with a carrying amount of $11,078,901, $11,720,813 and $11,113,556 at September 30, 1993 and December
31, 1992 and 1991, respectively, were pledged to secure public deposits or for other purposes required or permitted by law.

The amortized cost and market value of securities by contractual maturity (including investment securities and securities available for sale) are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

                                  September 30, 1993     December 31, 1992
                             ------------------------  ---------------------
                               Amortized    Market     Amortized   Market
                                  cost       value       cost       value
- ----------------------------------------------------------------------------

Due in one year or less      $ 6,858,287   6,870,197   7,958,271   8,072,039

Due after one year
  through five years           8,856,917   9,119,646  14,810,889  14,940,762

Due after five years
  through ten years            2,994,252   3,012,757   3,705,293   3,757,665

Due after ten years            3,481,353   3,645,541   2,099,291   2,129,939
- -----------------------------------------------------------------------------
                             $22,190,809  22,648,141  28,573,744  28,900,405
 ============================================================================

Accrued interest receivable on securities aggregated $275,553, $400,116 and $417,179 at September 30, 1993 and December 31, 1992 and 1991, respectively.
                                                                     (continued)

                    FIRST NATIONAL BANK OF DETROIT LAKES

                         Notes to Financial Statements
                                  (unaudited)

(4)  LOANS

    Loans are summarized as follows:

                                              December 31
                            September 30  -----------------------
                                1993         1992         1991
- -----------------------------------------------------------------
     Commercial business     $10,305,204   11,592,011  11,346,030

     Agricultural              3,901,067    3,302,551   3,618,136

     Real Estate:
          Commercial           8,766,924    5,539,975   5,129,184

          Residential         11,498,426    9,798,653   8,792,762

          Agricultural           805,949      745,008     578,717

          Construction           358,766      157,697     224,966

     Consumer                 10,938,483    8,935,226   9,000,543
- -----------------------------------------------------------------

                             $46,574,819   40,071,121  38,690,338
=================================================================

Included above are loans on nonaccrual status of $300,804, $258,867 and $847,191 at September 1993 and December 31, 1992 and 1991, respectively, and troubled debt restructurings of $73,878 and $101,230 at September 30, 1993 and December 31, 1992. The impact on interest income in 1992 for nonaccrual and restructured loans was approximately $23,000. There are no material commitments to lend additional funds to customers whose loans are classified as nonaccrual or restructured at September 30, 1993 or December 31, 1992.

The Bank has sold loan participations with aggregate unpaid principal balances of $6,158,619, $4,259,012 and $3,068,346 at September 30, 1993, December 31,
1992 and December 31, 1991, respectively.

Accrued interest receivable on loans aggregated $340,779, $295,410 and $394,685 at September 30, 1993 and December 31, 1992 and 1991, respectively.

The Bank generally grants commercial business loans, agricultural loans, residential, agricultural and commercial real estate loans, consumer loans and real estate construction loans to customers throughout northwestern Minnesota.
A substantial proportion of the Bank's debtors' ability to honor their contracts is dependent upon the general economic conditions in Minnesota.
                                                                     (continued)

                    FIRST NATIONAL BANK OF DETROIT LAKES

                         Notes to Financial Statements
                                  (unaudited)

(5)  ALLOWANCE FOR LOAN LOSSES

     Activity in the allowance for loan losses is summarized as follows:

                            Three-months          Nine-months
                         ended September 30    ended September 30     Year ended December 31
                         ------------------   -------------------   ---------------------------
                           1993      1992      1993        1992      1992      1991      1990
 ----------------------------------------------------------------------------------------------
Balance at
  beginning
  of period              $689,474   688,729   684,415     712,949   712,949   808,103   911,074

Provision for
  losses                        0         0         0           0         0         0   140,507

Net charge-offs:
  Loans charged-
    off                   (13,698)  (32,986)  (27,947)    (66,444)  (83,404) (308,767) (253,939)
  Less
    recoveries             15,696    21,473    35,004      30,711    54,870   213,613    10,461
- -----------------------------------------------------------------------------------------------
                            1,998   (11,513)    7,057     (35,733)  (28,534)  (95,154) (243,478)
- -----------------------------------------------------------------------------------------------
 Balance at end
   of period             $691,472   677,216   691,472     677,216   684,415   712,949   808,103
===============================================================================================

(6)  PREMISES AND EQUIPMENT
     Premises and equipment are summarized as follows:

                                                         December 31
                                      September 30  ----------------------
                                          1993         1992        1991
- --------------------------------------------------------------------------

Land and improvements                   $   30,000       30,000     30,000

Buildings                                  825,822      834,236    819,729

Furniture, fixtures and equipment          640,454      588,560    597,670
- ---------------------------------------------------------------------------
                                         1,496,276    1,452,796  1,447,399

Less accumulated depreciation and
  amortization                             442,774      353,687    350,845
- --------------------------------------------------------------------------

Premises and equipment, net             $1,053,502    1,099,109  1,096,554
==========================================================================

                                                                     (continued)

                    FIRST NATIONAL BANK OF DETROIT LAKES

                         Notes to Financial Statements
                                  (unaudited)

(7)  OTHER REAL ESTATE OWNED

     Other real estate owned is summarized as follows:

                                 September 30    December 31
                                 ------------  ----------------
                                     1993       1992     1991
- ---------------------------------------------------------------
Real estate acquired
  through foreclosures             $593,219    675,859  715,998

Former banking premises                   0          0  115,000
- ---------------------------------------------------------------
                                   $593,219    675,859  830,998
===============================================================

     Included in other real estate owned is the Oak Ridge Golf Course and RV Campgrounds in the amount of $481,814 as of September 30, 1993. This property has been sold, but the terms of the sale do not meet certain requirements necessary to recognize the sale of real estate.


(8)  DEPOSITS

     The Bank had certificates of deposit over $100,000 of approximately $1,524,216, $1,722,396, and $1,640,277 at September 30, 1993 and December
     31, 1992 and 1991, respectively. Interest expense on certificates of deposit over $100,000 was $14,428 and $23,687 for the three-month periods ended September 30, 1993 and 1992, respectively, $47,298 and $70,197 for the nine-month periods ended September 30, 1993 and 1992, respectively, and $89,930, and $99,705 and $118,433 for the years ended December 31, 1992,
     1991 and 1990, respectively.

     Accrued interest payable on deposits aggregated $170,600, $211,475 and $354,955 at September 30, 1993 and December 31, 1992 and 1991,
     respectively.


(9)  SHORT-TERM BORROWINGS

     Short-term borrowings consist of sales of securities under agreements to repurchase the identical securities. The agreements generally mature within one year and bear a weighted average interest rate of 4.69% and 4.29% at September 30, 1993 and December 31, 1992. The agreements are treated as financings with the obligations to repurchase securities reflected as a liability and the dollar amount of the securities collateralizing the agreements remaining in the asset accounts. The agreements are collateralized by U.S. Treasury and government agency securities with par value in excess of 110% of the agreements.
                                                                     (continued)

                    FIRST NATIONAL BANK OF DETROIT LAKES

                         Notes to Financial Statements
                                  (unaudited)

(10) INCOME TAXES

     As discussed in note 1, the Bank adopted SFAS No. 109 in 1993 and has elected to apply the provisions retroactively beginning January 1, 1990. The cumulative effect of this change in accounting for income taxes was not material.

Income tax expense (benefit) consists of:

                                              Current   Deferred    Total
                                             ---------  ---------  -------
- --------------------------------------------------------------------------
   Three-months ended September 30, 1993:
      Federal                                 $147,135         0   147,135
      State                                     46,464         0    46,464
- --------------------------------------------------------------------------

                                              $193,599         0   193,599
==========================================================================

   Three-months ended September 30, 1992:
      Federal                                  135,244         0   135,244
      State                                     42,709         0    42,709
- --------------------------------------------------------------------------

                                              $177,953         0   177,953
==========================================================================

   Nine-months ended September 30, 1993:
      Federal                                  458,516         0   458,516
      State                                    152,795         0   152,795
- --------------------------------------------------------------------------

                                              $603,311         0   603,311
==========================================================================

   Nine-months ended September 30, 1992:
      Federal                                  211,062         0   211,062
      State                                     99,817         0    99,817
- --------------------------------------------------------------------------

                                              $310,879         0   310,879
 =========================================================================

   Year ended December 31, 1992:
      Federal                                  324,433   (30,400)  354,833
      State                                    102,452    (9,600)  112,052
- --------------------------------------------------------------------------

                                              $426,885   (40,000)  466,885
==========================================================================

   Year ended December 31, 1991:
      Federal                                  238,591         0   238,591
      State                                     75,344         0    75,344
- --------------------------------------------------------------------------

                                              $313,935         0   313,935
==========================================================================

   Year ended December 31, 1990:
      Federal                                   84,105         0    84,105
      State                                     26,560         0    26,560
- --------------------------------------------------------------------------

                                              $110,665         0   110,665
==========================================================================

                                                                     (continued)

                    FIRST NATIONAL BANK OF DETROIT LAKES

                         Notes to Financial Statements
                                  (unaudited)


  Income tax expense differed from the amounts computed by applying the U.S.
     federal income tax rate of 34 percent to income before taxes and minority interest as a result of the following:


                        Three-months        Nine-months
                     ended September 30  ended September 30    Year ended December 31
                     ------------------  ------------------  ---------------------------
                       1993      1992     1993      1992      1992      1991      1990
- ----------------------------------------------------------------------------------------

Computed
  "expected"
  tax expense         $164,680  124,099  513,600   341,080   484,728   262,172   250,026
Increase
  (reduction)
  in income
  tax expense
  resulting from:
    Tax-exempt
     income             (2,000)  (3,000)  (5,000)   (8,000)  (10,000)  (14,000)  (31,000)

   Change in
     valuation
     allowance for
     deferred tax
     assets                  0        0        0   (86,000)  (86,000)   12,000   (81,200)

   Utilization of
     net operating
     loss and
     investment
     credit carry
     forwards                0        0        0         0         0         0   (31,000)

   State income
     tax net of
     federal in-
     come tax
     benefit            30,700    28,200 100,800    65,900    74,000    49,700    17,500

   Other, net              219    28,654  (6,089)   (2,101)   (4,157)    4,063   (13,661)
- ----------------------------------------------------------------------------------------
                      $193,599   177,953 603,311   310,879   466,885   313,935   110,665
========================================================================================


                                     F-52

                    FIRST NATIONAL BANK OF DETROIT LAKES

                         Notes to Financial Statements
                                  (unaudited)

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:


                                              September 30      December 31
                                                             ------------------
                                                  1993         1992      1991
- -------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses                      $ 25,600    25,600    25,600
   Premises and equipment                                0         0    60,400
- -------------------------------------------------------------------------------
        Deferred tax assets                         25,600    25,600    86,000
   Valuation allowance                                   0         0   (86,000)
- -------------------------------------------------------------------------------
        Deferred tax assets, net                    25,600    25,600         0
- -------------------------------------------------------------------------------
Deferred tax liabilities:
   Premises and equipment                           52,000    52,000         0
   Other                                            13,600    13,600         0
- -------------------------------------------------------------------------------
        Deferred tax liabilities                    65,000    65,000         0
- -------------------------------------------------------------------------------
        Net deferred tax liabilities              $(40,000)  (40,000)        0
===============================================================================

(11) EMPLOYEE BENEFIT PLAN

     The Parent Company offers a 401(k) plan which is available to all full-time employees of the Bank who have attained age eighteen and have met the one year eligibility requirement, as defined. Under the 401(k) plan, an employee may defer up to 15% of his or her compensation as defined, with discretionary matching Company contributions. The 401(k) plan was amended effective January 1, 1991 to provide for the Company to make discretionary profit sharing contributions. The total company expenses under the plan for the three-months ended September 30, 1993 and 1992 were $8,045 and $5,837, respectively, and for the nine-months ended September 30, 1993 and 1992 were $25,236 and $18,275, respectively. The total expense under the plan for the years ended December 31, 1992, 1991 and 1990 was $25,535, $23,183 and $23,627, respectively.


(12) COMMITMENTS AND CONTINGENCIES

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk in excess of the amount recognized in the accompanying statements of financial condition.

                    FIRST NATIONAL BANK OF DETROIT LAKES

                         Notes to Financial Statements
                                  (unaudited)


     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Bank used the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank had outstanding commitments to extend credit of approximately $4,759,000, $3,277,000 and $4,317,000, at September 30, 1993 and December 31, 1992 and
     1991, respectively.

     Standby letters of credit are conditional commitments issued by the Bank guaranteeing the performance of a customer to a third party. The standby letters of credit are primarily issued to support private borrowing arrangements, and expire during 1993. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in making loans to customers. The amount of collateral the Bank obtains to support standby letters of credit is based on management's credit evaluation of the borrower. Since the conditions under which the Bank is required to fund standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments. The Bank had outstanding standby letters of credit of approximately $1,182,000, $884,000 and $533,000, at September 30, 1993 and
     December 31, 1992 and 1991, respectively.


(13) RELATED PARTY TRANSACTIONS

     The Bank has entered into transactions with its directors, officers, significant stockholders and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other favorable of unfavorable features.

     Activity with respect to directors', officers' and significant stockholders' loans is summarized as follows:

                                Nine-months
                                  ended
                               September 30,   Year ended December 31
                                              -------------------------
                                   1993        1992     1991     1990
                               -------------  -------  -------  -------

Balance at
  beginning of period            $1,887,639   886,570  462,161  460,597
    New loans                       793,200 1,670,624  814,738  913,937
    Repayments                      398,609   669,555  390,329  912,373
- -----------------------------------------------------------------------
Balance at end of period         $2,282,229 1,887,639  886,570  462,161
=======================================================================

                                                                        continue

                    FIRST NATIONAL BANK OF DETROIT LAKES

                         Notes to Financial Statements
                                  (unaudited)

     The Bank has sold loan participations to affiliates with aggregate unpaid principal balances of $22,957 and $31,997 at September 30, 1993 and December 31, 1992, respectively.

     The Bank services loans for affiliates with aggregate unpaid principal balances of $2,584,147, $2,682,984 and $2,860,312 at September 30, 1993,
     December 31, 1992 and December 31, 1991, respectively.


(14) SUBSEQUENT EVENT

     On September 23, 1993, the Parent Company and Norwest Corporation (Norwest) entered into an Agreement and Plan of Reorganization (the Agreement) whereby the Parent Company would be merged into Norwest. All of the Parent Company's outstanding common stock will be exchanged for Norwest common stock. The number of shares of Norwest common stock to be received in exchange for the Parent Company's common stock will be equal to 310,269 shares plus or minus the share equivalent of the amount of Bank equity in excess of or less than $5,995,000 as of the last day of the month before closing, as defined in the Agreement. The outstanding common stock of the Bank that is not owned by the Parent Company is to be exchanged for 14,786 shares of Norwest common stock plus or minus the share equivalent of the net liabilities or the net assets of the Parent Company, excluding its investment in the Bank, as defined in the Agreement. The Agreement also requires Norwest to pay off the Parent Company's notes payable to affiliated parties.

     The Agreement requires that, prior to the effective date of the merger, the Bank shall ensure that certain loans aggregating $640,800 and $811,190 at September 30, 1993 and December 31, 1992, respectively, are paid off; establish additional accruals and loan loss reserves as may be necessary to conform to the accounting and loan loss reserve practices of Norwest; and provide for costs and expenses anticipated in the consummation of the merger. The Bank will incur expenses of $897,942, prior to closing, which represents additional compensation to executive officers, as provided by the Agreement. This amount had not been accrued by the Bank as of September 30, 1993. No further costs pursuant to the Agreement are anticipated.

                                   APPENDIX A


                             AGREEMENT AND PLAN OF
                               REORGANIZATION AND
                          AGREEMENT AND PLAN OF MERGER

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION



  AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 23rd day of September, 1993, by and between D.L. Bancshares, Inc. ("Company"), a Minnesota corporation, First National Bank of Detroit Lakes, a national banking association ("Bank"), and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

  WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into Company (the "Merger") pursuant to an agreement of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of all of the common stock of Company of the par value of $.01 per share ("Company Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement (the "Effective Time of the Merger") into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

  WHEREAS, Norwest desires that, immediately following the Merger, the Bank will consolidate with a wholly-owned subsidiary of Norwest ("Norwest Bank") under the charter of Bank (the "Consolidation") pursuant to an agreement of consolidation (the "Consolidation Agreement") in substantially the form attached hereto as Exhibit B, which provides, among other things, for the conversion and exchange of the shares of voting common stock of the Bank, of the par value of $100 per share, outstanding immediately prior to the time the Consolidation becomes effective in accordance with the provisions of the Consolidation Agreement and owned by shareholders other than Norwest ("Bank Common Stock") into shares of Norwest Common Stock.

  NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

   1.  BASIC PLAN OF REORGANIZATION

   (a) Exchange of Shares. Shares of Company Common Stock and Bank Common Stock outstanding immediately prior to the Effective Time of the Merger and the Effective Time of the Consolidation (as defined below), as the case may be (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for 310,269 shares of Norwest Common Stock which number of shares of Norwest Common Stock shall be (i) increased by dividing the amount by which the Bank Equity as of the last day of the month immediately preceding the Closing Date (defined in Section 1(f) below) exceeds $5,995,000 by the Norwest Measurement Price (defined below), or (ii) decreased by dividing the amount by which the Bank Equity as of the last day of the month immediately preceding the Closing Date is less than $5,995,000 by the Norwest Measurement Price (the adjusted total of Norwest Common Stock being referred to herein as the "Aggregate Norwest Shares"). "Bank Equity" is defined as equity of Bank as determined in accordance with generally accepted accounting principles(excluding any adjustments for investments available for sale and adjustments for marketable equity securities). The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange for the ten (10) trading days ending at the end of the tenth trading day immediately preceding the Measurement Date. For purposes of the foregoing, the Measurement Date shall be the first business day immediately preceding the Closing Date.

  (b) Merger. Subject to the terms and conditions contained herein on the Closing Date, a wholly owned subsidiary of Norwest (the "Merger Co.") will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which Merger each share of Company Common Stock outstanding immediately prior to the Effective Time of the Merger (other than shares as to which statutory dissenters' rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by subtracting the Variable Norwest Shares from the Aggregate Norwest Shares and dividing the result thereof by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time of the Merger. The Effective Time of the Merger shall occur upon the filing of the Certificate of Merger with the Delaware Secretary of State (which filing shall occur on the Closing Date or at such time thereafter as Norwest and Company may agree in writing to provide in the Certificate of Merger).

  (c) Consolidation. Following the Effective Time of the Merger and on the terms and subject to the conditions set forth in this Agreement and the Consolidation Agreement:

     (i) the Bank will consolidate with Norwest Bank under the charter of Bank.

     (ii) Each share of Bank Common Stock outstanding immediately prior to the Effective Time of the Consolidation owned by shareholders other than Norwest (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for a number of shares of Norwest Common Stock determined as follows: (A) subtracting (if a positive number) or adding (if a negative number) the Company Assets from or to, as the case may be, the product of the Aggregate Norwest Shares multiplied by the Norwest Measurement Price Consideration, (B) multiplying the result thereof by 4.76%, (C) dividing the result thereof by the Norwest Measurement Price (with the result of (A), (B), and (C) being the "Variable Norwest Shares"), and (D) dividing the Variable Norwest Shares by the number of shares of Bank Common Stock owned by shareholders other than Norwest immediately prior to the Effective Time of the Consolidation. The "Company Assets" are defined as the net assets (liabilities) of Company, other than its shares in the Bank, as of the last day of the month immediately preceding the Closing Date.

     (iii) The Consolidation shall become effective at 12:01 a.m. on the date specified in the Certificate of Approval of Consolidation to be issued by the Office of the Comptroller of the Currency, which date shall be the first business day after the Effective Date of the Merger (the "Effective Time of the Consolidation").

   (d) Norwest Common Stock Adjustments. If between the date hereof and the Effective Time of the Merger shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock into which a share of Company Common Stock or Bank Common Stock shall be converted pursuant to subparagraphs (b) or (c) above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock or Bank Common Stock, as the case may be, into which a share of Company Common Stock or Bank Common Stock, as the case may be, shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Company Common Stock or Bank Common Stock, as the case may be, would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the Effective Time of the Merger.

   (e) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Norwest Measurement Price.

   (f) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the closing of the Merger ("Closing") will take place at 10:00 a.m. Minneapolis time on the third business day after the last day of the calendar month in which he conditions set forth in Section 7(e) of this Agreement are satisfied unless any of the other conditions set forth in Sections 6 and 7 hereof shall not be satisfied or waived on such date, in which event, then on the third business day after the last day of the calendar month in which the satisfaction or waiver of the latter to occur of the conditions set forth in Sections 6 and 7 hereof (the "Closing Date"). On the Closing Date or on such other date as may be agreed to by the parties the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretaries of State of the State of Minnesota and Delaware (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the preceding sentence of this Section 1(f) is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The Effective Time of the Merger shall be 11:59 p.m. Minneapolis, Minnesota time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Company pursuant to the Merger Agreement.

  The Closing of the transactions contemplated by this Agreement and the Merger Agreement shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

  (g) Payment of Certain Bank Stock Loans. On the Closing Date, immediately after the Effective Time of Merger Norwest agrees to cause to be released all liens that its affiliates have on the Bank Common Stock by reason of the loan from Norwest Bank Minnesota, N.A. described on Schedule 2(b) to this Agreement. Immediately after the Effective Time of the Merger, Norwest agrees to pay in full those loans of the Company from the Exclusion Trusts (as defined in Schedule 2(b) to this Agreement) and the loan to the Company from Sun Tree Limited Partnership described in Schedule 2(o), in exchange for the release of liens that such entities may have on the Bank Common Stock.

  2. REPRESENTATIONS AND WARRANTIES OF COMPANY. Company represents and warrants to Norwest as follows:

  (a) Organization and Authority. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Company and the "Company Subsidiary" (defined below) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Company is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Company has furnished Norwest true and correct copies of its articles of incorporation and by-laws, and the articles of association and by-laws of Bank as amended.

  (b) Company's Subsidiaries. The Company's only subsidiary (the "Company Subsidiary") is the Bank, all shares of the outstanding capital stock of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Company. No equity security of the Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock, except as set forth in Schedule 2(b). Subject to 12 U.S.C. (S) 55 (1982), and except as set forth on Schedule 2(b) hereto all of such shares so owned by Company are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. The Company Subsidiary is a national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank (except the Bank), business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

  (c) Capitalization. The authorized capital stock of Company consists of ___ 1,000,000 shares of Class A voting common stock, $.01 par value, and 100,000 shares of Class B non-voting common stock, $.01 par value, of which 9,245 shares of Class A and 83,204.99 shares of Class B are issued and outstanding, and the authorized capital stock of Bank consists of 9,245 shares of voting common stock, $100.00 par value, of which 9,245 shares are issued and outstanding which amounts constitute the maximum number of shares of Company Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) and Bank Common Stock (not assuming for this purpose that phantom shares and other share-equivalents constitute Bank Common Stock) that would be outstanding as of the Effective Date of the Merger and Consolidation, as the case may be if all options, warrants, conversion rights and other rights with respect thereto were exercised. All of the outstanding shares of capital stock of Company and Bank have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c) there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Company or Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Company or Bank. Since June 30, 1991 no shares of Company capital stock or Bank Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Company or the Bank and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Company or Bank except as set forth in Schedule 2(c).

  (d) Authorization. Company has the corporate power and authority to enter into this Agreement and the Merger Agreement and Bank has the corporate power and authority to enter into this Agreement and the Consolidation Agreement and, subject to any required approvals of their respective shareholders, to carry out their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Company and of this Agreement and the Consolidation Agreement by the Bank and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company and Bank, as the case may be. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Company and Bank as may be required by statute or regulation, this Agreement and the Merger Agreement and the Consoldation Agreement are valid and binding obligations of Company and Bank, as the case may be, enforceable against Company and Bank in accordance with their respective terms.

  Neither the execution, delivery and performance by Company of this Agreement or the Merger Agreement, and by the Bank of this Agreement and the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Company or Bank with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or Bank under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or Bank is a party or by which it may be bound, or to which Company or Bank or any of the properties or assets of Company or Bank may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Company, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Company or Bank or any of their respective properties or assets.

  Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Minnesota and Delaware law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company or Bank of the transactions contemplated by this Agreement and the Merger Agreement and the Consolidation Agreement.

  (e) Company Financial Statements. The unaudited consolidated statements of financial condition of Company and Bank as of December 31, 1992 and 1991 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1992, together with the notes thereto, and the unaudited consolidated statements of financial condition of Company and Bank as of June 30, 1993 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the 6 months then ended (collectively, the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles (except as noted on the Company Financial Statements) applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Company and Bank at the dates and the consolidated results of operations and cash flows of Company and Bank for the periods stated therein.

  (f) Reports. Since December 31, 1988, except as set forth on Schedule 7(s), Company and Bank have filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation (the "FDIC"), (iii) the United States Comptroller of the Currency (the "Comptroller") and (iv) any applicable state securities or banking authorities. Except as set forth on Schedule 7(s), all such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Company Reports". As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Company Reports have been made available to Norwest by Company.

  (g) Properties and Leases. Except as may be reflected in the Company Financial Statements and except for any lien for current taxes not yet delinquent, Company and Bank have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Company's consolidated balance sheet as of June 30, 1993 for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Company or Bank pursuant to which Company or Bank, as lessee, leases real or personal property, which leases are described on
Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Company or Bank or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Company's and Bank's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Company and Bank have each filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Company and Bank for the fiscal year ended December 31, 1989, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Neither Company nor Bank is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Company or Bank which has not been settled, resolved and fully satisfied. Company and Bank have each paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of June 30, 1993, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Company and Bank with respect to all periods through the date thereof.

  (i) Absence of Certain Changes. Since June 30, 1993 there has been no change in the business, financial condition or results of operations of Company or Bank, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Company and Bank taken as a whole.

  (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Company nor Bank is a party or subject to any of the following (whether written or oral, express or implied):

       (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Company or Bank);

       (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

       (iii)  any labor contract or agreement with any labor union;

       (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Company or Bank to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Company or Bank may carry on its business (other than as may be required by law or applicable regulatory authorities);

       (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

       (vi)  any lease.

  (k) Litigation and Other Proceedings. Company has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for Company with respect to loss contingencies as of December 31, 1992 in connection with the Company financial statements and (ii) a written list of legal and regulatory proceedings filed against Company or Bank since said date. Except as set forth in Schedule 7(s) hereof, neither Company nor Bank is a party to any pending or, to the best knowledge of Company, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Company and the Bank taken as a whole.

  (l) Insurance. Company and Bank are each presently insured, and during each of the past five calendar years has been insured, for reasonable amounts with insurance companies, which are, to the knowledge of Bank and Company, financially sound and reputable, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation. Bank is insured under a Banker's Blanket Bond, Form 24, which is in full force and effect and the Bank has received no notice of cancellation thereof.

  (m) Compliance with Laws. Company and Bank each have all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Company or Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Company, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Company and Bank of its respective business and the condition and use of its respective properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Except as set forth on Schedule 7(s) neither Company nor Bank is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Neither Company nor Bank is subject to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor, except as disclosed on Schedule 7(s), have any of them been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Company or Bank which reasonably could be expected to have a material adverse effect on the business or properties of Company and Bank taken as a whole.

  (n) Labor. No work stoppage involving Company or Bank is pending or, to the best knowledge of Company, threatened. Neither Company nor Bank is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Company or Bank. Employees of Company and Bank are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

 (o)  Material Interests of Certain Persons.

      (i) Except as set forth on Schedule 2(o), to the best knowledge of Company no officer or director of Company or Bank, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or Bank.

        (ii) Schedule 2(o) sets forth a correct and complete list of any loan or extension of credit from Company or Bank and every covered transaction to any present officer, director, principal shareholder, employee or any associate or related interest or affiliate of any such person or of Company or Bank which was required under Regulation O of the Federal Reserve Board ("Regulation O") to be approved by or reported to Company's or Bank's Board of Directors or which is otherwise subject to the restrictions contained in Regulation O or the provisions of 12 USC (S)371c and 12 USC (S)371c-1 ("23A and 23B"). Except as set forth on Schedule 2(o) (as possibly affected by the information contained on Schedule 7(s)), the Bank and Company are not in violation of the provisions of Regulation O or 23A and 23B.

   (p)  Company Benefit Plans.

        (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Company or Bank acts as the plan sponsor as defined in ERISA
   Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Company or Bank are those set forth on
   Schedule 2(p) (the "Plans"). Except as may be set forth on Schedule 2(p), no Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

        (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Company or Bank have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Company knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of
   Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that any such Plan may not have been amended to comply with the Tax Reform Act of 1986 (the "TRA") and other recent legislation and regulations, although each such Plan is within the remedial amendment period during which retroactive amendment may be made.

        (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan for the plan year ending December 31, 1992, exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

        (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of Company, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Company, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Company and Bank taken as a whole.

        (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement and the Consolidation Agreement.

        (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

        (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Merger Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Company or Bank under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

  (q) Proxy Statement, etc. None of the information regarding Company and Bank supplied or to be supplied by Company for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Company Common Stock and Bank Common Stock pursuant to the provisions of the Merger Agreement and the Consolidation Agreement (the "Registration Statement"), and (ii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to any proxy statement required to be mailed to shareholders of Bank or Company, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of any proxy statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Company and Bank are responsible for filing with the SEC and any other regulatory authority in connection with the Merger and the Consolidation will comply as to form in all material respects with the provisions of applicable law.

  (r) Registration Obligations. Neither Company nor Bank is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

  (s) Brokers and Finders. Neither Company nor Bank nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Company or Bank in connection with this Agreement and the Merger Agreement or the Consolidation Agreement or the transactions contemplated hereby and thereby.

  (t) Administration of Trust Accounts. To the extent, if any, that the Bank has engaged in "trust activities", Company and Bank have properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Company and Bank taken as a whole all accounts for which it acts as fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative,guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Company, Bank, nor any director, officer or employee of Company or Bank has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Company and Bank taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

  (u) No Defaults. Except as set forth on Schedule 2(u), neither Company nor Bank is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Company and Bank, taken as a whole. To the best of Company's knowledge, all parties with whom Company or Bank has material leases, agreements or contracts or who owe to Company or Bank material obligations other than with respect to those arising in the ordinary course of the banking business of Bank are in compliance therewith in all material respects.

  (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition of, on Company or any Company Subsidiary, any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Company's knowledge, threatened against Company or any Company Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Company and Company's Subsidiaries taken as a whole; to the best of Company's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Company's knowledge neither Company nor any Company Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

  (w) Loan Documentation. To the knowledge of Company and Bank (and except to the extent affected by the information on Schedule 7(s)), there is no defect in the documentation of any loan made by Bank, or the creation or perfection of any security interests, mortgages and other liens with respect to all collateral for such any loan, that is material to or could reasonably be expected to be material to the financial condition of Company and Bank taken as a whole.

  (x) Disclosure. Neither this Agreement nor any of the appendices, Schedules or attachments hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which has not been disclosed to Norwest pursuant to the Agreement, the Schedules and Exhibits, which materially affects adversely the business, operations or financial condition of Company and Bank taken as a whole.

  3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Company as follows:

  (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

  (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of June 30, 1993, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

  (c) Norwest Capitalization. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on August 31, 1993, 1,143,750 shares of 10.24% Cumulative Preferred Stock at $100 stated value and 1,132,750 shares of Cumulative Convertible Preferred Stock, Series B, at $200 stated value were outstanding, and (ii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on August 31, 1993, 290,472,163 shares were outstanding and 2,627,305 shares were held in the treasury.

  (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

  Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of
(x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

  Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Minnesota and Delaware law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

  (e) Norwest Financial Statements. The consolidated statements of financial condition of Norwest and Norwest's subsidiaries as of December 31, 1991 and 1992 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1993, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 as amended by Form 8 dated March 3, 1993 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of ____________ June 30, 1993 and the related unaudited consolidated statements of income and cash flows for the 6 months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1993, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

  (f) Reports. Since December 31, 1989, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of ___________ June 30, 1993 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

  (i) Absence of Certain Changes. Since June 30, 1993, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

  (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of the date hereof neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

       (i) any labor contract or agreement with any labor union;

       (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

       (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

  (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

  (l) Insurance. Norwest and each Norwest Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

  (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

 (o)  Norwest Benefit Plans.

      (i) As of the date hereof, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

       (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act

   ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Norwest Plans to which the qualification requirements of Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under
   Section 501(a) of the Code, except that any such Norwest Plan may not have been amended to comply with TRA and other recent legislation and regulations, although each such Norwest Plan is within the remedial amendment period during which retroactive amendment may be made.

       (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan for the plan year ending December 31, 1992, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

       (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

       (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

       (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

       (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

  (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

  (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Norwest or any Norwest
Subsidiary of any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

  (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business.

  4. COVENANTS OF COMPANY. Company covenants and agrees with Norwest as follows:

  (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Company, and each Company Subsidiary will: (i) maintain its corporate existence in good standing; (ii) maintain the general character of its business and conduct its business in its ordinary and usual manner; (iii) extend credit only in accordance with Subsection 4(q) below; (iv) maintain proper business and accounting records in accordance with generally accepted accounting principles; (v) maintain its properties in good repair and condition, ordinary wear and tear excepted; (vi) maintain in all material respects presently existing insurance coverage; (vii) use its reasonable best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; (viii) use its reasonable best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; (ix) comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Company and Bank the non-compliance with which reasonably could be expected to have a material adverse effect on Company and the Company Subsidiaries taken as a whole; and (x) permit Norwest and its representatives (including KPMG Peat Marwick) to examine its and Bank's books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business in any manner that is not unduly disruptive to the business of Company and the Bank. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Company herein expressed.

  (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Company and Bank will not (without the prior written consent of Norwest): (i) amend or otherwise change its articles of incorporation or association or by-laws; (ii) issue or sell or convert or authorize for issuance or sale or conversion of, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; (iii) authorize or incur any long-term debt (other than deposit liabilities); (iv) mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business;
(v) enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies in effect on the date hereof; (vi) make any investments, except investments made by Bank consistent with the Bank's current investment policy and guidelines effective on the date of this Agreement, a true copy of which is attached as Schedule 4(b) in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less or except with the consent of Norwest ; (vii) amend or terminate any Plan except as required by law or as contemplated by Section 4(j) hereof; (viii) make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; (ix) declare, set aside, make or pay any dividend or other distribution with respect to Company's capital stock, or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Company or Bank; (x) increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices and except as set forth in Schedule 4(b); (xi) sell or otherwise dispose of any shares of the capital stock of Bank; (xii) sell, assign, transfer or otherwise dispose of any of its assets or properties, except in the ordinary course of business; or (xiii) sell or trade, or enter into any agreement to sell or trade, any of the Bank's investment securities prior to their maturity, except with the consent of Norwest. Any consent of Norwest for the Company and/or the Bank to engage in the actions proscribed by Subsections 4(b)(vi) and
(xiii) should be deemed to be granted on the close of business on the first business day following a request for consent to Norwest unless by that time Norwest has notified the Bank of its refusal to consent thereto based upon the information provided to Norwest. All requests to Norwest under this Section 4(b) shall be made during normal working hours of business days, and no consent shall be unduly delayed or unreasonably withheld by Norwest.

 (c)  Shareholder Actions.

       (i) The Board of Directors of Company will duly call, and will cause to be held not later than forty-five (45) days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Company will (A) cause proper notice of such meeting to be given to its shareholders in compliance with the Minnesota Business Corporation Act and other applicable law and regulation, (B) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (C) use its best efforts to solicit from its shareholders proxies in favor thereof.

       (ii) The Board of Directors of the Bank will duly call, and will cause to be held not later than forty-five (45) days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Consolidation Agreement be submitted to a vote at such meeting. The Board of Directors of the Bank will (A) cause proper notice of such meeting to be given to its shareholders in compliance with applicable law and regulation, (B) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Consolidation Agreement, and (C) use its best efforts to solicit from its shareholders proxies in favor thereof.

  (d) Company will, upon request by Norwest, furnish or cause to be furnished to Norwest all the information concerning Company and Bank required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, including financial statements audited by KPMG Peat Marwick which comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and which otherwise are required or necessary to be filed or included in the Registration Statement, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement and use its reasonable efforts to cause the "Registration Statement" referred to therein to become effective as promptly as practicable after filing. The costs of the audit by KPMG Peat Marwick referred to in the prior sentence will be divided equally by Bank and Norwest.

  (e) Company will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Company to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

  (f) Company will deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (g) Company will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to Company and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Company's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Company, in the public domain, or later acquired by Company from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

  (h) Neither Company, nor Bank, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Company or Bank, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Company or Bank except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Company or Bank. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Company or Bank concerning any of the foregoing, Company or Bank will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

  (i) Company shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (j) Company and Bank will take all action necessary or required (i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, (ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law, and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger, provided that Company and Bank will not be required to submit such application to the Internal Revenue Service if the Internal Revenue Service does not accept such applications prior to the Effective Date of the Merger.

  (k) Neither Company nor Bank shall take any action which with respect to Company would disqualify the Merger as a "pooling of interests" for accounting purposes.

  (l) Company shall use its reasonable efforts to obtain and deliver at least 32 days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit C to Norwest by each executive officer, director or shareholder of Company who may reasonably be deemed an "affiliate" of Company within the meaning of such term as used in Rule 145 under the Securities Act.

  (m) At the request of Norwest, Company shall establish such additional accruals and reserves as may be necessary to conform Company's and Bank's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Company's and Bank's business following the Merger and to provide for the costs and expenses relating to the consummation by Company of the Merger and the other transactions contemplated by this Agreement, which additional accruals and reserves will not affect the definition of Bank Equity as set forth in Section 1(b) hereof.

  (n) Company shall cause Bank to, no later than the month end immediately preceding the Closing Date, and shall accrue all compensation, bonuses and incentives due executive officers, and employees of the Bank (including any arising under any phantom stock, bonus or other incentive plans and all deferred compensation and including specifically, without limitation, the agreements referred to on Schedule 2(j) items 1, 2 and 3).

  (o) For purposes of calculating Bank Equity, Company and Bank shall not allow Bank's loan loss reserve to fall below $689,000, except as a result of charge offs (excluding, however, any charge off for any loan listed on Schedule 7(s)), shall make provision for the loans listed on Schedule 7(s) to the extent required by generally accepted accounting principles, and, for purposes of calculating Bank Equity, shall not be required to increase the loan loss reserve except to the extent of 75 basis points, for every dollar by which the aggregate amount of all loans outstanding is greater than the aggregate amount of all loans outstanding as of June 30, 1993.

  (p) Company will cooperate with Norwest for the obtaining of Phase I and such Phase II environmental reports as Norwest may request for properties of the Company, the cost of which shall be the responsibility of Norwest.

  (q)(i) From the date hereof until the Effective Time of the Merger, the Company shall not permit the Bank to make and the Bank shall not make Extensions of Credit (defined below) that do not comply with the restrictions set forth in this Subsection 4(q). The term "Extensions of Credit" shall mean all loans and extensions of credit (as those terms are defined in 12 USC (S)84 and 12 CFR part
32), including all loans, commitments to make loans, renewals, modifications, overdrafts and all other extensions of credit of any kind to Bank customers or on behalf of Bank customers. The following restrictions shall apply for Extensions of Credit by the Bank: (A) all Extensions of Credit shall be made in compliance with the Bank's lending policies effective as of the date hereof and shall be duly rated 1, 2, 3 or 4 by the Bank in accordance with its internal loan rating system as set forth in its lending policies effective on the date hereof, except as otherwise authorized by Norwest in writing; (B) no Extensions of Credit shall be made to any principal shareholder, officer or director of the Bank or any member of the immediate family of any principal shareholder, officer or director of the Bank, or any related interest or affiliate thereof or of the Bank or Company, or any trust for the benefit thereof, except as authorized by Norwest in writing; (C) all Extensions of Credit shall be made in compliance with all applicable federal regulations; (D) no Extension of Credit in excess of $100,000 in principal amount (in the aggregate for all loans which are required to be combined as provided in 12 USC (S)84 or 12 CFR Part 32) shall be made by the Bank except to the extent that there has been a determination by Norwest that such Extension of Credit would be rated 1, 2, 3 or 4 under Bank's normal loan rating system or Norwest has otherwise consented to such Extension of Credit; and (E) Bank shall not increase any Extension of Credit by $25,000 or more of any Extension of Credit on Bank's watch list without the prior written consent of Norwest.

  (ii) Any consent, approval or determination required to be made pursuant to this Subsection 4(q) as a condition for any Extension of Credit by the Bank shall be deemed to have been made by the end of business of the first full succeeding business day after the business day a final complete Loan Credit Approval Presentation, is received by Norwest by facsimile, unless Norwest transmits a written objection to such Extension of Credit within that time. Any consent request from Norwest hereunder shall not be unreasonably withheld.

  5. COVENANTS OF NORWEST. Norwest covenants and agrees with Company as follows:

  (a) From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

  (b) Norwest will furnish to Company all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Company or Bank, or in any statement or application made by Company or Bank to any governmental body in connection with the transactions contemplated by this Agreement.

  (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Company pursuant to the Merger Agreement, and each of Norwest and Company will use their reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company shareholders, at the time of the Company shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Company or Bank for use in the Registration Statement or the Prospectus.

  (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Midwest Stock Exchange in a timely manner and use its best efforts to effect said listings.

  (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Company and Bank (other than Norwest) pursuant to this Agreement and the Merger Agreement and the Consolidation Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement and Consolidation Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Company and Bank pursuant to the Merger Agreement and Consolidation Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

  (f) Norwest will file all documents required to obtain prior to the Effective Time of the Merger all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

  (g) Norwest will take all necessary corporate and other action and file on a timely basis all documents required to obtain and will use its reasonable efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Company to obtain all such approvals and consents required by Company.

  (h) Norwest will hold in confidence all documents and information concerning Company and Bank furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Company (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Company.

  (i) Norwest will file any documents or agreements required to be filed in connection with the Merger under the Minnesota Corporation Act and the Delaware General Corporation Law.

  (j) Norwest will use its reasonable efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (k) Norwest shall consult with Company as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (l) Norwest shall give Company written notice of receipt of the regulatory approvals referred to in paragraph 7(e).

   6. CONDITIONS PRECEDENT TO OBLIGATION OF COMPANY. The obligation of Company to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by
Company:

  (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in Section 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

  (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

  (c) Company shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

  (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Articles of Incorporation and the Minnesota Business Corporation Act and the Consolidation shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Bank required for approval of a plan of consolidation in accordance with the provisions of the Bank's articles of association and applicable law.

  (e) Norwest shall have received approval by the Federal Reserve Board, the Comptroller and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

  (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (g) The shares of Norwest Common Stock to be delivered to the stockholders and Company and Bank pursuant to this Agreement and the Consolidation Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Midwest Stock Exchange upon official notice of issuance.

  (h) Company shall have received an opinion, dated the Closing Date, of counsel to Company, substantially to the effect that, for federal income tax purposes: (i) the Merger (of a wholly owned subsidiary of Norwest into Company) will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and the Consolidation (of a wholly owned subsidiary of Norwest Bank into Bank) will be a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Company Common Stock or Bank Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of Company and Bank will be the same as the basis of Company Common Stock or Bank Common Stock, as the case may be, exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Company and Bank will include the holding period of the Company Common Stock or Bank Common Stock, as the case may be, provided such shares of Company Common Stock were held as a capital asset as of the Effective Time of the Merger.

  (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  (j)  No party hereto shall have terminated this Agreement as permitted herein.

  (k) There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the over-the-counter market, or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States.

   7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by
Norwest:

  (a) Except as they may be affected by transactions contemplated hereby and actions and modifications permitted under the terms of this Agreement and except to the extent such representations and warranties are by their express provisions made as of a specified date, the representations and warranties contained in Section 2 hereof shall be true and correct in all respects material to Company and Bank taken as a whole as if made at the Time of Filing.

  (b) Company and Bank shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

  (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Articles of Incorporation and the Minnesota Business Corporation Act and the Consolidation shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Bank required for approval of a plan of consolidation in accordance with the provisions of Bank's articles of association and applicable law.

  (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Company, as to the matters set forth in subparagraphs (a) through (c) of this Section 7.

  (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Company or Bank that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

  (f) Company and Bank shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Company's or Bank's business required for the consummation of the Merger and the Consolidation, and Company and Bank shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger and the Consolidation.

  (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

   (h)  Intentionally omitted.

   (i) At any time since the date hereof the total number of shares of Company Common Stock and Bank Common Stock, as the case may be outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents (excluding unexercized phantom shares of the Bank), other than any option held by Norwest, shall not have exceeded 9,245 shares of Class A and 83,204.99 shares of Class B Company Common Stock and 9,245 shares of Bank Common Stock.

  (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have obtained all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  (k) Company shall have caused to be delivered to Norwest a letter of KPMG Peat Marwick, dated (i) the date on which the S-4 shall become effective and
(ii) the business day prior to the Effective Time, and addressed to Norwest in form and substance reasonably satisfactory to Norwest and customary in scope and substance for letter delivered by independent public accountants in connection with registration statements similar to the S-4.

  (l) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on Company or Bank of, any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Company and its subsidiaries taken as a whole.

  (m) No change shall have occurred and no circumstances shall exist which might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Company and Bank taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

  (n) Norwest shall have received a opinion letter dated as of the Effective Date addressed to Norwest from counsel to Company and Bank, based on customary reliance and subject to customary qualifications, to the effect that:

       (i) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. Company is registered as a bank holding company under the Bank Holding Company Act.

       (ii) Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

       (iii) Company and Bank each has the requisite corporate and other power and authority (including all licenses, permits and authorizations) to own and operate its properties and to carry on its business as now conducted.
   Company and Bank is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires them to be licensed or qualified except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a material adverse effect on the business, operations, financial condition or operating results of Company or Bank.

       (iv) The execution and delivery of this Agreement by Company and Bank and the consummation of the transactions contemplated hereby and thereby will not constitute a breach, default or violation under (A) the respective Articles of Incorporation, Articles of Association or Bylaws of Company or Bank, (B) any agreement, arrangement or understanding known to such counsel to which Company or Bank is a party, (C) any license, franchise or permit or
   (D) any law, regulation, order, judgment or decree.

       (v) The authorized capital of Company and Bank is as set forth in Sections 2(b) and 2(c) herein.

       (vi) Except as set forth in Schedule 2(k) hereto, to the knowledge of such counsel, there are no actions, suits, proceedings, orders or investigations pending or threatened against Company or Bank, at law or in equity, or before or by any federal, state, or other governmental department, commission, board, bureau, agency or instrumentality.

       (vii) Company and Bank each has the corporate power to consummate the transaction on its part contemplated by this Agreement and has duly taken all requisite corporate action to authorize this Agreement, and such Agreement has been duly executed and delivered by Company and Bank and constitutes valid and binding obligations of Company and Bank enforceable in accordance with its terms.

   (o) The Company Equity shall be in an amount equal to the Company Equity as of June 30, 1993, with only increases to reflect earnings of the Bank and decreases to reflect accrued but unpaid interest on debt of the Company and to reflect interest payments actually paid on debt of the Company after June 30, 1993. For purposes of the foregoing, "Company Equity" is defined as equity of the Company, , all determined in accordance with generally accepted accounting principles (excluding any adjustments for investments available for sale and adjustments for marketable equity securities).

   (p) No party hereto shall have terminated this Agreement as permitted herein.

   (q) There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the over-the-counter market, or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States.

   (r) Neither Company nor Bank shall be subject to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, extraordinary supervisory letter or similar undertaking to, or be subject to any order or directive by any Bank Regulator that adversely affects Bank or Company (collectively, "Regulatory Directive"), or shall have assessed any civil money penalty by any Bank Regulator which has not been paid or reserved for in full, nor been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Regulatory Directive or civil money penalty (unless such Regulatory Directive will expire or become ineffective upon the Effective Time of the Merger or Consolidation).

   (s) Either the Bank shall have sold or transferred for fair market value as determined by an independent loan appraisal the loans listed on Schedule 7(s)

(excluding servicing obligations arising under any participations sold with respect to such loans), or the amount owing on such loans listed on Schedule 7(s) shall have been paid in full.

  8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Company or Bank as of the Effective Date of the Merger ("Company Employees") shall be eligible for participation in the employee welfare and pension plans of Norwest, as in effect from time to time, as follows:

  (a) Employee Welfare Benefit Plans. Each Company employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (but not subject to any pre-existing condition exclusions) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger:

       Medical Plan
       Dental Plan
       Long Term Disability Plan
       Flexible Benefits Plan
       Group Basic Life Insurance Plan
       Group Optional and Dependent Life Insurance Plan
       Business Travel Accident Insurance Plan
       Short-Term Disability Program
       Severance Program
       Vacation Program

For the purpose of determining each Company Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by an employee of Company in the year in which the Merger occurs will be deducted from the total Norwest benefit.

  (b) Employee Pension Benefit Plans. Each Company Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Company and the Company Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger. Each Company Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

   9.  TERMINATION OF AGREEMENT.

  (a)  This Agreement may be terminated at any time prior to the Time of Filing:

       (i) by mutual written consent of the parties hereto; or

       (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by July 21, 1994 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

       (iii) by Company or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

       (iv) by Company if the Norwest Measurement Price is less than $25.00.

  (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

  10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Company and Bank shall be borne by Company, and all such expenses incurred by Norwest shall be borne by Norwest.

  11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

  12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

  13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

   If to Norwest:

       Norwest Corporation
       Sixth and Marquette
       Minneapolis, Minnesota  55479-1026
       Attention:  Secretary

   If to Company:

       c/o Family Partners, Ltd.
       5354 Parkdale Drive
       Parkdale 3
       Suite 310
       Minneapolis, MN  55416
       Attention:  Byron Frank

       With copy to:
       Joseph Alexander, Esq.
       Maslon, Edelman, Borman and Brand
       3300 Norwest Center
       Minneapolis, MN  55402

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

  14. COMPLETE AGREEMENT. This Agreement and the Merger Agreement and Consolidation Agreement, and the Exhibits and Schedules attached hereto contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

  15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

  16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

  17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Company or Bank shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement and the Consolidation Agreement.

  18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

  19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Merger Agreement or Consolidation Agreement shall survive the Merger of Merger Co. with and into Company or of the Consolidation of Bank with Norwest Bank or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

  20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

  21.  REGULATORY APPROVALS.

  (a) Norwest agrees to file the application for approval of the transactions contemplated hereby by the Board of Governors of the Federal Reserve System (the "Fed Application") within 60 days after the date of this Agreement, provided that Company has provided Norwest, on a timely basis, with all information about Company and Bank necessary in order for Norwest to file the Fed Application reasonably within such time period. The parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Consolidation). Company and Norwest shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Norwest as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

  (b) Norwest and Company shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospective, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Norwest, Company or any of their respective subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                    D.L. BANCSHARES, INC.


By: ________________________           By: ________________________
Its: ________________________          Its: ________________________

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER
                                    Between
                        NORWEST ACQUISITION CORPORATION
                             a Delaware corporation
                            (the merged corporation)
                                      AND
                             D.L. BANCSHARES, INC.
                            a Minnesota corporation
                          (the surviving corporation)

  This Agreement and Plan of Merger dated as of March ___, 1994, between NORWEST ACQUISITION CORPORATION, a Delaware corporation (hereinafter called "Norwest") and D.L. BANCSHARES, INC., a Minnesota corporation ("D.L." and sometimes called the "surviving corporation") (said corporations being hereinafter sometimes referred to as the "constituent corporations"),

  WHEREAS, D.L. was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Minnesota on November 30, 1982, and said corporation is now a corporation subject to and governed by the provisions of the Minnesota Business Corporation Act. D.L. has authorized capital stock of 1,000,000 shares of common stock, divided into 9,245 shares of Class A Common Stock and 83,204.99 shares of Class B Common Stock, both with par value of $.01 per share ("D.L. Common Stock"). As of March 1, 1994, there were 9,245 shares of Class A Common Stock and 83,204.99 shares of Class B Common Stock outstanding and no shares were held in the treasury; and

  WHEREAS, Norwest, a wholly owned subsidiary of Norwest Corporation ("Norwest Corporation") was incorporated by a Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on February ___, 1994 and said corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law, with an authorized capital stock of ______ shares of Common Stock, par value _________, of which _________ shares were outstanding as of ___________, 1993 ("Norwest Common Stock"); and

  WHEREAS, Norwest and D.L. are parties to an Agreement and Plan of Reorganization dated as of September 23, 1993 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

  WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporation merge and that Norwest be merged with and into D.L., with D.L. continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Delaware General Corporation Law and the Minnesota Business Corporation Act, which statutes permit such merger; and

  WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code;

  NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Norwest and D.L., in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Norwest shall be merged with and into D.L. pursuant to the laws of the States of Delaware and Minnesota, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Norwest with and into D.L., the mode of carrying said merger into effect, the manner and basis of converting the shares of D.L. Common Stock into shares of "Norwest Corporation Common Stock" (as defined below), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

  FIRST: At the time of merger Norwest shall be merged with and into D.L., one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Norwest shall cease and the name of the surviving corporation shall remain D.L. Bancorporation.

  SECOND: As of the effective date of the Merger, the Articles of Incorporation of the surviving corporation shall read in their entirety as set forth in Appendix A attached hereto.

  THIRD: The By-Laws of D.L. at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

  FOURTH: The directors of Norwest at the time of merger shall be and remain the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify.

  FIFTH:   The officers of Norwest at the time of merger shall be and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify.

  SIXTH: The manner and basis of converting the shares of D.L. Common Stock into shares of capital stock of Norwest Corporation ("Norwest Corporation Common Stock") shall be as follows:

  1. Each of the shares of D.L. Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged for a number of shares of Norwest Corporation Common Stock determined by subtracting the "Variable Norwest Shares" (as that term is defined in the Reorganization Agreement) from the "Aggregate Norwest Shares" (as defined in the Reorganization Agreement) and dividing the result thereof by the number of shares of D.L. Common Stock outstanding immediately prior to the effective Time of the Merger.

   2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of D.L. Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Corporation Common Stock to which such holder shall be entitled on the basis above set forth. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of D.L. Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed (except for the payment of dividends as provided below) to evidence ownership of the number of whole shares of Norwest Corporation Common Stock into which such shares of D.L. Common Stock have been converted on the basis above set forth; provided, however, that, until the holder of such certificate shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Corporation Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Corporation Common Stock between the effective date of merger and the date of such exchange.

   3. If between the date of the Reorganization Agreement and the time of merger, shares of Norwest Corporation Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Corporation Common Stock into which a share of D.L. Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Corporation Common Stock into which a share of D.L. Common Stock shall be converted will equal the number of shares of Norwest Corporation Common Stock which the holders of shares of D.L.

   Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

   4. No fractional shares of Norwest Corporation Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Norwest Measurement Price.

   5. Each share of Norwest Common Stock issued and outstanding at the time of merger shall continue as an outstanding share of the surviving corporation after the time of merger.

   6. Each share of Norwest Common Stock held in the treasury of Norwest at the effective time of merger shall continue as a treasury share of the surviving corporation after the effective time of merger.

   SEVENTH: The merger provided for by this Agreement shall be effective as follows:

   1. The effective date of merger shall be the date on which this Agreement or the Certificate of Merger (as described in subparagraph 1(c) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Minnesota; provided, however, that all of the following actions shall have been taken in the following order:

       a. This Agreement shall be approved and adopted on behalf of D.L. and Norwest in accordance with the Minnesota Business Corporation Act and the Delaware General Corporation Law; and

       b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Minnesota Business Corporation Act, shall be executed by the President or a Vice President of D.L. and by the Secretary or an Assistant Secretary of D.L., and by the President or a Vice President of Norwest and by the Secretary or an Assistant Secretary of Norwest, and shall be filed in the office of the Secretary of State of the State of Minnesota in accordance with the Minnesota Business Corporation Act; and

       c. This Agreement or a Certificate of Merger with respect to the merger setting forth the information required by the Delaware General Corporation Law shall be executed by the Chairman or the President or a Vice President of Norwest and by the Secretary or an Assistant Secretary of Norwest and certified and acknowledged in accordance with the Delaware General Corporation Law, and shall be filed in the office of the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

   2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

   EIGHTH:  At the time of merger:

   1. The separate existence of Norwest shall cease, and the corporate existence and identity of D.L. shall continue as the surviving corporation.

   2. The merger shall have the other effects prescribed by Section 302A.641 of the Minnesota Business Corporation Act.

   NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

   1. The surviving corporation shall (i) file with the Secretary of State of the State of Minnesota an agreement that it may be served with process within or without the State of Minnesota in the courts of the State of Minnesota in any proceeding for the enforcement of any obligation of D.L. and in any proceeding for the enforcement of the rights of a dissenting shareholder of Norwest against D.L., and (ii) file with said Secretary of State an agreement that it will promptly pay to the dissenting shareholders of Norwest the amount, if any, to which such dissenting shareholders will be entitled under the provisions of the Minnesota Business Corporation Act with respect to the rights of dissenting shareholders.

   2. The registered office of Norwest in the State of Minnesota shall be ________________________________, and the name of the registered agent of
   Norwest at such address is The Corporation Trust Company.

   3. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Norwest acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of the surviving corporation and Norwest may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in Norwest and otherwise carry out the purposes of this Agreement.

   4. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

   5. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Minnesota, except insofar as the laws of the State of Delaware shall mandatorily apply to the merger provided for herein.

   6. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

   7. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Minnesota and the filing of this Agreement or a Certificate of Merger with the Secretary of State of the State of Delaware, subject to the provisions of the Reorganization Agreement, this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

  IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                                       NORWEST ACQUISITION
                                           CORPORATION


                                       By: ________________________
                                       Its:  ________________________
(Corporate Seal)
Attest:


__________________________
      Secretary



                                       D.L. BANCSHARES, INC.


                                       By: _________________________
                                       Its:  _________________________
(Corporate Seal)
Attest:


___________________________
      Secretary

                                                                       EXHIBIT C

Norwest  Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN  55479-1026

Attn:  Secretary

Gentlemen:

I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of D.L. Bancshares, Inc., a Minnesota corporation ("Company").

Pursuant to an Agreement and Plan of Reorganization, dated as of ____________, 19___, (the "Reorganization Agreement"), between Company, First National Bank of Detroit Lakes, a national banking association (the "Bank"), and Norwest Corporation, a Delaware corporation ("Norwest") it is contemplated that Company will merge with and into a wholly owned subsidiary of Norwest (the "Merger") and the Bank will consolidate with a wholly-owned subsidiary of Norwest (the "Consolidation") and as a result, I will receive in exchange for each share of Common Stock of Company owned by me immediately prior to the Effective Time of the Consolidation (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

I hereby agree as follows:

I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock held by me during the 30 days prior to the Effective Time of the Merger.

I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock held by me during the 30 days prior to the Effective Time of the Merger.

I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Merger (the "Stock") except
(a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or
(c) in an offering registered under the Securities Act.

I will not sell, transfer or otherwise dispose of the Stock or in any way reduce my risk relative to any shares of the Stock issued to me pursuant to the Merger until such time as financial results covering at least 30 days of post-Merger combined operations of Company and Norwest have been published.

I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

     "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificate without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder, or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required, and (b) financial results covering at least 30 days of post-Merger combined operations have been published.

I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my abilities to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for Company.

                                       Sincerely,



                                       ________________________________

                                   APPENDIX B


                      AGREEMENT AND PLAN OF CONSOLIDATION

                      AGREEMENT AND PLAN OF CONSOLIDATION


  THIS AGREEMENT AND PLAN OF CONSOLIDATION (the "Consolidation Agreement") is dated as of March ___, 1994, between FIRST NATIONAL BANK OF DETROIT LAKES ("First Detroit") and NORWEST INTERIM BANK DETROIT LAKES, NATIONAL ASSOCIATION ("Norwest Bank").


                                    PREAMBLE

  First Detroit and Norwest Bank acknowledge and confirm the following:

  (a) First Detroit is a national banking association having its principal office and place of business at 211 West Holmes Street, Detroit Lakes, Minnesota 56501.

  (b) As of March 1, 1994, First Detroit had a capital of $924,500, divided into 9,245 shares of common stock, par value $100 per share ("First Detroit Common Stock"), and surplus of $________ and retained earnings of $________ .

  (c) Norwest Bank is a national banking association having its principal office and place of business at 211 West Holmes Street, Detroit Lakes, Minnesota 56501.

  (d) As of March 1, 1994, Norwest Bank had a capital of $100,000, divided into 1,000 shares of common stock, par value $100 per share ("Norwest Bank Common Stock"), and surplus of $20,000.

  (e) D.L. Bancshares, Inc. ("Company"), First Detroit and Norwest Corporation ("Norwest") have entered into an Agreement dated as of September 23, 1993 (the "Reorganization Agreement"), a copy of which is attached hereto as Appendix A, which Reorganization Agreement contemplates the transactions to be effected by this Consolidation Agreement.

  (f) A majority of the Board of Directors of First Detroit and a majority of the Board of Directors of Norwest Bank have duly approved this Consolidation Agreement and authorized its execution.

  (g) It is the intent of the parties hereto to effect a corporate reorganization which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code.

                                   AGREEMENTS

  IN CONSIDERATION OF THE PREMISES, First Detroit and Norwest Bank make this Consolidation Agreement and fix the terms and conditions of the consolidation of First Detroit and Norwest Bank as follows:

                                   SECTION 1

  1.1 Pursuant to the authority of and in accordance with the provisions of 12 U.S.C. 215, First Detroit and Norwest Bank (hereinafter collectively called "Consolidated or Consolidating Banks") shall be consolidated under the charter of First Detroit.

  1.2 The name of the consolidated bank (the "New Bank") shall continue to be First National Bank of Detroit Lakes.

  1.3 The consolidation shall be effective as of 12:01 a.m. on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the consolidation (the "Effective Date").

  1.4 The business of the New Bank shall be that of a national banking association and shall be conducted at the main office of the New Bank, which shall be located at 211 West Holmes Street, Detroit Lakes, Minnesota 56501, and at its legally established branches.

  1.5 As of the Effective Date, the Articles of Association of the New Bank shall read in their entirety as set forth in Appendix B attached hereto, and the New Bank shall be authorized under such Articles of Association to issue 9,245 shares of common stock, par value $100 per share.


                                   SECTION 2

As of the Effective Date:

  2.1 The corporate existence of Norwest Bank and First Detroit shall be consolidated, and the New Bank shall be deemed to be the same corporation as each of the Consolidating Banks.

  2.2 All rights, franchises, and interests of the Consolidating Banks in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the New Bank by virtue of the consolidation without any deed or other transfer. The New Bank, upon the consolidation and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of the Consolidating Banks at the time of consolidation.

  2.3 The New Bank shall be liable for all liabilities of every kind and description, including liabilities arising out of the operation of a trust department, of each of the Consolidating Banks existing as of the Effective Date.

  2.4 The amount of capital stock of the New Bank shall be $924,500, divided into 9,245 shares of common stock, each of $100 par value, and at the time the consolidation shall become effective, the New Bank shall have a surplus of $________ and retained earnings which, when combined with the capital and surplus, will be equal to the combined capital structures of the Consolidating Banks as stated in the preamble of this Consolidation Agreement, adjusted, however, for the results of operations, and the payment of dividends, if any, between March 1, 1994 and the Effective Date.


                                   SECTION 3

  3.1 Subject to the provisions of 12 USC (S) 215 regarding rights of dissenting shareholders, the shares of common stock of the Consolidating Banks issued and outstanding immediately prior to the Effective Date shall, as of the Effective Date, by virtue of the consolidation and without any action on the part of the holder or holders thereof, be converted as follows:

   (a) The shares of First Detroit Common Stock outstanding immediately prior to the time of consolidation and then owned by Company shall at the time of consolidation be converted and exchanged for 9,245 shares of common stock of the New Bank, each of $100 par value, plus cash in the amount of $120,000, which shares shall constitute the entire number of shares of common stock of the New Bank authorized, issued and outstanding after the consolidation; and, upon surrender of the certificates evidencing the shares of the First Detroit Common Stock owned by Company, the New Bank shall issue to Company a certificate for 9,245 shares of common stock of the New Bank, which shares shall be fully-paid and nonassessable.

   (b) Each share of First Detroit Common Stock outstanding immediately prior to the time of consolidation and owned by a shareholder other than Company shall at the time of consolidation, by virtue of the consolidation and without any action on the part of the holder or holders thereof, be converted into a number of shares of common stock of Norwest of the par value of $1 2/3 per share ("Norwest Common Stock") determined as follows: (A) subtracting (if a positive number) or adding (if a negative number) the Company Assets (as defined in the Reorganization Agreement) from or to, as the case may be, the product of the "Aggregate Norwest Shares" (as defined in the Reorganization Agreement) multiplied by the Norwest Measurement Price (as defined in the Reorganization Agreement), (B) multiplying the result thereof by 4.76%, (C) dividing the result thereof by the Norwest Measurement Price, and (D) dividing the result thereof by the number of shares of First Detroit Common Stock owned by shareholders other than Norwest immediately prior to the Effective Time of the Consolidation.

   (c) As soon as practicable after the consolidation becomes effective, each holder of a certificate for shares of First Detroit Common Stock outstanding immediately prior to the time of consolidation shall be entitled, upon surrender of such certificate for cancellation to Norwest Bank Minnesota, National Association, as the designated agent of the New Bank (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis above set forth. Until so surrendered each certificate which, immediately prior to the time of consolidation, represented shares of First Detroit Common Stock shall not be transferable on the books of the New Bank but shall be deemed (except for the payment of dividends as provided below) to evidence ownership of the number of whole shares of Norwest Common Stock into which such shares of First Detroit Common Stock have been converted on the basis above set forth; provided, however, that, until the holder of such certificate shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of consolidation shall be paid to such holder with respect to the Norwest Common Stock represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the New Bank or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of consolidation and the date of such exchange.

   (d) If between the date of the Reorganization Agreement and the Effective Time of the Merger (as defined in the Reorganization Agreement), shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock into which a share of First Detroit Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of First Detroit Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holders of shares of First Detroit Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of Effective Time of the Merger.

   (e) No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Norwest Measurement Price.

   (f) The presently outstanding 1,000 shares of Norwest Bank Common Stock shall be deemed canceled. Shares of Norwest Bank Common Stock thereafter surrendered to the New Bank shall be canceled and no further transfer or registering of Norwest Bank Common Stock shall occur after the Effective Date.

   3.2 From and after the Effective Date, there shall be no transfers on the stock transfer books of Consolidated Banks of the shares of First Detroit Common Stock or Norwest Bank Common Stock which were issued and outstanding immediately prior to the Effective Date.


                                   SECTION 4

   4.1 The by-laws of First Detroit as they exist at the Effective Date shall continue in full force as the by-laws of the New Bank until altered, amended, or repealed as provided therein or as provided by law.

   4.2 As of the Effective Date, the following named persons shall serve as the Board of Directors of the New Bank until the next annual meeting of the shareholders or until such time as their successors have been elected and have qualified:

   Allan M. Severson
   Kermit C. Alveshere
   Charles L. Kretchman
   Rogert J. Reuter
   Shirley S. Strande

   4.3 The officers of First Detroit holding office at the Effective Date shall continue as the officers of the New Bank for the term prescribed in the by-laws or until the Board of Directors otherwise shall determine.

   4.4 From and after the Effective Date, the Articles of Association of the Association shall read in their entirety as set forth in Appendix B attached hereto and made a part hereof.

                                   SECTION 5

  5.1 This Consolidation Agreement shall be submitted to the shareholders of First Detroit and Norwest Bank, respectively, for approval at meetings to be called and held in accordance with the articles of incorporation of First Detroit and the articles of association of Norwest Bank and in accordance with applicable provisions of law. Such approval by the shareholders shall require the affirmative vote of the shareholders of each of the Consolidating Banks owning at least two-thirds of its capital stock outstanding.


                                   SECTION 6

  6.1  The consolidation shall be subject to and conditioned upon the following:

  (a) approval of this Consolidation Agreement by the shareholders of First Detroit and Norwest Bank as required by law;

  (b) approval of the consolidation by all appropriate banking and regulatory authorities and the satisfaction of all other requirements prescribed by law necessary for consummation of the consolidation; and

  (c) consummation of the merger of a wholly owned subsidiary of Norwest into Company as defined in and contemplated by the Reorganization Agreement.

  6.2 At any time before the Effective Date, if any of the following circumstances obtain, this Consolidation Agreement may be terminated, at the election of First Detroit or Norwest Bank, by written notice from the party so electing to the other, or the consummation of the consolidation may be postponed for such period, and subject to such further rights of First Detroit and Norwest Bank, or either of them, to terminate this Consolidation Agreement as First Detroit and Norwest Bank may agree in writing:

  (a) by mutual consent of the Boards of Directors of the Consolidating Banks if consummation of the consolidation would be inadvisable in the opinion of said Boards; or

  (b) by action of the Board of Directors of any party hereto if the Reorganization Agreement is terminated.


                                   SECTION 7

  7.1 First Detroit and Norwest Bank, by mutual consent of their respective Boards of Directors, may amend this Consolidation Agreement before the Effective Date; provided, however, that after this Consolidation Agreement has been approved by the shareholders of First Detroit, no such amendment shall affect the rights of such shareholders of First Detroit in a manner which is materially adverse to such shareholders.

  7.2 This Consolidation Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, First Detroit and Norwest Bank have caused this Consolidation Agreement to be executed by their respective duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written, pursuant to a resolution of each Consolidating Bank's Board of Directors, acting by a majority thereof, and witness the signatures hereto of a majority of each of said Consolidating Bank's Board of Directors.


(SEAL)                                 FIRST NATIONAL BANK OF DETROIT
                                             LAKES

ATTEST:
                                       By: _______________________________
_______________________                Its:  ______________________________
     Secretary


A majority of the Board of Directors of First National Bank Detroit Lakes:



             ____________________      ____________________

             ____________________      ____________________

             ____________________      ____________________

(SEAL)                                 NORWEST INTERIM
                                       BANK DETROIT LAKES,
                                       NATIONAL ASSOCIATION


ATTEST:
                                       By: ________________________________
_______________________                Its:  _______________________________
     Secretary

A majority of the Board of Directors of Norwest Interim Bank Detroit Lakes, National Association:

              ____________________     ____________________

              ____________________     ____________________

              ____________________     ____________________

STATE OF MINNESOTA    )
                      ) ss
COUNTY OF ____________)


  On this _____ day of __________, 1993, before me, a Notary Public for the State and County aforesaid, personally came ____________________ , as _________________ , and ____________________ , as __________________ , of FIRST
NATIONAL BANK OF DETROIT LAKES, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal; and came also

              ____________________     ____________________

              ____________________     ____________________

              ____________________     ____________________

being a majority of the Board of Directors of said bank and each of them acknowledged said instrument to be the act and deed of said bank and of himself or herself as a director thereof.

  WITNESS my official seal and signature this day and year aforesaid.


                                       ____________________________
(Seal of Notary)                       Notary Public, __________ County
                                       My Commission Expires ________

STATE OF MINNESOTA    )
                      )ss
COUNTY OF ____________)


  On this _____ day of __________, 1993, before me, a Notary Public for the State and County aforesaid, personally came ____________________ , as _________________ , and ____________________ , as __________________ , of
NORWEST INTERIM BANK DETROIT LAKES, NATIONAL ASSOCIATION, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal; and came also

                ____________________     ____________________

                ____________________     ____________________

                ____________________     ____________________


being a majority of the Board of Directors of said bank and each of them acknowledged said instrument to be the act and deed of said bank and of himself or herself as a director thereof.

  WITNESS my official seal and signature this day and year aforesaid.


                                       ____________________________
(Seal of Notary)                       Notary Public, __________ County
                                       My Commission Expires ________

                                   APPENDIX C


               MINNESOTA STATUTES SECTIONS 302A.471 and 302A.473

  302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.-Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

  (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

  (1)  alters or abolishes a preferential right of the shares;

  (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

  (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

  (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

  (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation not made in the usual or regular course of its business, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

  (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

  (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

  (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

  Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

  (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

  Subd. 3. Rights not to apply. The right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

  Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.



  302A.473 PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS.-Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

  (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

  (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

  (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1 up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

  Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

  Subd. 3. Notice of dissent. If a proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

  Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

  (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

  (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

  (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

  (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

  (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

  Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

  (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

  (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

  (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

  (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

  (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

  Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

  Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

  Subd. 8. Cost; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

  (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

  (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                   APPENDIX D


                   UNITED STATES CODE, TITLE 12, SECTION 215

                                   * * * * *
(B)  LIABILITY OF CONSOLIDATED ASSOCIATION; CAPITAL STOCK; DISSENTING
SHAREHOLDERS

  The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located:
Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(C)  VALUATION OF SHARES

  The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(D) APPRAISAL BY COMPTROLLER; EXPENSES OF CONSOLIDATED ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND CONSOLIDATION LAW

  If, within ninety days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shreholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the rights to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholder the excess in such sale price shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                  APPENDIX E


                              BANKING CIRCULAR 259

                                                                BANKING ISSUANCE
- -------------------------------------------------------------------------------
COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS
- -------------------------------------------------------------------------------
Type:  Banking Circular     Subject:  Stock Appraisals
- -------------------------------------------------------------------------------


TO:  Chief Executive Officers of National Banks, Deputy
     Comptrollers (District), Department and Division Heads, and
     Examining Personnel

PURPOSE

This banking circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized.

References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND

Under 12 U.S.C. Sections 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the Office of the Comptroller of the Currency (OCC). 12 U.S.C. Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.
- -------------------------------------------------------------------------------
Date:  March 5, 1992

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

MARKET VALUE

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value is not well established, other methods of estimating market value can be used, such as the investment value and adjusted book value methods.

INVESTMENT VALUE

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

ADJUSTED BOOK VALUE

The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since the value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payment are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this banking circular or disclose the information contained herein, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

APPRAISAL RESULTS


                OCC                               AVERAGE PRICE/
APPRAISAL     APPRAISAL      PRICE      BOOK      EARNINGS RATIO
DATE*          VALUE        OFFERED     VALUE      OF PEER GROUP
1/1/85        107.25          110.00     178.29          5.3
1/2/85         73.16              NA      66.35          6.8
1/15/85        53.41           60.00      83.95          4.8
1/31/85        22.72           20.00      38.49          5.4
2/1/85         30.63           24.00      34.08          5.7
2/25/85        27.74           27.55      41.62          5.9
4/30/85        25.98           35.00      42.21          4.5
7/30/85     3,153.10        2,640.00   6,063.66           NC
9/1/85         17.23           21.00      21.84          4.7
11/22/85      316.74          338.75     519.89          5.0
11/22/85       30.28              NA      34.42          5.9
12/16/85       66.29           77.00      89.64          5.6
12/27/85       60.85           57.00     119.36          5.3
12/31/85       61.77              NA      73.56          5.9
12/31/85       75.79           40.00      58.74         12.1
1/12/86        19.93              NA      26.37          7.0
3/14/86        59.02          200.00     132.20          3.1
4/21/86        40.44           35.00      43.54          6.4
5/2/86         15.50           16.50      23.69          5.0
7/3/86        405.74              NA     612.82          3.9
7/31/86       297.34          600.00     650.63          4.4
8/22/86       103.53          106.67     136.23           NC
12/26/86       16.66              NA      43.57          4.0
12/31/86       53.39           95.58      69.66          7.1
5/1/87        186.42              NA     360.05          5.1
6/11/87        50.46           70.00      92.35          4.5
6/11/87        38.53           55.00      77.75          4.5
7/31/87        13.10              NA      20.04          6.7
8/26/87        55.92           57.52      70.88           NC
8/31/87        19.55           23.75      30.64          5.0
8/31/87        10.98              NA      17.01          4.2
10/6/87        56.48           60.00      73.11          5.6
3/15/88       297.63              NA     414.95          6.1
6/2/88         27.26              NA      28.45          5.4
6/30/88       137.78              NA     215.36          6.0
8/30/88       768.62          677.00   1,090.55         10.7
3/31/89       773.62              NA     557.30          7.9
5/26/89       136.47          180.00     250.42          4.5
5/29/90         9.87              NA      11.04          9.9

- ------
*The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available
NC - Not Computed
- ------------------------------------------------------------------------------

For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, 490 L'Enfant Plaza East, S.W., Washington, D.C. 20219, Director for Corporate Activity, Bank Organization and Structure.

/s/  Frank McGuire
- ----------------------------
     Frank McGuire
     Acting Corporate Policy and Economic Analysis

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 20.  Indemnification of Directors and Officers

 Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments, and the like in connection with an action, suit, or proceeding. Article Fourteenth of the Certificate of Incorporation of Norwest Corporation provides for broad indemnification of directors and officers of the registrant.

 Item 21.  Exhibits and Financial Statement Schedules

 Exhibits:

   2(a) -- Agreement and Plan of Reorganization, dated as of September 22, 1993, as amended, among D. L. Bancshares, Inc., First National Bank of Detroit Lakes, and Norwest Corporation, and form of Agreement and Plan of Merger between Norwest Corporation and a wholly-owned subsidiary of Norwest. (included in Proxy Statement-Prospectus as Appendix A).

   2(b) -- Form of Agreement and Plan of Consolidation between First National
           Bank of Detroit Lakes and Norwest Bank Detroit Lakes, National Association (included in Proxy Statement-Prospectus as Appendix B).

   4(a) -- Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June 28, 1993 (File No. 1-2979)).

   4(b) -- Certificate of Designations of Powers, Preferences, and Rights relating to the Registrant's 10.24% Cumulative Preferred Stock (incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement No. 33-38806).

   4(c) -- Certificate of Designations of Powers, Preferences, and Rights relating to the Registrant's Cumulative Convertible Preferred Stock, Series B (incorporated by reference to Exhibit 2 to the Registrant's Form 8-A dated August 8, 1991 (File No. 1-2979)).

   4(d) -- By-Laws of the Norwest Corporation, as amended (incorporated herein by reference to Exhibit 4(c) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991 (File No. 1-2979)).

   4(e) -- Rights Agreement, dated as of November 22, 1988, between Norwest
           Corporation and Citibank, N.A., including as Exhibit A the form of Certificate of Designation of Powers, Preferences and Rights setting forth the terms of the Series A Junior Participating Preferred Stock, without par value, (incorporated herein by reference to Exhibit 1 to the Registrant's Form 8-A dated December 6, 1988 (File No. 1-2979)) and Certificates of Adjustment pursuant to Section 12 of the Rights Agreement (incorporated herein by reference to Exhibit 3 to Norwest Corporation's Form 8 dated July 21,

            1989, and to Exhibit 4 to the Registrant's Form 8-A/A dated June 28, 1993 (File No. 1-2979)).

   5     -- Opinion of General Counsel of Norwest Corporation.

   8(a) -- Opinion of Maslon, Edelman, Borman & Brand with respect to the Merger.

   8(b) -- Opinion of Maslon, Edelman, Borman & Brand with respect to the Bank Consolidation.

   23(a) -- Consent of General Counsel of the Registrant (included as part of
            Exhibit 5 filed herewith).

   23(b) -- Consent of Maslon, Edelman, Borman & Brand (included as part of
            Exhibit 8 filed herewith).

   23(c) -- Consent of KPMG Peat Marwick (concerning financial statements of
            Norwest Corporation).

   23(d) -- Consent of KPMG Peat Marwick (concerning financial statements of
            D.L. Bancshares, Inc.).

   24    -- Powers of Attorney.

   99    -- Form of proxy for Special Meeting of Shareholders of D. L.
            Bancshares, Inc.

 Item 22.   Undertakings

   (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period, in which offers or sales are being made, a posteffective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
 Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (g) The undersigned registrant hereby undertakes to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 25th day of January, 1994.

                                  NORWEST CORPORATION

                                  By:  /s/ Richard M. Kovacevich
                                       -----------------------------------------
                                           Richard M. Kovacevich
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 25th day of January, 1994, by the following persons in the capacities indicated:

     /s/ Richard M. Kovacevich             President and Chief Executive Officer
     -------------------------             (Principal Executive Officer)
         Richard M. Kovacevich


     /s/ John T. Thornton                  Executive Vice President and Chief
     --------------------                    Financial Officer
         John T. Thornton                  (Principal Financial Officer)

     /s/ Michael A. Graf                   Senior Vice President and Controller
     -------------------                   (Principal Accounting Officer)
         Michael A. Graf


DAVID A. CHRISTENSEN   )
PIERSON M. GRIEVE      )
CHARLES M. HARPER      )
N. BERNE HART          )                  A majority of the
WILLIAM A. HODDER      )                  Board of Directors*
GEORGE C. HOWE         )
LLOYD P. JOHNSON       )
REATHA CLARK KING      )
RICHARD M. KOVACEVICH  )
RICHARD S. LEVITT      )
RICHARD D. McCORMICK   )
CYNTHIA H. MILLIGAN    )
JOHN E. PEARSON        )
IAN M. ROLLAND         )
STEPHEN E. WATSON      )
MICHAEL W. WRIGHT      )
- ---------

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.


                                              /s/ Richard M. Kovacevich
                                              -------------------------
                                                  Richard M. Kovacevich
                                                  Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit                                                                 Form
 Number                        Description                             of Filing
 -------                       -----------                             ---------

   2(a) Agreement and Plan of Reorganization, dated as of September 22, 1993, as amended, among D.L. Bancshares, Inc.,
         First National Bank of Detroit Lakes, and Norwest
         Corporation, and form of Agreement and Plan of Merger between Norwest Corporation and a wholly-owned subsidiary of Norwest (included in Proxy Statement-Prospectus as
         Appendix A)

   2(b)  Form of Agreement and Plan of Consolidation between First
         National Bank of Detroit Lakes and Norwest Bank Detroit
         Lakes, National Association (included in Proxy Statement-
         Prospectus as Appendix B).

   4(a)  Restated Certificate of Incorporation, as amended
         (incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June 28,
         1993 (File No. 1-2979)).

   4(b)  Certificate of Designations of Powers, Preferences, and
         Rights relating to the Registrant's 10.24% Cumulative
         Preferred Stock (incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement No. 33-38806).

   4(c)  Certificate of Designations of Powers, Preferences, and
         Rights relating to the Registrant's Cumulative Convertible
         Preferred Stock, Series B (incorporated by reference to
         Exhibit 2 to the Registrant's Form 8-A dated August 8,
         1991 (File No. 1-2979)).

   4(d) By-Laws of Norwest Corporation, as amended (incorporated by reference to Exhibit 4(c) to the Registrant's Quarterly
         Report on Form 10-Q for the quarter ended March 31, 1991
         (File No. 1-2979)).

   4(e)  Rights Agreement, dated as of November 22, 1988, between
         Norwest Corporation and Citibank, N.A., including as
         Exhibit A the form of Certificate of Designation of Powers, Preferences and Rights setting forth the terms of the Series A Junior Participating Preferred Stock, without par value, (incorporated by reference to Exhibit 1 to the Registrant's Form 8-A dated December 6, 1988
         (File No. 1-2979)) and Certificates of Adjustment pursuant to Section 12 of the Rights Agreement (incorporated by reference to Exhibit 3 to the Registrant's Form 8 dated
         July 21, 1989, and to Exhibit 4 to the Registrant's
         Form 8-A/A dated June 28, 1993 (File No. 1-2979)).

   5     Opinion of General Counsel of the Registrant.              Electronic
                                                                    Transmission



 Exhibit                                                               Form
 Number                          Description                         of Filing
 -------                         -----------                        ------------
  8(a)     Opinion of Maslon, Edelman, Borman & Brand with          Electronic
           respect to the Merger                                    Transmission

  8(b)     Opinion of Maslon, Edelman, Borman & Brand with          Electronic
           respect to the Bank Consolidation                        Transmission

 23(a) Consent of General Counsel of Registrant (included as part of Exhibit 5 filed herewith).

 23(b) Consent of Maslon, Edelman, Borman & Brand (included as part of Exhibit 8 filed herewith).

 23(c)     Consent of KPMG Peat Marwick (concerning financial
           statements of Norwest Corporation).                      Electronic
                                                                    Transmission

 23(d)     Consent of KPMG Peat Marwick (concerning financial
           statements of D.L. Bancshares, Inc.).                    Electronic
                                                                    Transmission

 24        Powers of Attorney.                                      Electronic
                                                                    Transmission

 99        Form of proxy for Special Meeting of Shareholders of     Electronic
           D.L. Bancshares, Inc.                                    Transmission

